UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

AVAGO TECHNOLOGIES LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AVAGO TECHNOLOGIES LIMITED

(Incorporated in the Republic of Singapore)

(Company Registration Number 200510713C)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on April 8, 2015

To our shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the 2015 Annual General Meeting of Shareholders (the “2015 AGM”) of Avago Technologies Limited (“Avago” or “the Company”), which will be held at our subsidiary’s offices of located at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A., at 11:00 a.m., Pacific Time, on Wednesday, April 8, 2015, for the following purposes:

As Ordinary Business

1.	To re-elect each of the following directors to the board of directors (the “Board”):

(a)	Mr. Hock E. Tan;

(b)	Mr. John T. Dickson;

(c)	Mr. James V. Diller;

(d)	Mr. Lewis C. Eggebrecht;

(e)	Mr. Bruno Guilmart;

(f)	Mr. Kenneth Y. Hao;

(g)	Ms. Justine F. Lien;

(h)	Mr. Donald Macleod; and

(i)	Mr. Peter J. Marks.

2.	To approve the re-appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm and independent Singapore auditor for the fiscal year ending November 1, 2015, and to authorize the Audit Committee of the Board to fix PricewaterhouseCoopers LLP’s remuneration for services provided through our 2016 Annual General Meeting of Shareholders (the “2016 AGM”).

As Special Business

3.	To pass the following as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Chapter 50 (the “Singapore Companies Act”), and also subject to the provisions of that Act and our Articles of Association, authority be, and hereby is, given to our Board:

(a) to:

(i)	allot and issue ordinary shares in our capital; and/or

(ii)

make or grant offers, agreements, options or other instruments (including the grant of awards or options pursuant to our equity-based incentive plans and agreements in effect from time to time) that might or would require ordinary shares to be allotted and issued, whether such allotment or issuance would occur during or after the expiration of this authority (including, but not limited to, the creation and issuance of warrants, rights, units, purchase contracts, debentures or other instruments (including debt instruments) convertible into ordinary shares), at any time to and/or with such persons and upon such terms and conditions, for such purposes and for consideration as our directors may in their sole discretion deem fit, and with such rights or restrictions as our directors may think fit to impose and as are set forth in our Articles of Association; and

(b) to allot and issue ordinary shares in our capital pursuant to any offer, agreement, option or other agreement made, granted or authorized by our directors while this resolution was in effect, regardless of whether the authority conferred by this resolution may have ceased to be in effect at the time of the allotment and issuance, and that such authority, if approved by our shareholders, shall continue in effect until the earlier of the conclusion of our 2016 AGM or the expiration of the period within which our 2016 AGM is required by law to be held.

4.	To pass the following resolution as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Sections 76C and 76E of the Singapore Companies Act and also subject to the provisions of that Act and our Articles of Association:

(a) authority be, and hereby is, given to our Board to cause to be purchased or otherwise acquired issued ordinary shares in the capital of the Company, not exceeding in aggregate the number of issued ordinary shares representing 10% (or such other higher percentage as the Minister may by notification prescribe pursuant to the Singapore Companies Act) of the total number of ordinary shares in the capital of the Company outstanding as of (x) April 9, 2014 (the date of our last Annual General Meeting of Shareholders) or (y) the date of the passing of this resolution by shareholders, whichever is greater (unless the share capital of the Company has been reduced in accordance with sections 78C or 78I of the Singapore Companies Act, at any time during the (as defined below), in which event the total number of ordinary shares of the Company shall be taken to be the total number of issued ordinary shares of the Company as altered by such share capital reduction(s)), at such price or prices as may be determined by our Board from time to time, up to the maximum purchase price described in paragraph (c) below, by way of:

(i)	market purchases on the Nasdaq Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)	off-market purchases (if effected other than on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Board as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, and otherwise in accordance with all other laws as may for the time being be applicable, and the regulations and rules of the Nasdaq Global Select Market, or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted;

(b) unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Board pursuant to the mandate contained in paragraph (a) above may be exercised by our Board at any time and from time to time during the period (the “Relevant Period”) commencing from the date of the passing of this resolution by shareholders and expiring on the earlier of:

(i)	the date on which our 2016 AGM is held; or

(ii)	the date by which our 2016 AGM is required by law to be held;

(c) the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

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(i)	in the case of a market purchase of ordinary shares, the highest independent bid per share or the last independent transaction price per share, whichever is higher, of our ordinary shares quoted or reported on the Nasdaq Global Select Market, or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, at the time the purchase is effected; and

(ii)	in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, and for the above purposes, the term “Prior Day Close Price” means the closing price per share of our ordinary shares as quoted on the Nasdaq Global Select Market, or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d) our directors and officers and/or any of them be and are hereby authorized to complete and do, or cause to be completed or done, all such acts and things (including executing such documents as may be required) as one or more of them may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.

5.	To pass the following as an Ordinary Resolution:

RESOLVED THAT, approval be and is hereby given for the Company to provide the following cash compensation to directors for service on the Board and its committees during the period from the day after the 2015 AGM through the date on which our 2016 AGM is held, and for each approximately 12-month period thereafter:

(a) annual cash compensation of $65,000 to each of our non-employee directors, other than the Chairperson of the Board, and cash compensation of $145,000 to the independent Chairperson of the Board;

(b) additional annual cash compensation of $25,000 to the Chairperson of the Audit Committee of the Board, provided that such person is an independent director;

(c) additional annual cash compensation of $15,000 to the Chairperson of the Compensation Committee of the Board, provided that such person is an independent director;

(d) additional annual cash compensation of $12,500 to the Chairperson of the Nominating and Corporate Governance Committee of the Board, provided that such person is an independent director;

(e) additional annual cash compensation of $10,000 to each of our independent directors in respect of each of the foregoing committees of the Board on which they serve, other than service as chairperson of any such committee of the Board; and

(f) appropriate pro rata cash compensation, based on the annual cash compensation set forth in (a) to (e) above, as applicable, to (i) any director who ceases to be a director, Chairperson of the Board or member or chairperson of any committee of the Board following the 2015 AGM and (ii) any new non-employee director who is appointed by the Board, any independent director who is appointed to the position of Chairperson of the Board or chairperson of any committee of the Board or any independent director who is appointed to serve on any committee of the Board, in each case, after the date of our 2015 AGM, for their services rendered as directors and/or committee members for any period less than 12 months.

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As Ordinary Business

6.	To transact any other business as may properly be transacted at the 2015 AGM.

Notes About the 2015 Annual General Meeting of Shareholders

Singapore Statutory Financial Statements. At the 2015 AGM, our shareholders will have the opportunity to discuss and ask questions regarding our Singapore audited accounts for the fiscal year ended November 2, 2014, together with the reports of the directors and auditors thereon, in compliance with the laws of Singapore. Shareholder approval of our Singapore audited accounts is not being sought by the proxy statement for the 2015 AGM (the “Proxy Statement”) and will not be sought at the 2015 AGM.

Proxy Materials on the Internet. We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. In accordance with Singapore law, our registered shareholders (shareholders of record who own our ordinary shares in their own name registered with our transfer agent, Computershare Trust Company, N.A.) are not able to vote their shares over the Internet, but we provide this service to our beneficial holders (shareholders whose ordinary shares are held by a brokerage firm, a bank or other nominee). We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual General Meeting of Shareholders.

Eligibility to Vote at Annual General Meeting of Shareholders; Receipt of Notice. Our Board has fixed the close of business on February 11, 2015, as the record date for determining those shareholders who will be entitled to receive copies of this notice and accompanying Proxy Statement or the Notice of Availability of Proxy Materials. However, only registered shareholders or “shareholders of record” on April 8, 2015, will be entitled to vote at the 2015 AGM. If you have sold or transferred all of your ordinary shares of the Company, you should immediately forward this Proxy Statement and the accompanying proxy card to the purchaser or transferee, or to the bank, broker or agent through whom the sale was effected, for onward transmission to the purchaser or transferee. If you hold shares other than in registered form as a shareholder of record, and instead hold your shares as, or through, a participant in DTC, we understand that in order for your vote to be counted at the 2015 AGM, you must also have been a holder of shares as at, and with effect from, February 11, 2015, the date for determining shareholders entitled to receive notice of the 2015 AGM and related proxy materials.

Quorum. The attendance, in person or by proxy, of at least a majority of our outstanding ordinary shares at the 2015 AGM is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2015 AGM, either in person or by proxy.

Proxies. A shareholder of record, entitled to attend and vote at the 2015 AGM, is entitled to appoint a proxy to attend the meeting and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. If not delivered in person at the 2015 AGM, a proxy card must be received by us c/o Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067, not less than 48 hours before the time appointed for holding the 2015 AGM or within such other time as may be required by the Singapore Companies Act. A recent amendment to the Singapore Companies Act, once effective, will void any provision in a company’s articles which requires that proxy appointments to be received by a company more than 72 hours before the time appointed for holding the company’s general meeting of shareholders. It is not yet certain when this amendment will become effective. If the amendment becomes effective prior to our 2015 AGM, we will, if we are required to change the deadline, issue a press release announcing the new deadline for submitting proxy cards to the above address. A shareholder of record may revoke his or her proxy at any time prior to the time it is voted. Shareholders of record who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

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If you are a beneficial owner, you may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed copies of the proxy materials by mail, you may vote by mail.

Mandatory Disclosure Regarding Share Purchase Mandate Funds. Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore will be used to repurchase our ordinary shares if Proposal 4 (renewal of our Share Purchase Mandate) is approved. In the event that we elect to purchase or acquire any of our ordinary shares, depending on the number of ordinary shares repurchased or acquired and then current market, business and other relevant conditions, we may use our internal sources of funds and/or external borrowings to finance any such purchases or acquisitions. The amount of funds required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position will depend on the number of ordinary shares we purchase or acquire and the price at which we make such purchases. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on April 8, 2015:

The notice of meeting, Proxy Statement and annual report to shareholders are available at

http://investors.avagotech.com/phoenix.zhtml?c=203541&p=proxy.

By Order of the Board,

Hock E. Tan

Director, Chief Executive Officer and President

February 20, 2015

You should read the entire accompanying Proxy Statement carefully prior to voting.

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AVAGO TECHNOLOGIES LIMITED

PROXY STATEMENT

FOR

2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Page
ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS	i

INTERNET AVAILABILITY OF PROXY MATERIALS	i

VOTING RIGHTS AND SOLICITATION OF PROXIES	1

PROPOSAL 1:
ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	8

DIRECTORS’ COMPENSATION	15

PROPOSAL 2:
APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2015 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION	19

PROPOSAL 3:
ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ALLOTMENTS AND ISSUANCES	21

PROPOSAL 4:
ORDINARY RESOLUTION TO APPROVE THE SHARE PURCHASE MANDATE	23

PROPOSAL 5:
ORDINARY RESOLUTION TO APPROVE NON-EMPLOYEE DIRECTORS’ CASH COMPENSATION	27

EXECUTIVE OFFICERS	28

COMPENSATION DISCUSSION AND ANALYSIS	29

EXECUTIVE COMPENSATION	48

EQUITY COMPENSATION PLAN INFORMATION	56

COMPENSATION COMMITTEE REPORT	57

AUDIT COMMITTEE REPORT	58

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	59

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	63

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	64

HOUSEHOLDING OF PROXY MATERIALS	64

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL GENERAL MEETING	65

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	65

SINGAPORE STATUTORY FINANCIAL STATEMENTS	66

OTHER MATTERS	67

APPENDIX A: SINGAPORE STATUTORY FINANCIAL STATEMENTS	A-1
APPENDIX B: DRIVING DIRECTIONS	B-1

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive shareholder communications via e-mail. With electronic delivery, we will notify you when our annual reports and proxy statements are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.	If you are a registered holder (i.e., you hold your Avago ordinary shares in your own name through our transfer agent, Computershare Investor Services), visit: www-us.computershare.com/investor/ to enroll.

2.	If you are a beneficial holder (i.e., your shares are held by a broker, bank or other nominee), the voting instruction form provided by most banks or brokers will contain instructions for enrolling in electronic delivery.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at +1 (408) 435-7400.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Internet Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on April 8, 2015:

The notice of meeting, proxy statement and annual report to shareholders are available at

http://investors.avagotech.com/phoenix.zhtml?c=203541&p=proxy.

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PROXY STATEMENT

for the

2015 ANNUAL GENERAL MEETING

of

SHAREHOLDERS

of

AVAGO TECHNOLOGIES LIMITED

To Be Held on Wednesday, April 8, 2015

11:00 a.m. (Pacific Time)

at our subsidiary’s offices located at

1320 Ridder Park Drive, San Jose, California 95131, U.S.A.

We are making this Proxy Statement available in connection with the solicitation by the board of directors of Avago (the “Board”) of proxies to be voted at the 2015 Annual General Meeting of Shareholders (the “2015 AGM”), or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the “Notice”). Unless the context otherwise requires, references in this Proxy Statement to “Avago,” “the Company,” “we,” “our,” “us” and similar terms are to Avago Technologies Limited.

Proxy Mailing. This Proxy Statement, the enclosed Proxy Card and the Notice were first made available on or about February 20, 2015 to shareholders of record as of February 11, 2015.

Costs of Solicitation. We will bear the cost of soliciting proxies. We intend to retain Georgeson Inc., an independent proxy solicitation firm, to assist us in soliciting proxies for an estimated fee of $11,500 plus reimbursement of reasonable expenses. We and/or our agents, including certain of our officers, directors and employees, may solicit proxies by mail, telephone, e-mail, fax or in person. No additional compensation will be paid to our officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in sending proxy materials to and soliciting proxies from beneficial holders of our ordinary shares.

Our Registered Office. The mailing address of our registered office is 1 Yishun Avenue 7, Singapore 768923. Please note, however, that any shareholder communications should be directed to the attention of our General Counsel at the offices of Avago Technologies U.S. Inc., 1320 Ridder Park Drive, San Jose, California 95131, U.S.A.

Financial Statements; Presentation. In accordance with the laws of Singapore, our Singapore statutory financial statements are provided with this Proxy Statement. Except as otherwise stated herein, all monetary amounts in this Proxy Statement have been presented in U.S. dollars.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on February 11, 2015, is the record date for shareholders entitled to notice of the 2015 AGM. All of our ordinary shares issued and outstanding on April 8, 2015 are entitled to be voted at the 2015 AGM, and shareholders of record on April 8, 2015 will have one vote for each ordinary share so held on the matters to be voted upon. As of February 11, 2014, we had 256,369,422 ordinary shares issued and outstanding.

Proxies. Ordinary shares represented by proxies in the accompanying form, which are properly executed and received by us in accordance with the instructions set forth in the Notice, will be voted by the individuals named therein—Hock E. Tan, Anthony E. Maslowski and Patricia H. McCall (together, the “Proxy Holders”)—at the 2015 AGM in accordance with the shareholders’ instructions set forth in the proxy. A proxy holder need not also be a shareholder.

If you sign and return your proxy but do not indicate how your shares are to be voted, then shares represented by proxies will be voted by the Proxy Holders in accordance with our Board’s recommendations: FOR the election of our Board nominees named in Proposal 1; and FOR each of Proposals 2 to 5.

Management does not know of any matters to be presented at the 2015 AGM other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement, nor have we received notice of any matter by the deadline prescribed by Securities and Exchange Commission (“SEC”) Rule 14a-4(c). Without limiting our ability to apply the advance notice provisions in our Articles of Association with respect to the procedures that must be followed for a matter to be properly presented at an annual general meeting, if other matters should properly come before the 2015 AGM, the Proxy Holders will vote on such matters in accordance with their best judgment.

Any shareholder of record entitled to attend and vote at the 2015 AGM, has the right to revoke his or her proxy at any time prior to voting at the 2015 AGM by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us c/o Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067, no later than 48 hours before the appointed time of the meeting or within such other time as may be required by the Singapore Companies Act, or (ii) by attending the meeting and voting in person. A recent amendment to the Singapore Companies Act, once effective, will void any provision in a company’s articles which requires that proxy appointments to be received by a company more than 72 hours before the time appointed for holding the company’s general meeting of shareholders. It is not yet certain when this amendment will become effective. If the amendment becomes effective prior to our 2015 AGM, we will, if we are required to change the deadline, issue a press release announcing the new deadline for submitting proxy cards to the address above.

If you are an institution and hold your shares in an account with the Depositary Trust Company (“DTC”), vote your shares through DTC’s procedures. Your shares must be voted no less than 48 hours prior to the meeting (or within such other time as may be required by the Singapore Companies Act) or such longer period prior to the meeting as may be specified by DTC’s procedures. You may not vote your shares in person at the 2015 AGM unless you obtain a legal proxy from DTC.

If your ordinary shares are held in “street name” through a broker, bank, or other nominee, you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted. If you wish to change or revoke your voting instructions, you will need to contact your broker, bank or other nominee holding your ordinary shares and follow their instructions. You may not vote your shares in person at the 2015 AGM unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or other nominee holding your shares. If your shares are held in the name of a broker, trust, bank or other nominee, in order to be admitted to the 2015 AGM you will also need to bring a letter or recent account statement from that broker, bank or other nominee that confirms that you are the beneficial owner of those shares, as well as a picture identification, such as a valid driver’s license or passport, for purposes of personal identification.

If you hold shares other than in registered form as a shareholder of record, and instead hold your shares as, or through, a participant in DTC, we understand that in order for your vote to be counted at the 2015 AGM, you must also have been a holder of shares as at, and with effect from, February 11, 2015, the date for determining shareholders entitled to receive notice of the 2015 AGM and related proxy materials. Shares held other than in registered form by a shareholder of record must be voted no less than 48 hours prior to the meeting (or within such other time as may be required by the Singapore Companies Act) or such longer period as may be specified by DTC’s, or DTC participants’, procedures. If you become a beneficial holder of shares after February 11, 2015 but before the meeting date and you wish to vote your shares, you must become a shareholder of record prior to the meeting date and (i) request a proxy card and return it to Computershare Investor Services in accordance with the procedures noted above or (ii) attend the meeting and vote in person. Please contact your broker, bank or other nominee holding your shares if you wish to become a shareholder of record.

Quorum. Representation at the 2015 AGM, in person or by proxy, of at least a majority of all issued and outstanding ordinary shares is required to constitute a quorum.

Abstentions and Broker Non-Votes. Abstentions and “broker non-votes” are considered present and entitled to vote at the 2015 AGM, for the purpose of determining whether a quorum is present. A “broker non-vote” occurs when a bank, broker or other nominee holding shares on behalf of a beneficial owner may not vote ordinary shares held by it because it (1) has not received voting instructions from the beneficial owner of those shares and (2) lacks discretionary voting power to vote those shares. Under our Articles of Association, for a proposal being voted on as an ordinary resolution, abstentions will have the same effect as a vote against the proposal. A broker non-vote is treated as not being entitled to vote on the relevant proposal and is not counted for purposes of determining whether a proposal has been approved.

If you are a beneficial owner, your bank, broker or other nominee is entitled to vote your shares on “routine” matters, even if it does not receive voting instructions from you. Routine matters include all of the proposals to be voted on at the 2015 AGM, other than Proposal 1 (election of directors) and Proposal 5 (directors’ cash compensation).

Required Vote. With respect to Proposal 1 (election of directors), nominees receiving the highest number of affirmative votes of the ordinary shares present in person or represented by proxy at the 2015 AGM and entitled to vote shall be elected, provided that such number of affirmative votes shall not be less than at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2015 AGM and entitled to vote on the proposal.

The affirmative vote of shareholders holding at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2015 AGM and entitled to vote on the proposal is required to approve the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm and independent Singapore auditor pursuant to Proposal 2, to approve the ordinary resolutions contained in Proposal 3 (authorization of ordinary share allotments and issuances) , Proposal 4 (renewal of the share purchase mandate) and Proposal 5 (directors’ cash compensation).

Voting Procedures and Tabulation. We have appointed a representative of Computershare Trust Company, N.A. as the inspector of elections to act at the 2015 AGM and to make a written report thereof. Prior to the 2015 AGM, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of ordinary shares outstanding and the voting power of each, determine the ordinary shares represented at the 2015 AGM and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

PROPOSAL 1:

ELECTION OF DIRECTORS

General

Pursuant to the Singapore Companies Act, Chapter 50 (the “Singapore Companies Act”) and our Articles of Association, our Board must have at least one director who is ordinarily resident in Singapore. Pursuant to our Articles of Association, our Board may consist of no more than 13 directors. Our Board currently consists of nine members and each of our directors is elected annually.

Director Nominees

Directors are elected at each annual general meeting of shareholders and hold office until their successors are duly elected or qualified. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated the nine individuals below for election as directors, all of whom are currently directors of the Company. Our Board expects that each of the nominees listed below will be available to serve as a director. Shareholders may not vote their proxies for a greater number of persons than the number of nominees named below.

In considering whether the director nominees have the experience, qualifications, attributes and skills, taken as a whole, to serve as directors of the Company, in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and our Board focused primarily on the information discussed in each of the director nominee’s biographical information set forth below. Our Board believes that each nominee has relevant experience, personal and professional integrity, the ability to make independent, analytical inquiries, experience with and understanding of our business and business environment and willingness and ability to devote adequate time to Board duties. We also believe that our directors together have the skills and experience to form a board that is well suited to oversee the Company.

The following table sets forth certain information concerning the nominees for directors of the Company as of February 17, 2015.

Hock E. Tan Age 63 President, Chief Executive Officer Director since March 2006	Mr. Tan has served as our President, Chief Executive Officer and a director since March 2006. From September 2005 to January 2008, he served as Chairman of the board of directors of Integrated Device Technology, Inc. (“IDT”). Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of Integrated Circuit Systems, Inc. (“ICS”), from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988. Mr. Tan’s qualifications to serve on our Board include his role as the Chief Executive Officer of the Company, his extensive career in the technology industry in general and in the semiconductor industry in particular, including service as the chairman of the board of directors of a publicly-traded semiconductor company, and his extensive knowledge of the Company’s business developed over the course of his career at Avago.

John T. Dickson Age 68 Director since January 2012	Mr. Dickson served as Executive Vice President and head of Operations of Alcatel-Lucent from May 2010 to January 2012. Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a position he held from August 2000 to October 2005. Prior to joining Agere, Mr. Dickson held positions as the Executive Vice President and Chief Executive Officer of Lucent’s Microelectronics and Communications Technologies Group, Vice President of AT&T Corporation’s integrated circuit business unit, and Chairman and Chief Executive Officer of SHOgraphics, Inc, as well as senior roles with ICL, plc, and Texas Instruments, Inc. Mr. Dickson also serves as a director of KLA-Tencor Corporation and of QLogic Corporation. Within the past five fiscal years, he has served on the board of directors of National Semiconductor Corporation (April 2006 to September 2010), Mettler-Toledo International Inc. (March 2001 to April 2009) and Freescale Semiconductor, Ltd (May 2012 to July 2013). Mr. Dickson’s qualifications to serve on our Board include his extensive experience in senior management and executive positions in the technology industry, both in Europe and the United States, and his experience as a director of other public and private companies.

James V. Diller Age 79 Chairman of the Board Director since April 2006	Mr. Diller was a founder of PMC-Sierra, Inc., serving as PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller also served as a director of PMC since its formation in 1983 until December 2013. Mr. Diller was Chairman of PMC’s board of directors from July 1993 until February 2000, and was its Vice Chairman from February 2000 until December 2013. Mr. Diller serves as a director of Intersil Corporation and served as Intersil’s interim President and Chief Executive Officer from December 2012 to March 2013. Mr. Diller’s qualifications to serve on our Board include his more than 50 years of experience in semiconductor company management and oversight in positions such as Chief Executive Officer, President and General Manager and chairman of the board of directors, and his experience as a product development engineer.

Lewis C. Eggebrecht Age 71 Director since April 2014	Mr. Eggebrecht served as Vice President and Chief Scientist of ICS from 1998 through May 2003. Mr. Eggebrecht has held various other technical and executive management positions for more than 30 years, including as Chief Multimedia Architect at Phillips Semiconductor Manufacturing Inc., as Graphics Architect at S3 Graphics Limited, and Vice President of Research and Development at Commodore International Limited, and as a small systems architect for 15 years at International Business Machines Corporation (“IBM”). While at IBM, Mr. Eggebrecht was the Chief Architect and Design Team Leader on the original IBM PC. He has also previously served on the board of directors of a number of public and private companies, including, most recently, as a director of Integrated Device Technology Inc., where he served as a director from 2005 to 2012, and as a director of ICS from 2003 to 2005. Mr. Eggebrecht holds six patents on the IBM PC and has authored two books on PC architecture, over 20 IBM Technical Disclosure Bulletins and trade press articles. Mr. Eggebrecht also serves on the board of directors of a number of private companies. Mr. Eggebrecht’s qualifications to serve on our Board include his extensive experience in personal computer architecture, integrated circuit design and networking, wireless and timing technologies, as well as his experience serving on the board of directors of other public technology companies.

Bruno Guilmart Age 54 Director since June 2013	Mr. Guilmart has been President, Chief Executive Officer and a director of Kulicke & Soffa Industries, Inc. (“K&S”), since September 2010. Mr. Guilmart has also been a member of the board of the Singapore Economic Development Board since February 2014. Prior to joining K&S, Mr. Guilmart was President and Chief Executive Officer of Lattice Semiconductor from 2008 until 2010. From 2003 until 2007, he was President and Chief Executive Officer of Advanced Interconnect Technologies (“AIT”), a TPG-Newbridge company. Mr. Guilmart subsequently became Chief Executive Officer of Unisem Group BhD (“Unisem”) after AIT was acquired by Unisem in 2007, where he served until July 2008. Prior to Unisem/AIT, Mr. Guilmart was senior vice president of worldwide sales and marketing at Chartered Semiconductor Manufacturing. He also held senior management and engineering positions with Cadence Design Systems, Temic Semiconductors and Hewlett-Packard Company. Mr. Guilmart’s qualifications to serve on our Board include his extensive experience in senior management and executive positions in the semiconductor industry, both in the United States and overseas.

Kenneth Y. Hao Age 46 Director since September 2005	Mr. Hao is a Managing Partner and Managing Director of Silver Lake Partners (“Silver Lake”). Prior to joining Silver Lake in 2000, Mr. Hao was an investment banker with Hambrecht & Quist for 10 years, most recently serving as a Managing Director in the Technology Investment Banking group. Mr. Hao previously served as a director of NetScout Systems, Inc. from November 2007 until September 2008. Mr. Hao has spent his career investing in and advising technology companies. Mr. Hao also serves on the board of directors of a number of private companies. Mr. Hao’s qualifications to serve on our Board include his depth of experience in financial and investment matters and his familiarity with a broad range of companies in technology industries.

Justine F. Lien Age 52 Director since June 2008	Ms. Lien served as the Chief Financial Officer, Vice President of Finance, Treasurer, and Secretary of Integrated Circuit Systems, Inc., from May 1999 to September 2005 when ICS merged with Integrated Device Technologies, Inc., following which Ms. Lien retired. She joined ICS in 1993, holding titles including Director of Finance and Administration and Assistant Treasurer. Ms. Lien serves as a director and chairperson of the Audit Committee of SunEdison Semiconductor Limited, and served as a director of Techwell, Inc. from January 2006 until July 2010, where she also served as the chairperson of the audit committee. Ms. Lien holds a B.A. degree in accounting from Immaculata College and an M.T. degree in taxation from Villanova University. Ms. Lien’s qualifications to serve on our Board include her career in senior financial management positions with, and on the board of directors of, semiconductor companies, and her education and training as an accounting professional.

Donald Macleod Age 66 Director since November 2007	Mr. Macleod joined National Semiconductor Corporation in February 1978 and served as its President and Chief Executive Officer from November 2009 to September 2011, when National Semiconductor Corporation was acquired by Texas Instruments Incorporated. He served as National Semiconductor Corporation’s President and Chief Operating Officer from the beginning of 2005 until November 2009, and before that he held various other executive and senior management positions at the company including Executive Vice President and Chief Operating Officer and Executive Vice President, Finance and Chief Financial Officer. Mr. Macleod served as the Chairman of the board of directors of National Semiconductor Corporation from May 2010 to September 2011. Mr. Macleod serves as the Chairman of the board of directors of Intersil Corporation and also serves as a director of Knowles Corporation. Mr. Macleod also serves on the board of directors of a number of private companies and business organizations. Mr. Macleod’s qualifications to serve on our Board include his more than 30 years of experience in senior management and executive positions in the semiconductor industry, both in Europe and in the United States, and his accounting and finance qualifications and experience.

Peter J. Marks Age 61 Director since December 2013	Mr. Marks is the Chief Executive Officer of Executive Consultant, which he founded in 2013, where he advises business leaders on leadership. Prior to this, Mr. Marks served in various senior management roles with Robert Bosch GmbH, which he originally joined in 1977 and where he remained until December 2011. Most recently, from 2006 until his departure in December 2011, Mr. Marks served as Chairman, President and Chief Executive Officer of Robert Bosch LLC, where he managed all of its business sectors in the Americas, and as a member of Board of Management of Robert Bosch GmbH, with responsibility for worldwide coordination for manufacturing and capital investment. Prior to that he also served as a senior executive of Robert Bosch GmbH responsible for various divisions; automotive electronics, semiconductors, body electronics/electric drivers and energy systems. Mr. Marks’ qualifications to serve on our Board include his extensive leadership experience in senior management and executive positions with multinational organization, as well as his familiarity with operational and strategic issues relating to technology focused companies with international operations.

Mr. Guilmart is our Singapore resident director. Due to the Singapore Companies Act requirement that we have at least one director who is ordinarily resident in Singapore in office at all times, in the event that Mr. Guilmart is not re-elected at the 2015 AGM, he will continue in office after the 2015 AGM as a member of our Board until his qualifying successor (i.e., a Singapore resident director) is appointed.

In the event that a director resigns from our Board or otherwise becomes unwilling or unable to serve after the mailing of this Proxy Statement but before the 2015 AGM, our intention would be to make a public announcement of such resignation and either leave such Board seat vacant or appoint a substitute nominee. If such Board seat were left vacant, this would reduce the number of director nominees to be elected at the 2015 AGM. Votes received in respect of such director would not be counted in such circumstances. In the event that we instead propose to elect a different director nominee at the 2015 AGM to fill any such vacancy, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by our Board.

There are no family relationships between any of our directors or executive officers.

Our Board recommends a vote FOR the election of each of the director nominees listed above to our Board.

CORPORATE GOVERNANCE

Board of Directors

Our Articles of Association give our Board general powers to manage our business. Our Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our President and Chief Executive Officer.

Our Board held a total of nine meetings during the fiscal year ended November 2, 2014 (“Fiscal Year 2014”). During Fiscal Year 2014, all directors attended at least 75% of the aggregate of the total number of meetings of our Board together with the total number of meetings held by all committees of our Board on which he or she served, counting only those meetings during which such person was a member of our Board and of the respective committee. Our non-employee directors and our independent directors meet at regularly scheduled executive sessions without management participation.

Our Board has adopted a policy that encourages each director to attend the annual general meetings of our shareholders, but attendance is not required. All of our directors attended our 2014 Annual General Meeting of Shareholders (“2014 AGM”).

Director Independence

Our Board has undertaken a review of the independence of each director and nominee for director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Our Board has made the determination that transactions or relationships between the Company and an entity where a director or nominee for director of the Company serves as a non-employee director and/or is the beneficial owner, directly or indirectly of less than 10% of such entity, or where a director or nominee for director of the Company serves on a non-employee advisory board of, or in a non-employee advisory capacity to, such an entity are presumed immaterial for the purposes of assessing a director’s independence.

In reviewing the directors’ independence, with respect to Mr. Hao our Board considered that investment funds affiliated with Silver Lake, where Mr. Hao is a Managing Partner and a Managing Director, together with investment funds affiliated with Kohlberg Kravis Roberts & Co. (i) beneficially owned approximately 9% of the Company’s shares prior to their sale in December 2012, and (ii) were party to a Shareholder Agreement and a Registration Rights Agreement with the Company until January 2013 when these agreements were terminated. In addition, our Board considered that two entities affiliated with Silver Lake purchased $1 billion aggregate principal amount of the Company’s 2.0% Convertible Senior Notes due 2021 (“Convertible Notes”), pursuant to a Note Purchase Agreement dated December 15, 2013, between the Company and an investment fund affiliated with Silver Lake, in connection with the acquisition by a subsidiary of the Company of LSI Corporation (“LSI”) on May 6, 2014, discussed in more detail under “Certain Relationships and Related Party Transactions” starting on page 63. With respect to Mr. Guilmart, our Board considered that (i) Mr. Guilmart is the President, Chief Executive Officer and a director of K&S, (ii) the Company occasionally makes purchases of equipment and related replacement parts and equipment servicing from K&S, in the ordinary course on an arms-length basis, that have been immaterial both in amount and significance and (iii) Mr. Guilmart owns less than 1% of the outstanding shares of K&S.

As a result of its review, our Board has determined that Messrs. Dickson, Diller, Eggebrecht, Guilmart, Hao, Macleod and Marks and Ms. Lien, representing eight of our nine director nominees, are currently “independent directors” as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market.

Director Retirement Age

Under Sections 153(2) and (6) of the Singapore Companies Act, the office of a director of a public company becomes vacant at the conclusion of the annual general meeting of shareholders first held after such director attains the age of 70 years, and any re-appointment of such director must be approved by our shareholders by ordinary resolution. A recent amendment to the Singapore Companies Act, once effective, will remove this age limitation. However, it is not yet certain when this amendment will become effective.

Directors With Significant Job Change

Our Board has adopted a policy that requires any director who retires from his or her present employment, or who materially changes his or her position, to submit an offer of resignation as a director to our Board. Our Board will then evaluate whether the individual should continue to sit on our Board in light of his or her new occupational status and decide whether or not to accept the director’s offer of resignation.

Board Leadership Structure and Role in Risk Management

Our Board believes that at the present time Avago and its shareholders are best served by a Board leadership structure in which the roles of the Chief Executive Officer and the Chairman of the Board are held by different individuals. Under this structure our Chief Executive Officer is generally responsible for setting the strategic direction of the Company and for the day-to-day leadership of the Company’s operations. The Chairman provides strong independent leadership to assist our Board in fulfilling its role of overseeing the management of Avago and its risk management practices, approves the agenda for meetings of our Board and presides over Board meetings and over the meetings of our non-management and independent directors in executive session. Currently, Mr. Tan serves as our President and Chief Executive Officer and Mr. Diller, an independent director, serves as Chairman of our Board.

Our Board is responsible for overseeing the management of risks facing the Company, both as a whole and through its committees. Our Board regularly reviews and discusses with management information regarding our operations, liquidity and credit, as well as the risks associated with each. The Audit Committee reviews and discusses with management significant financial, legal and regulatory risks and the steps management takes to monitor, control and report such exposures. It also oversees the Company’s periodic enterprise-wide risk evaluations conducted by management. The Compensation Committee oversees management of risks relating to the Company’s compensation plans and programs for executives and employees in general. The Nominating and Corporate Governance Committee oversees management of risks associated with Board governance, director independence and conflicts of interest. Additional details regarding the responsibilities of each of these committees is discussed in more detail below, under the heading “Board Committees.” The committees report regularly to our Board on matters relating to the specific areas of risk the committees oversee. Members of management periodically report on the Company’s risk management policies and practices to the relevant Board committees and to the full Board.

Board Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The table below provides the current membership for each of the committees and the number of meetings held by each committee during Fiscal Year 2014.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
James V. Diller			X		X	(C)
John T. Dickson			X		X
Lewis C. Eggebrecht(1)			X
Bruno Guilmart					X
Justine F. Lien	X	(C)			X
Donald Macleod	X		X	(C)
Peter J. Marks(2)	X
Number of meetings in Fiscal Year 2014	10		6		4

(C)	Denotes the Chairperson of the committee.
(1)	Mr. Eggebrecht joined our Board on April 9, 2014.
(2)	Mr. Marks joined our Board on December 10, 2013.

The committee composition in the table gives effect to the following changes to the membership of the committees that became effective November 3, 2014, as a result of our Board’s annual review of Board committee composition:

•

Mr. Diller ceased to be a member of the Audit Committee and became an additional member of the Nominating and Corporate Governance Committee, and became Chairperson of the Nominating and Corporate Governance Committee in place of Mr. Dickson;

•	Mr. Marks joined the Audit Committee in place of Mr. Diller; and

•	Mr. Eggebrecht joined the Compensation Committee as an additional member of that committee.

The functions performed by these committees, which are set forth in more detail in their respective charters, are summarized below. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available in the “Investors—Governance” section of our website (http://investors.avagotech.com/phoenix.zhtml?c=203541&p=irol-govHighlights). Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A.

Audit Committee

The Audit Committee is currently comprised of Ms. Lien and Messrs. Macleod and Marks. The Audit Committee is responsible for assisting our Board with its oversight responsibilities regarding the following:

•	the quality and integrity of our financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements; and

•	related party transactions.

The members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. Our Board has determined that Mr. Macleod is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the Nasdaq Stock Market. Ms. Lien and Messrs. Macleod and Marks are independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Macleod, Dickson, Diller and Eggebrecht. The Compensation Committee is responsible for determining our executives’ base compensation and incentive compensation, other than that of our Chief Executive Officer, including designing (in consultation with management or our Board) and recommending to our Board for approval and evaluating, our compensation plans, policies and programs, administering our stock option and other equity-based plans and approving the terms of equity-based grants pursuant to those plans. With effect from June 2014, our Chief Executive Officer’s compensation is determined by the full Board, with input and recommendations from the Compensation Committee. To the extent permitted by applicable law, the Company’s Memorandum and Articles of Association and the Nasdaq Stock Market, the Compensation Committee may delegate its responsibilities to a subcommittee. Messrs. Macleod, Dickson, Diller and Eggebrecht are independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market. For information on the processes and procedures followed by the Compensation Committee and the Board for the consideration and determination of executive compensation and the role of its compensation consultant and our Chief Executive Officer, see the “Compensation Discussion and Analysis” section beginning on page 29 of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Ms. Lien and Messrs. Diller, Dickson and Guilmart. The Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to become directors, recommending to our Board candidates for all directorships, overseeing the annual evaluation of our Board and its committees and taking a leadership role in shaping the corporate governance of the Company. Ms. Lien and Messrs. Diller, Dickson and Guilmart are independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by its members, by other Board members and members of our management, as well as those identified by any third-party search firms retained by it to assist in identifying and evaluating possible candidates. The Nominating and Corporate Governance Committee will also consider recommendations for director candidates submitted by our shareholders if they meet the specific criteria set forth under “Shareholder Nominations to Our Board of Directors” below. The Nominating and Corporate Governance Committee will evaluate and recommend to our Board qualified candidates for election, re-election or appointment to our Board, as applicable.

When evaluating director candidates, the Nominating and Corporate Governance Committee seeks to ensure that our Board has the requisite skills, experience and expertise and that its members consist of persons with appropriately diverse and independent backgrounds. The Nominating and Corporate Governance Committee will consider all aspects of a candidate’s qualifications in the context of the needs of the Company, including: personal and professional integrity, ethics and values; experience and expertise as an officer in corporate management; experience in the Company’s industry and international business and familiarity with the Company; experience as a board member of another publicly traded company; practical and mature business judgment; the extent to which a candidate would fill a present need on our Board; and the other ongoing commitments and obligations of the candidate. However, the Nominating and Corporate Governance Committee does not have any minimum criteria for director candidates. Consideration of new director candidates will typically involve a series of internal discussions, review of information concerning candidates and interviews with selected candidates.

Shareholder Communications With Our Board

Shareholders may communicate with our Board at the following address:

The Board of Directors

Avago Technologies Limited

c/o General Counsel

Avago Technologies U.S. Inc.

1320 Ridder Park Drive

San Jose, CA 95131

U.S.A.

Communications are distributed to our Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded will be made available to any director upon request.

Shareholder Nominations to Our Board of Directors

Under our Articles of Association, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting of shareholders, without the recommendation of our Board for election, unless (a) in the case of a member or members who in aggregate hold(s) more than 50% of the total number of our issued and paid-up shares (excluding treasury shares), not less than 10 days, or (b) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office in Singapore. Such a notice must also include the consent to serve as a director of the person nominated.

Shareholders can recommend qualified candidates for our Board by submitting recommendations to our General Counsel, c/o Avago Technologies U.S. Inc., 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A. Submissions that include the following requirements will be forwarded to our Board for review and consideration:

•	the candidate’s name and business address;

•	a resume or curriculum vitae describing the candidate’s qualifications, which clearly indicates that he or she has the necessary experiences, skills and qualifications to serve as a director;

•

a statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (excluding minor traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past ten years;

•	a statement from the candidate that he or she consents to serve on our Board if elected; and

•

a statement from the person submitting the candidate that he or she is the registered holder of ordinary shares, or if the shareholder is not the registered holder, a written statement from the record holder of the ordinary shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of ordinary shares.

Qualified director candidates suggested by shareholders will be evaluated in the same manner as any other candidate for election to our Board (other than those standing for re-election).

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct that is applicable to all members of our Board, executive officers and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. A copy of the Code of Ethics and Business Conduct is available in the “Investors—Governance” section of our website (http://investors.avagotech.com/phoenix.zhtml?c=203541&p=irol-govHighlights) under “Code of Ethics and Business Conduct.” Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A.

Corporate Governance Guidelines

Our Board is committed to using sound corporate governance practices to help fulfill our responsibilities to our shareholders. As such, our Board has adopted formal Corporate Governance Guidelines to clarify how it exercises its responsibilities and provide a framework within which it will conduct its business. A copy of the Corporate Governance Guidelines is available in the “Investors—Governance” section of our website (http://investors.avagotech.com/phoenix.zhtml?c=203541&p=irol-govHighlights) under “Corporate Governance Guidelines.” Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee, Messrs. Macleod, Dickson, Diller and Eggebrecht are not, and have never been, officers or employees of the Company. During Fiscal Year 2014, none of our executive officers served on the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Risk Assessment and Compensation Practices

Our management conducted its annual review of the Company’s compensation policies and practices for our employees, as they relate to our risk management, in January 2015, and reported their findings to the Compensation Committee. Management has concluded that our compensation policies and practices (described in more detail under “Compensation Discussion and Analysis” and “Executive Compensation” below) balance short and long-term goals and awards, as well as the mix of the cash and equity components. Based upon this review, we believe the elements of our compensation programs do not encourage unnecessary or excessive risk-taking, and are not reasonably likely to have a material adverse effect on the Company in the future.

This Proxy Statement, including the preceding paragraph, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our Annual Report on Form 10-K for Fiscal Year 2014 (the “2014 Form 10-K”), and as may be updated in subsequent SEC filings.

Compensation Consultant

The Compensation Committee has retained Compensia, Inc. (“Compensia”) as its compensation consultant to advise the committee on executives’ and directors’ compensation. Compensia has not provided and does not provide any other services to the Company that are not at the direction of the Compensation Committee. The Compensation Committee has assessed the independence of Compensia pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Compensia from serving as an independent consultant to the Compensation Committee.

Director Share Ownership Guidelines

At the recommendation of the Compensation Committee, our Board implemented share ownership guidelines for non-employee directors, effective January 2011. The ownership guidelines encourage our non-employees directors to hold a minimum of 7,500 of our ordinary shares or such number of shares having a fair market value equal to three times the annual cash retainer paid to non-employee directors for service on our Board (which currently amount, to $180,000, or $195,000 if Proposal 5 is approved by shareholders), whichever is less. The guidelines encourage our non-employee directors to reach this goal within five years of the date our Board approved the guidelines or the date of their appointment or election to our Board, whichever is later, and to hold at least such minimum value in shares for as long as he or she serves on our Board. As of February 11, 2015, all of our directors had achieved the guideline level of share ownership, other than Messrs. Guilmart and Eggebrecht, each of whom joined our Board within the last two years.

DIRECTORS’ COMPENSATION

Under the laws of Singapore, our shareholders must approve all cash compensation paid to our non-employee directors. We do not compensate our management directors for their service on our Board or any committee of our Board.

Non-Employee Directors’ Current Compensation

Our shareholders approved the current cash compensation arrangements for our non-employee directors (which are those directors not employed by us or any subsidiary) at our 2014 AGM. We currently pay the following annual cash compensation to our non-employee directors as follows, payable quarterly:

	Current Annual Fees
	Non-Employee Directors		Independent Non-Employee Directors
Board membership (other than Chairperson of the Board)	$60,000	*	$60,000	*
Chairperson of the Board	—		$120,000	*
Committee membership (other than committee chairperson)	—		$10,000
Chairperson of the Audit Committee	—		$25,000
Chairperson of the Compensation Committee	—		$15,000
Chairperson of the Nominating and Corporate Governance Committee	—		$12,500

*	Prior to the 2014 AGM, the annual cash compensation payable to directors (other than the Chairperson of the Board) for Board membership was $50,000, and the annual cash compensation payable to the Chairperson of the Board was $80,000.

Our non-employee directors also receive certain equity awards in consideration for their service on our Board, as set forth in more detail below. Non-employee directors are also reimbursed for travel and other out-of-pocket expenses related to their attendance at Board and committee meetings. Non-employee directors do not receive any non-equity incentive compensation, or participate in any pension plan or deferred compensation plan.

Our Board previously approved the following equity compensation for our non-employee directors, which was effective September 2013 to February 2015.

•

Upon appointment to our Board, each new non-employee director was entitled to receive an initial equity grant under the Company’s 2009 Equity Incentive Award Plan (the “2009 Plan”) with a notional target fair market value of $500,000 on the date of grant, comprised 50% of stock options and 50% of restricted share units (“RSUs”), with such awards vesting one-third annually over three years (an “Initial Award”), subject to the director’s continued service on our Board.

•

Commencing in the fourth year of service, each non-employee director was entitled to receive an annual equity grant under the 2009 Plan with a notional target fair market value of $170,000 on the date of grant, to be granted on the date of each Annual General Meeting of Shareholders occurring in and after the director’s fourth year of service, subject to the director’s re-election at such meeting (“Annual Award”). Non-employee directors could elect to receive an Annual Award either 100% in stock options or 50% in stock options and 50% in RSUs (a “Split Annual Award”). Annual Awards vest in full one year from the date of grant, subject to the director’s continued service on our Board.

To determine the number of shares to be awarded to a non-employee director pursuant to such grants, the notional target fair market value of the grant ($500,000 or $170,000 depending on whether it is an Initial Award or an Annual Award) was divided by the Black Scholes value of an option to purchase one ordinary share (calculated using the average of our per share closing market prices, as quoted on the Nasdaq Global Select

Market, over the 30 calendar days immediately preceding the date of grant) (the “Notional Share Amount”). For Initial Awards and for Split Annual Awards, half of this Notional Share Amount represented the number of shares to be issued pursuant to options. The remaining half of the Notional Share Amount was then divided by three to determine the number of RSUs that will be granted. Due primarily to the fact that the ratio of the fair market value of an RSU to the Black Scholes value of an option share is not always three to one, the actual aggregate grant date fair market value of an Initial Award or a Split Annual Award may have been greater or less than the notional fair value of the award at the time of grant. For an Annual Award consisting solely of stock options, the Notional Share Amount represented the number of shares that will be issued pursuant to options.

In connection with the Compensation Committee’s review of our non-employee directors’ compensation program, discussed in more detail below, on the Compensation Committee’s recommendation, on February 2, 2015, the Board approved changes to the equity compensation of our directors, increasing the target fair market value of the Initial Awards and Annual Awards to $600,000 and $200,000, respectively, effective immediately. The Board also determined that non-employee directors should receive their Initial Award and their Annual Awards solely in the form of RSUs, calculated by dividing the applicable target fair market value of the award by the average of our per share closing market prices, as quoted on the Nasdaq Global Select Market, over the 30 calendar days immediately preceding the date of grant.

The exercise price per share of a non-employee director’s options is equal to the fair market value of an ordinary share on the grant date, and a director’s options expire five years from the date of grant (or earlier if the optionee ceases to be a director). RSUs do not have an exercise price associated with them.

Non-Employee Directors’ Proposed Cash Compensation

In January 2015, the Compensation Committee, assisted by Compensia, the committee’s independent compensation consultant, conducted a review of our non-employee director compensation program. This review was conducted to ascertain whether our non-employee directors’ compensation was competitive with that of our peer group of companies following our acquisition of LSI, which group is discussed below under the heading “Compensation Discussion and Analysis”. The Compensation Committee reviewed, among other things, the current cash compensation of our non-employee directors, the total compensation of our non-employee Chairperson of the Board, the grant date fair value of equity awards previously made to non-employee directors. The Compensation Committee, with the assistance of Compensia, also took into consideration compensation trends for non-employee directors.

Based on Compensia’s review and analysis of the compensation practices of our peer group, the Compensation Committee determined that the Company’s non-employee director program delivered average total direct compensation at below the peer 25th percentile. In particular:

•	average cash compensation paid to our non-employee directors for service on our Board was below the 25th percentile of cash compensation paid to non-employee directors within the peer group;

•	average cash compensation for service as the Chairperson of the Board was below the 25th percentile within the peer group;

•

the grant date fair value of (i) the initial equity award made to our directors for service on our Board, on an annualized basis (because annual grants do not commence until the fourth year of service) compared to peer group annual awards, and (ii) the grant date fair value of the annual equity awards made to our directors, were each below the 25th percentile of similar equity awards made to non-employee directors within the peer group.

Based on Compensia’s analysis, and upon the recommendation of the Compensation Committee, in February 2015, our Board approved changes to our non-employee directors’ cash and equity compensation, subject to shareholders’ approval of changes to our non-employee directors’ cash compensation at the 2015 AGM, as required by Singapore law. As directors’ cash compensation runs from annual general meeting to annual general meeting, changes in directors’ cash compensation will take effect commencing on April 9, 2015, the day after our 2015 AGM, if they are approved by shareholders at that meeting. If Proposal 5 (directors’ cash compensation) is approved by shareholders, with effect from April 9, 2015 non-employee directors’ cash compensation for service on the Board and its committees would be as follows:

	Proposed Annual Fees
	Non-Employee Directors		Independent Non-Employee Directors
Board membership (other than Chairperson of the Board)	$65,000	+	$65,000	+
Chairperson of the Board	—		$145,000	+
Committee membership (other than committee chairperson)	—		$10,000	*
Chairperson of the Audit Committee	—		$25,000	*
Chairperson of the Compensation Committee	—		$15,000	*
Chairperson of the Nominating and Corporate Governance Committee	—		$12,500	*

+	50th percentile of peer group.
*	Unchanged

If shareholders do not approve Proposal 5, the directors’ cash compensation approved by shareholders at our 2014 AGM will remain in effect.

Directors’ Compensation for Fiscal Year 2014

The following table sets forth information regarding compensation earned by our non-employee directors during Fiscal Year 2014.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards ($)(1)	Dividends(2)		Total
John T. Dickson	$77,500	—	—	—		$77,500
James V. Diller	$120,000	$108,760	$83,517	$177,000	(3)	$489,277
Lewis C. Eggebrecht(4)	$30,000	$319,846	$245,627	—		$595,473
Bruno Guilmart	$65,000	—	—	—		$65,000
Kenneth Y. Hao	$55,000	$108,760	$83,517	$56,500	(5)	$303,777
Justine F. Lien	$90,000	$108,760	$83,517	—		$282,277
Donald Macleod	$80,000	$108,760	$83,517	—		$272,277
Peter J. Marks(6)	$55,000	$364,645	$259,106	—		$678,751

(1)	Columns represent the grant date fair value of RSU awards, or option awards, as applicable, granted in Fiscal Year 2014, determined in accordance with Accounting Standards Codification Topic Number 718 (“ASC 718”). The grant date fair value of RSU awards is based on the closing price of our ordinary shares on the date of grant. For a discussion of valuation assumptions used in the calculation of the grant date fair value of option awards, see Note 8 of Notes to Consolidated Financial Statements included in Part IV, Item 8 of our 2014 Form 10-K. Other than in the case of Messrs. Eggebrecht and Marks, the amounts shown represent the grant date fair values of an option to purchase 5,223 shares and 1,741 RSUs granted on April 9, 2014. With respect to Mr. Eggebrecht, the amounts shown represent the grant date fair values of an option to purchase 15,361 shares and 5,120 RSUs granted to Mr. Eggebrecht on April 9, 2014 in connection with his election to our Board. With respect to Mr. Marks, the amounts shown represent the grant date fair values of an option to purchase 23,474 shares and 7,825 RSUs granted to Mr. Marks on December 10, 2013 in connection with his appointment to our Board. The table below shows the aggregate number of ordinary shares underlying the stock options and RSUs held by our non-employee directors as of November 2, 2014:

Name	Number of Ordinary Shares Underlying Restricted Share Units (#)	Number of Ordinary Shares Underlying Outstanding Stock Options (#)
John T. Dickson	2,124	19,116
James V. Diller	1,741	29,893
Lewis C. Eggebrecht	5,120	15,361
Bruno Guilmart	5,132	20,094
Kenneth Y. Hao	1,741	29,893
Justine F. Lien	1,741	15,077
Donald Macleod	1,741	5,223
Peter J. Marks	7,825	23,474
(2)	Represents dividends paid on shares received upon exercise of options previously granted to the director as compensation, as dividends were not factored into the grant date fair value for the options because they were granted prior to our adoption of ASC 718. These option awards were accounted for under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.”
(3)	Shares on which dividends were paid are held by Mr. Diller as Trustee for the James & June Diller Trust UA dated 7/20/77, for the June P. Diller Annuity Trust—2010B dated May 10, 2010 and for the James V. Diller Annuity Trust—2010B dated May 10, 2010.
(4)	Mr. Eggebrecht was elected to our Board on April 9, 2014.
(5)	Pursuant to Mr. Hao’s arrangement with Silver Lake with respect to director compensation, dividends received by Mr. Hao on shares received by him from the exercise of certain options or the vesting of certain RSUs received as director compensation are required to be remitted to Silver Lake.
(6)	Mr. Marks was appointed to our Board on December 10, 2013.

PROPOSAL 2:

APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2015 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION

PricewaterhouseCoopers LLP is our independent registered public accounting firm in the U.S. and audits our consolidated financial statements. During Fiscal Year 2014, PricewaterhouseCoopers LLP in Singapore was our independent Singapore auditor of our Singapore statutory financial statements. Pursuant to Section 205(2) and 205(4) of the Singapore Companies Act, any appointment after our Board’s initial appointment of our independent Singapore auditor, or its subsequent removal, requires the approval of our shareholders. The Audit Committee has approved, subject to shareholder approval, the re-appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and the independent Singapore auditor for the fiscal year ending November 1, 2015 (“Fiscal Year 2015”). Pursuant to Section 205(16) of the Singapore Companies Act, the remuneration of a company’s auditors shall be fixed by the shareholders in a general meeting or the shareholders may authorize directors to fix the remuneration. Our Board believes that it is appropriate for the Audit Committee, as part of its oversight responsibilities, to fix the auditors’ remuneration. Our Board is therefore also requesting that the shareholders authorize the Audit Committee to fix the auditors’ remuneration for service rendered through our 2016 Annual General Meeting of Shareholders (the “2016 AGM”). We expect a representative from PricewaterhouseCoopers LLP to be present at the 2015 AGM. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

Set forth below are the aggregate fees charged to the Company for the services performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, relating to Fiscal Year 2014 and the fiscal year ended November 3, 2013 (“Fiscal Year 2013”).

	Fiscal Year 2014	Fiscal Year 2013
	($ in thousands)
Audit Fees	$6,504	$3,016
Audit-Related Fees	204	194
Tax Fees	2,569	502
All Other Fees	596	4

Total	$9,873	$3,716

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, audit of internal control over financial reporting, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The fees for Fiscal Year 2013 and Fiscal Year 2014 include fees related to business combination accounting for our recently closed acquisitions.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements and not included in Audit Fees. In Fiscal Year 2013 and Fiscal Year 2014, these fees included fees related to providing certification audits to the Singapore Economic Development Board in connection with our tax incentive arrangements in Singapore and consultations relating to the Company’s business development activities.

Tax Fees consist of fees incurred for various tax transfer pricing studies in Fiscal Year 2013 and Fiscal Year 2014, intellectual property restructuring consultation for a recently completed acquisition in Fiscal Year 2014, and research and development credit consultations and customs duty assistance in Fiscal Year 2013.

All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services. In Fiscal Year 2013 and Fiscal Year 2014, these fees consisted of a license for specialized accounting research software.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and our management to determine that they are permitted under the rules and regulation concerning independent registered public accounting firms’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Except as stated above, there were no other fees billed by PricewaterhouseCoopers LLP for Fiscal Year 2013 and Fiscal Year 2014. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for selecting the independent registered public accounting firm to be employed by us to audit our financial statements, subject to approval by our shareholders of such appointment. The Audit Committee also assumes responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us. All engagements with the Company’s independent registered accounting firm, regardless of amount, must be authorized in advance by the Audit Committee. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee, provided that any matters approved in such manner are presented to the Audit Committee at its next meeting. Pursuant to the charter of the Audit Committee, committee approval of non-audit services (other than review and attest services) is not required, if such services fall within available exceptions established by the SEC. However, to date, the Audit Committee’s policy has been to approve all services provided by the Company’s independent registered accounting firm. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the committee’s pre-approval, and the fees for the services performed to date.

During Fiscal Year 2013 and Fiscal Year 2014, all services provided to us by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X.

Our Board recommends a vote FOR the approval of the re-appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2015 and authorization of the Audit Committee to fix its remuneration.

PROPOSAL 3:

ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ALLOTMENTS AND ISSUANCES

We are incorporated in the Republic of Singapore. Under the laws of Singapore, our directors may issue ordinary shares and make offers or agreements or grant options that might or would require the issuance of ordinary shares only with the prior approval of our shareholders. We are submitting this proposal to authorize our Board to allot and issue our ordinary shares from time to time, as set forth in the Notice, because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2015 AGM and continue until the earlier of (i) the conclusion of the 2016 AGM or (ii) the expiration of the period within which the 2016 AGM is required by the laws of Singapore to be held. The 2016 AGM is required to be held no later than 15 months after the date of the 2015 AGM. The laws of Singapore allow for an application to be made with the Singapore Accounting and Corporate Regulatory Authority for an extension of up to an additional three months of the time in which to hold an annual general meeting of shareholders, which may be granted in the discretion of that Authority.

Our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the directors to issue ordinary shares and to make, enter into or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the future, the directors may need to issue shares or make agreements that would require the allotment and issuance of new ordinary shares. For example:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of our ordinary shares, as well as instruments (including debt instruments) convertible into our ordinary shares; or

•	in connection with our equity compensation plans and arrangements.

Notwithstanding this general authorization to allot and issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required under the Nasdaq Stock Market rules, such as if we were to propose an issuance of ordinary shares that would result in a change in control of Avago or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

We expect that we will continue to issue ordinary shares and grant options, RSUs and other equity-based awards in the future under circumstances similar to those in the past. As of the date of this Proxy Statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with (i) our equity compensation plans and arrangements, including any equity compensation plans and awards we have assumed or may assume as a result of any acquisitions we have made or may make and (ii) any conversion into ordinary shares of our outstanding Convertible Notes, issued in connection with the closing of our acquisition of LSI, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to allot and issue, during the period described above, ordinary shares subject to our Articles of Association, applicable Singapore laws and the Nasdaq Stock Market rules. The issuance of a large number of ordinary shares (or instruments convertible into ordinary shares) could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the Nasdaq Global Select Market. If this proposal is not approved, we would not be permitted to issue ordinary shares (other than shares issuable on exercise or settlement of outstanding options, RSUs and other instruments convertible into or exercisable for ordinary shares or the like, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

Our Board recommends a vote FOR the resolution to authorize ordinary share allotments and issuances.

PROPOSAL 4:

ORDINARY RESOLUTION TO APPROVE THE SHARE PURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, the Nasdaq Stock Market rules and such other laws and regulations as may from time to time be applicable.

Singapore law requires us to obtain shareholder approval of a “general and unconditional share purchase mandate” if we wish to purchase or otherwise acquire our ordinary shares. We refer to this as the “Share Purchase Mandate” and it allows our directors to exercise their authority to purchase or otherwise acquire our outstanding ordinary shares on the terms of the Share Purchase Mandate.

Our shareholders approved a Share Purchase Mandate at our 2014 AGM; however, this Share Purchase Mandate will expire on the date of our 2015 AGM unless renewed. Accordingly, we are submitting this proposal to seek approval from our shareholders at the 2015 AGM to renew the Share Purchase Mandate. This share repurchase program does not obligate us to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice. As of the date of this Proxy Statement, our Board has not authorized us to repurchase shares under the 2014 Share Purchase Mandate. During Fiscal Year 2014 we paid $12 million to repurchase 0.3 million of our ordinary shares, all of which were cancelled upon repurchase, pursuant to the Share Purchase Mandate approved by our shareholders at the 2013 Annual General Meeting of Shareholders.

If approved by our shareholders at the 2015 AGM, the authority conferred by the 2015 Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force from the date of such shareholder approval until the earlier of the date of our 2016 AGM or the date by which the 2016 AGM is required by law to be held (the “Relevant Period”). The 2016 AGM is required to be held no later than 15 months after the date of the 2015 AGM (which period may be extended for up to an additional three months upon application by the Company to, and the approval of, the Singapore Accounting and Corporate Regulatory Authority).

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if approved at the 2015 AGM, are summarized below:

Limit on Number of Ordinary Shares Allowed to be Purchased

During the period in which the renewed Share Purchase Mandate is effective, we may purchase or acquire that aggregate number of our ordinary shares which is equal to 10% of the total number of issued ordinary shares outstanding as of (a) April 9, 2014 (the date of our last annual general meeting of shareholders) or (b) the date of the passing of this resolution (expected to be April 8, 2015), whichever is greater (unless the share capital of the Company has been reduced in accordance with sections 78C or 78I of the Singapore Companies Act, at any time during the Relevant Period, in which event the total number of ordinary shares of the Company shall be taken to be the total number of issued ordinary shares of the Company as altered by such share capital reduction(s)). There were 251,227,014 of our ordinary shares outstanding as of April 9, 2014 and 256,369,422 of our ordinary shares outstanding as of February 11, 2015, the most recent practicable date.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval by shareholders of the renewed Share Purchase Mandate up to the earlier of:

•	the date on which our next Annual General Meeting of Shareholders is held or required by law to be held; or

•	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of:

•

market purchases on the Nasdaq Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•

off-market purchases (if effected other than on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with an equal access prescribed by Singapore law.

If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions on such purchases as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the regulations and rules of the Nasdaq Stock Market (or any other stock exchange on which our ordinary shares may then be listed and quoted), the Singapore Companies Act and other applicable laws. In addition, an equal access scheme must satisfy the following conditions:

•	offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•	all of those persons must be given a reasonable opportunity to accept the offers made; and

•

the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with (i) different accrued dividend entitlements, (ii) different amounts remaining unpaid and (iii) differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price

The purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for an ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares, as determined by our directors must not exceed:

•

in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the Nasdaq Global Select Market or as the case may be, any other stock exchange on which our ordinary shares for the time being are listed or quoted, at the time the purchase is effected; and

•

in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares, which means the closing price of an ordinary share as quoted on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore shall be used. In the event that we elect to purchase or acquire any of our ordinary shares, depending on the number of ordinary shares repurchased or acquired and then current market, business and other relevant conditions, we may use our internal sources of funds and/or external borrowings to finance any such purchases or acquisitions. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

Under the Singapore Companies Act, any payment made in consideration of the purchase or acquisition of ordinary shares may be made out of our capital or profits. Acquisitions or purchases made out of capital or profits are permissible only so long as Avago is solvent. Currently, pursuant to Section 76F(4) of the Singapore Companies Act, a company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the purchase or acquisition (or the acquisition of any right with respect to the purchase or acquisition) of ordinary shares and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of such payment; and (b) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities). Recent amendments to the Singapore Companies Act, once effective, change the solvency test set out in Section 76(F)(4). Pursuant to Section 76(F)(4) as amended, a company is solvent if (a) there is no ground on which the company could be found to be unable to pay its debts; (b) if (i) it is intended to commence winding up of the company within the period of 12 months immediately after the date of the payment, the company will be able to pay its debts in full within the period of 12 months after the date of commencement of the winding up, or (ii) it is not intended so to commence winding up, the company will be able to pay its debts as they fall due during the period of 12 months immediately after the date of the payment; and (c) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase, acquisition, variation or release (as the case may be)become less than the value of its liabilities (including contingent liabilities). However, it is not yet certain when this amendment will become effective.

Status of Purchased or Acquired Ordinary Shares

The ordinary shares that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to those ordinary shares will expire on cancellation. The total number of issued shares will be reduced by the number of ordinary shares purchased or acquired by us.

We will cancel and destroy certificates, if applicable, in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of ordinary shares.

Financial Effects

Our net tangible assets will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the 2014 Share Purchase Mandate would have a material impact on our consolidated results of operations, financial condition and cash flows.

The financial effects on us arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, and the price paid for the ordinary shares.

Under the Singapore Companies Act, purchases or acquisitions of ordinary shares by us may be made out of our profits and/or our capital. Where the consideration paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (excluding brokerage, commission, goods and services tax and other related expenses) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced.

Rationale for the Share Purchase Mandate

We believe that renewal of the Share Purchase Mandate at the 2015 AGM will benefit our shareholders by providing our directors with appropriate flexibility to cause the repurchase of our ordinary shares if our directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance our operations, acquisitions and other strategic transactions, the level of our debt, and the terms and availability of financing.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in our voting capital increases, such increase will be treated as an acquisition under The Singapore Code on Take-overs and Mergers, Appendix 2. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of our company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for our company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors or a group of shareholders acting together) will incur an obligation to make a take-over offer can be found under Rule 14 and Appendix 2 of the Singapore Code on Take-overs and Mergers. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders (and parties acting in concert with them) would increase to 30% or more, or if such shareholders (and parties acting in concert with them) hold between 30% and 50% of our voting rights, the voting rights of such shareholders (and parties acting in concert with them) would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

Our Board recommends a vote FOR the resolution to approve the Share Purchase Mandate.

PROPOSAL 5:

ORDINARY RESOLUTION TO APPROVE NON-EMPLOYEE DIRECTORS’ CASH  COMPENSATION

Under the laws of Singapore, our shareholders must approve all cash compensation paid by us to our directors for services rendered in their capacity as directors. Accordingly, we are seeking shareholder approval to provide payment of the following cash compensation to our non-employee directors for service on the Board and its committees during the period of approximately 12 months from April 9, 2015, the day after our 2015 AGM, through the date on which our 2016 AGM is held, and for each approximately 12-month period thereafter, as follows:

•	annual cash compensation of $65,000 to each of our non-employee directors, other than the Chairperson of the Board, and cash compensation of $145,000 to the independent Chairperson of the Board;

•	additional annual cash compensation of $25,000 to the Chairperson of the Audit Committee, provided that such person is an independent director;

•	additional annual cash compensation of $15,000 to the Chairperson of the Compensation Committee, provided that such person is an independent director;

•	additional annual cash compensation of $12,500 to the Chairperson of the Nominating and Corporate Governance Committee, provided that such person is an independent director;

•

additional cash compensation of $10,000 to each of our independent directors in respect of each of the foregoing committees of the Board on which they serve, other than service as chairperson of any such committee of the Board; and

•

appropriate pro rata cash compensation, based on the annual cash compensation set forth above, as applicable, to (i) any director who ceases to be a director, Chairperson of the Board or member or chairperson of any committee of the Board following the 2015 AGM and (ii) any new non-employee director who is appointed by the Board, any independent director who is appointed to the position of Chairperson of the Board or chairperson of any such committee of the Board or any independent director who is appointed to serve on any such committee of the Board, in each case after the date of our 2015 AGM, for their services rendered as a director and/or committee member for any period less than 12 months.

The above reflects the changes to the cash compensation for non-employee directors’ service on the Board and for the Chairpersons of the Board recommended by the Compensation Committee, after consultation with Compensia, and approved by the Board, subject to shareholder approval thereof, as discussed under “Directors’ Compensation” on page 15. If shareholders do not approve this resolution, the directors’ cash compensation approved by shareholders at our 2014 AGM, which is presented under “Directors’ Compensation” on page 15, will remain in effect.

We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our Board and to continue to provide leadership for our company.

The Board recommends a vote FOR the resolution to approve the non-employee directors’, the Board Chairperson’s, the committee chairpersons’ and the committee members’ cash compensation.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information about our executive officers as of February 17, 2015.

Name	Age	Position
Hock E. Tan	63	President, Chief Executive Officer and Director
Anthony E. Maslowski	54	Chief Financial Officer
Bryan T. Ingram	50	Senior Vice President and Chief Operating Officer
Boon Chye Ooi	61	Senior Vice President, Global Operations
Patricia H. McCall	60	Vice President and General Counsel

Hock E. Tan has served as our President, Chief Executive Officer and a director since March 2006. From September 2005 to January 2008, he served as chairman of the board of directors of IDT. Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of ICS, from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988.

Anthony E. Maslowski has served as our Chief Financial Officer since September 2013 and served as our interim Chief Financial Officer since March 2013. Prior to that Mr. Maslowski served as our Vice President and Controller since 2008, having joined the Company in 2006 as Vice President of Internal Audit. Prior to joining the Company, Mr. Maslowski served as the Chief Financial Officer for Allegro Manufacturing Pte Ltd from 2002 to 2006 and prior to that, he held senior finance management positions at Lam Research Corporation and Hitachi Data Systems Corporation.

Bryan T. Ingram has served as our Senior Vice President and Chief Operating Officer since April 2013 and prior to that served as our Senior Vice President and General Manager, Wireless Semiconductor Division since November 2007 and as Vice President of that division since December 2005. Prior to the closing of our acquisition of the Semiconductor Products Group (“SPG”) of Agilent Technologies, Inc., Mr. Ingram was the Vice President and General Manager, Wireless Semiconductor Division of SPG. He has held various other positions with Hewlett-Packard Company and Agilent Technologies, Inc. Mr. Ingram joined Hewlett-Packard Company in 1990.

Boon Chye Ooi has served as our Senior Vice President, Global Operations since January 2009. From November 2003 until 2008, Mr. Ooi was at Xilinx, Inc., where he was responsible for all worldwide manufacturing operations, most recently as Senior Vice President of Worldwide Operations. Prior to Xilinx, Mr. Ooi spent 25 years at Intel Corporation, where he served in a variety of positions.

Patricia H. McCall has served as our Vice President and General Counsel since March 2007. She served as Director of Litigation at Adobe Systems from 2006 to 2007. Prior to this, Ms. McCall served as Senior Vice President, General Counsel and Secretary of ChipPAC Inc. from January 2003 to August 2004, when ChipPAC Inc. merged with ST Assembly Test Services Ltd. in August 2004. Ms. McCall served as the Senior Vice President Administration, General Counsel and Secretary of ChipPAC Inc. from November 2000 to January 2003. From November 1995 to November 2000, Ms. McCall was at National Semiconductor Corporation, most recently as Associate General Counsel, and prior to that was a partner at the law firm of Pillsbury, Madison & Sutro. Ms. McCall is also a Barrister in England.

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Committee reviews and approves compensation for all our executive officers, except, with effect from June 2014, the compensation of our President and Chief Executive Officer, which is reviewed and approved by the full Board (other than our President and Chief Executive Officer), following recommendations from the Compensation Committee.

We have in place a compensation strategy for our executives which focuses on both individual and Company performance. Compensation of our executives is structured around the achievement of near-term corporate targets (fiscal year metrics) and longer-term business objectives and strategies. The Compensation Committee is responsible for evaluating and administering all of our compensation programs and practices to ensure that they properly compensate, reward and drive corporate performance while remaining competitive with comparable semiconductor companies operating in the same or similar markets. The Compensation Committee reviews and approves all compensation policies, including with respect to executive base salaries, bonuses and equity incentive compensation.

Our Named Executive Officers (“NEOs”) for Fiscal Year 2014 were Hock E. Tan, President and Chief Executive Officer, Anthony E. Maslowski, Chief Financial Officer, Bryan T. Ingram, Senior Vice President and Chief Operating Officer, Boon Chye Ooi, Senior Vice President, Global Operations, and Patricia H. McCall, Vice President and General Counsel.

In this Compensation Discussion and Analysis section, we discuss the material elements of our compensation programs and policies, including program objectives and reasons why we pay each element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by, or awarded to, our NEOs. This discussion focuses principally on compensation and practices relating to the NEOs for our Fiscal Year 2014.

Alignment of Executive Compensation with Performance—Highlights

Under our CEO’s leadership, we have created long-term, sustained value for our shareholders. Between our initial public offering in August 2009 and the end of Fiscal Year 2014, our share price increased 475%.

Our executive compensation program is designed to have a significant portion of our executives’ compensation opportunity delivered in the form of equity-based compensation to tie our executives’ long-term interests to those of our shareholders.

•	During Fiscal Year 2014, our share price increased from $45.04 to $86.25 per share, reflecting strong price appreciation of 91%.

•

From the beginning of our fiscal year ended October 31, 2010 to the end of Fiscal Year 2014, our share price increased from $14.87 to $86.25 per share, reflecting strong price appreciation of approximately 480%.

•

Our share price increase has also resulted in total annualized shareholder returns, including the impact of dividends, (“TSR”) of 93% for one year and 44% for five years. The charts below reflect our TSR over a one, three and five year period compared to our peer group, before and after our LSI acquisition (assuming an October 31 fiscal year end for all periods).

We successfully completed our acquisition of LSI Corporation, which is the largest acquisition we have undertaken to date by a significant margin, our acquisition of PLX Technology, Inc. and the divestitures of non-core LSI businesses.

On May 6, 2014, we acquired LSI, a company that provides high-performance storage and networking semiconductors used in hard disk drives, solid state drives, communication systems, computer servers, storage systems and personal computers, for an aggregate purchase price of approximately $6.5 billion.

On August 12, 2014, we acquired PLX Technology, Inc. (“PLX”), a provider of PCI Express, or PCIe, silicon and software connectivity solutions, for approximately $308 million.

In September 2014, we sold LSI’s Flash Components Division and Accelerated Solutions Division, to Seagate Technology plc, for approximately $450 million, and in November 2014, sold LSI’s Axxia Networking Business and related assets, to Intel Corporation for approximately $650 million.

We delivered strong operating performance during Fiscal Year 2014. Our executive compensation programs are designed to reward superior company performance and provide consequences for underperformance.

•	Company Financial Performance. In Fiscal Year 2014:

•

Non-GAAP revenue increased $1,787 million or 70.9% over Fiscal Year 2013, primarily due to the acquisition of LSI and growth in our Wireless segment. Non-GAAP revenues increased $651 million, or 25.8% over Fiscal Year 2013, without the contribution from LSI and PLX, referred to as the “Acquired Businesses.” A reconciliation of these non-GAAP to GAAP revenue results may be found on page 39.

•

Non-GAAP income from operations increased $781 million or 105.5% over Fiscal Year 2013. Non-GAAP income from operations for Fiscal Year 2014, without the contribution from the Acquired Businesses, increased by $407 million or 55% over Fiscal Year 2013. A reconciliation of non-GAAP to GAAP income from operations results may be found on page 39.

•

The Company’s financial condition continues to be robust; we generated $766 million in free cash flow (cash flow from operations of $1,175 million less capital expenditures of $409 million) during Fiscal Year 2014, and ended Fiscal Year 2014 with $1,604 million in cash and cash equivalents. As at the end of 2014 we had an aggregate of $5.5 billion of debt outstanding, which was used to fund the LSI acquisition.

•

Cash Incentives Reflected Positive 2014 Company Performance. Payouts under our annual cash incentive bonus program are tied to pre-established operational and financial performance goals. Due to our strong overall financial results for Fiscal Year 2014, even without contribution from the Acquired Businesses, and as compared to Fiscal Year 2013, annual cash incentive payouts were above target:

•

Our corporate revenue and non-GAAP operating income for the year exceeded the maximum program performance metrics, which resulted in 150% attainment of our corporate revenue goal for Fiscal Year 2014 and 150% attainment of our corporate non-GAAP operating income target. Other than as discussed below, attainment of performance targets was determined without reference to the financial contributions from, or other effects of, the Acquired Businesses, as our performance goals were established prior to these acquisitions.

•	The majority of the divisional performance targets were met or exceeded, with only a few business units’ performance targets not being achieved.

•	Following the acquisitions of LSI and PLX, and the integration of their support and operational functions, it was not possible to assess attainment of certain divisional and functional metrics under the annual cash bonus program on a standalone Avago basis, per the Avago Performance Bonus Plan. As a result, attainment of divisional and functional metrics for Mr. Ooi and Ms. McCall were set at 100% of target.

•

These factors resulted in cash incentive payouts ranging between 125% and 150% of target for the NEOs under our annual cash incentive bonus program. The aggregate amount paid to our NEOs under our annual cash incentive bonus program increased to $3.9 million in Fiscal Year 2014 from $2.5 million in Fiscal Year 2013.

•

Modest Increases to Base Salaries and No Changes to Target Bonus Opportunities. The Compensation Committee, or the Board, as applicable, approved modest increases to cash compensation levels for our NEOs (the sum of base salary and annual incentive bonus payouts):

•

Other than for Mr. Tan, base salaries for our NEOs were increased by 5% or less in Fiscal Year 2014. Mr. Tan received a base salary increase of 10.0%, after reviewing competitive market data and in light of the significant increase in the size of the Company, its operations and revenues, and the resulting increase in Mr. Tan’s responsibilities as a result of the completion of the LSI acquisition. Non-GAAP net revenues for the Company were $4,307 million for Fiscal Year 2014 (which includes contributions from the LSI and PLX businesses from the date of their respective acquisitions), compared to $2,520 million for Fiscal Year 2013. Prior to the LSI and PLX acquisitions, we had approximately 4,500 employees. Following the closing of the LSI acquisition, we had approximately 9,700 employees immediately, and as of the end of Fiscal Year 2014, we had approximately 8,400 employees.

•	Target annual cash bonus percentages for Fiscal Year 2014 were set at the same levels as in Fiscal Year 2013 for all of our NEOs.

•	Equity as a Key Component of Compensation:

•

Annual Equity Awards. In Fiscal Year 2014, we continued with our program of annual equity awards for all of our employees, including executives. We also continued our policy of granting our executives a mix of performance-based option awards and service-vesting RSUs (other than with respect to Mr. Tan). The performance criteria for these options are based on sustained increases in the Company’s share price, in order to more closely align our executives’ interests with those of our shareholders. Mr. Tan did not receive a regular annual equity award in Fiscal Year 2014, in light of the special performance-based retention equity award he received in Fiscal Year 2013, discussed below. For our NEOs, other than Mr. Tan, approximately 52% of the value of their annual Fiscal Year 2014 equity grants was in the form of performance-based options and approximately 48% of the value of their annual grants was in the form of service-vesting RSUs. With the exception of the special, performance-based retention equity award made to Mr. Tan discussed below, the performance-based option awards are not exercisable until the date on which the average of the closing prices of the Company’s ordinary shares, over a ten consecutive trading day period, is equal to or greater than 120% of the exercise price of the option.

•

Performance-Based Retention Award to our CEO. In Fiscal Year 2013, we approved a special, performance-based retention equity award for Mr. Tan, the Company’s President and Chief Executive Officer, consisting of the grant of two performance-based options to acquire an aggregate of 2,500,000 ordinary shares of the Company, each of which vest over a four-period, but which may only be exercised if five increasing share-price targets, each relating to 20% of the shares subject to the applicable option, are met. The grant of the first option was effective on September 13, 2013 (in Fiscal Year 2013) and covers 1,750,000 ordinary shares. The grant of the second option was effective on January 2, 2014 and covers 750,000 ordinary shares. Based on the closing share price of $38.99 on the date the award was approved, attainment of the lowest price contingency would represent an increase in the Company’s share price of approximately 28%, and attainment of the highest price contingency would represent an increase in the Company’s share price of approximately 92%. These price targets were intended to be difficult to attain, and to depend on Mr. Tan’s ability to successfully grow the Company to achieve the corresponding significant, sustained increases in the Company’s share price needed to meet the performance requirements of the award. We believe that this award strongly incentivizes our President and Chief Executive Officer to act in the interests of shareholders over the long-term by working to increase the price of our shares.

Return of Capital to our Shareholders.

Our strong balance sheet in Fiscal Year 2014 enabled us to return an aggregate of approximately $284 million in cash dividends to our shareholders during the fiscal year. We have increased our quarterly dividend every quarter since the initiation of our cash dividend in December 2010.

Shareholder Advisory Vote on Executive Compensation and Shareholder Outreach

At our 2014 AGM, we submitted our executive compensation program to a non-binding, advisory vote of our shareholders. Prior to our 2014 AGM, we engaged in a broad shareholder outreach program to discuss our compensation philosophy and goals, including that our executives’ compensation be linked to both Company and individual performance. These discussions were led by our Compensation Committee Chairman, Donald Macleod, and in some cases also included our Chief Financial Officer, Anthony E. Maslowski. During this period, we met with shareholders, including with institutional investors, representing over 40% of our outstanding shares.

At our 2014 AGM, shareholders representing 65.1% of the shares represented in person or by proxy at the meeting and entitled to vote on the matter voted in favor of our executive compensation program. The Compensation Committee reviewed the result of the shareholders’ advisory vote on executive compensation. In light of the approval by a more than a majority of our shareholders of the compensation programs described in our 2014 proxy statement, the Compensation Committee did not implement changes to our executive compensation programs as a result of the shareholders’ advisory vote. However, in light of the fact that certain of our large institutional shareholders did not vote in favor of our executive compensation programs, we held additional meetings with our largest shareholders to further understand their concerns.

The Compensation Committee will take into account shareholder feedback it received through the shareholder outreach conducted following last year’s Say on Pay vote in any future amendments to our equity plans that we propose to our shareholders.

At our 2011 AGM, our shareholders voted, in a non-binding advisory vote, in favor of having a non-binding shareholder vote on executive compensation once every three years. Our next non-binding advisory vote on the compensation of our NEOs, and on the frequency of such vote, will occur at our 2017 Annual General Meeting of Shareholders.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation program for executives is designed to achieve the following:

•	attract and retain qualified, experienced and talented executives, in a highly competitive market for executive talent;

•	motivate and reward executives whose skills, knowledge and performance are critical to the on-going success of our Company;

•

encourage executives to focus on the achievement of corporate and financial performance goals and metrics by aligning the incentive reward program to the achievement of both functional/divisional goals and corporate goals; and

•

retain executives and align their interests with those of our shareholders by tying a significant portion of each executive’s compensation to returns realizable by our shareholders. A significant portion of total compensation paid to our executives is in the form of equity grants that vest over their years of service and may be subject to attainment of pre-established performance-based objectives.

Equity grants are a long-term retention tool for key executives intended to reflect the value we place on their contribution to our Company. Equity grants to our executives currently consist of options to acquire ordinary shares and/or RSUs. When allocating equity or, in the case of Mr. Tan, recommending an equity allocation, the Compensation Committee looks at each executive’s level of experience and expertise and overall value to our Company, as well as how much vested and unvested equity an executive holds. In Fiscal Year 2014, we continued our annual equity award program for our employees, with executives typically receiving a combination of performance-based options, with performance criteria based on sustained increases in the Company’s share price, in order to more closely align our executives interests with those our of shareholders, and service-vesting RSUs.

Our Compensation Committee has adopted a compensation philosophy that is intended to keep total cash compensation (base salary plus cash incentive opportunity) of our executives competitive with compensation for similarly situated executives both at other companies within our peer group and at companies included in the market salary surveys it reviews. Generally, where the Committee believes that the positions in the market match our internal roles, we view total cash compensation (including incentive cash compensation) as competitive when it is within approximately the 25th-75th percentiles, dependent on the area of responsibility relative to product development, sales, or support functions. The Compensation Committee believes that total cash compensation within this range of the market provides us a competitive position for attracting and retaining executives. However, our Compensation Committee bases its compensation decisions on the needs of the Company and an executive’s level of expertise, experience and marketability and will make exceptions to the above philosophy when it determines it is necessary to attract or retain an executive with the experience and skills desirable for a particular position, to provide additional incentive to an executive to achieve the Company’s goals or to maintain internal parity among executives with similar levels of responsibilities. As a result, target and actual total cash compensation paid to an executive may be outside of these reference points.

Approach for Determining Form and Amount of Compensation

Market Data

When reviewing compensation against market practices, the Compensation Committee uses industry-based market compensation survey data, which we refer to as “market salary surveys”, from the following data sources:

•	Radford Global Technology Survey;

•	Radford Global Sales Survey; and

•	Mercer High Tech Salary Survey (Asia).

The peer group companies the Compensation Committee used in January 2014 as a point of reference for reviewing and setting executive compensation, which we refer to as our “Pre-Acquisition Peer Group”, and those that participated in the market salary surveys, were:

•	Altera Corporation;

•	Analog Devices, Inc.;

•	Atmel Corporation;

•	Fairchild Semiconductor International, Inc.;

•	Freescale Semiconductor, Ltd.;

•	Linear Technology Corporation;

•	LSI Corporation;

•	Marvell Technology Group Ltd.;

•	Maxim Integrated Products, Inc.;

•	Microchip Technology Incorporated;

•	NVIDIA Corporation;

•	ON Semiconductor Corporation;

•	Skyworks Solutions, Inc.; and

•	Xilinx, Inc.

In January 2014, our Compensation Committee reviewed our peer group companies’ appropriateness. The selection criteria for the peer group are companies in the semiconductor industry, with similar business focus, comparability across annual revenue (generally 0.5 to 2.0 times that of the Company) and market capitalization (generally 0.1 to 1.1 times that of the Company). Other than as discussed below with respect to our CEO’s compensation, the peer group used for our market comparisons for 2014 was the same as the peer group used for 2013. Relative to the Pre-Acquisition Peer Group our revenues for the four quarters proceeding February 2014 ranked at the 65th percentile and our market capitalization as of February 2014 ranked at the 96th percentile. The Compensation Committee also reviewed peer group performance data on a one and three year basis, as set forth in the table below, which shows where we ranked among the 15 companies in our peer group (including us) based on our Fiscal Year 2013 and the most recently ended fiscal year for the 14 other companies in the Pre-Acquisition Peer Group.

One-Year Performance	2014 Percentile Rank
Revenue growth	85th
Total shareholder return	92nd

Three-Year Performance	2014 Percentile Rank
Revenue growth	77th
Total shareholder return	100th

While the Compensation Committee reviews benchmark compensation data for, and compensation practices at, peer companies to inform its decision-making process, it does not set compensation components to meet specific benchmarks. The Compensation Committee uses peer-group data and market salary surveys as points of reference so that it can set total compensation levels that it believes are reasonably competitive, but also believes that a mechanical benchmarking approach can result in compensation that is unrelated to the value delivered by our executives. In addition, peer group data and market salary surveys do not always contain data for positions and responsibilities exactly comparable to those of our executives, and different survey data can be inconsistent. While compensation levels may differ among executives on competitive factors, and the role, responsibilities and performance of each specific executive, there are not material differences in the compensation philosophies, objectives or policies for our executives, including NEOs.

Individual Executive Compensation Data

In addition to market compensation survey data, the Compensation Committee considers the following information for each executive when determining his or her compensation: (i) the targeted value of base pay, annual cash incentive bonus target, equity grants and other benefits; and (ii) the accumulated value of unvested “in-the-money” outstanding equity grants. This information helps the Compensation Committee to understand the total compensation being delivered to executives and the long-term retentive elements in place for executives.

Internal Pay Equity

We do not maintain a formal policy regarding internal pay parity, but it may be considered as a factor in determining compensation.

Our President and Chief Executive Officer is compensated at a higher level than other executives because he has a significantly higher level of responsibility, accountability and experience. In June 2014, Mr. Tan’s base salary was set at $880,000. Mr. Tan also receives more of his pay in the form of long-term incentive compensation, rather than annual cash compensation, as compared to the compensation of the other NEOs. Given Mr. Tan’s responsibility for overall Company performance, the Board believes that compensating him at a higher level than other executives and weighting his total compensation more heavily toward long-term, performance-based, incentive compensation is consistent with market practice, appropriately reflects his contributions and aligns his incentives with interests of our shareholders.

We believe the Fiscal Year 2014 target total direct compensation for the NEOs, other than Mr. Tan, in relation to the compensation targeted for Mr. Tan, and to one another, was reasonable and appropriate given each executive’s responsibilities and Fiscal Year 2014 performance. For Fiscal Year 2014, the differences in pay among our NEOs relative to each other and Mr. Tan are based on internal parity between executives, based on their contributions to the Company, market differences for the particular job, job responsibilities and scope, professional experience and adjustments for individual performance.

Compensation Consultant

The Compensation Committee retains Compensia as its compensation consultant. As the independent consultant to the Committee, Compensia prepares the assessment of executive compensation based on market data, including data from our peer group companies. Compensia has not provided, and does not provide, any other services to the Company that are not at the direction of the Compensation Committee.

Components of Our Executive Compensation Program

The components of our executive compensation program are:

•	annual base salary;

•	annual (fiscal year) cash incentive program;

•	equity incentive compensation (grants of options to purchase ordinary shares and RSUs, including performance-based equity awards);

•	perquisites; and

•	severance and change-in-control benefits.

Annual Cash Compensation

Base Salary

Our Compensation Committee believes that a competitive base salary is a necessary element of any compensation program designed to attract, engage and retain key executives. Base salaries provide fixed, baseline compensation and are set at levels that are intended to reflect internal parity between executives of similar levels of responsibility and to be within a competitive range with similar positions at our peer group companies. The base salaries of all our executives are reviewed annually by the Compensation Committee against positions of similar size and scope in our peer group companies.

Annual adjustments to an executive’s base salary take into account:

(i)	economic and business conditions and outlook;

(ii)	individual performance throughout the prior fiscal year (based on the achievement of divisional goals used in the annual cash incentive bonus plan, fiscal responsibility and senior leadership ability);

(iii)	the actual pay rate of our executives as compared to market pay rates from the market salary surveys; and

(iv)	internal parity, where applicable.

Our Compensation Committee reviews and considers many factors in determining individual performance for the purposes of adjusting base salaries including such measures as unit or division performance against budget, achievement of unit or division sales goals, new product introductions and corporate strategy implementation. The process for considering internal parity where applicable involves comparing executives in peer roles to ensure that base salaries are comparable based on function, scope and responsibilities of the role and taking into account the executive’s experience, technical knowledge and expertise.

The Compensation Committee conducts the annual salary review process for executives in the middle of the fiscal year, with changes to salaries becoming effective in July. In March 2014, the Compensation Committee undertook a market review of executive compensation (other than Mr. Tan), using market survey data for 2013 prepared by Compensia. In July 2014, all NEOs’ base salaries, other than Mr. Tan’s, were increased by 5% or less (in local currency), over their respective prior year’s salary in each case based on the Compensation Committee’s assessment of the market survey data, and in light of the NEOs’ experience, performance at the Company and total direct compensation being awarded to each executive. The following table sets forth the base salaries during Fiscal Year 2014 of the NEOs (other than Mr. Tan) and relevant comparative data:

Name	Base Salary (USD) As at July 1, 2013	2013 Base Salary As a Percentile of Base Salaries at Comparator Companies(1)	Base Salary (USD) Effective July 1, 2014	2014 Base Salary As a Percentile of Base Salaries at Comparator Companies(1)
Anthony E. Maslowski(2)	$390,000	<25th Percentile	$409,500	<25th Percentile
Bryan T. Ingram	$500,000	65th Percentile	$525,000	60th Percentile
Boon Chye Ooi(3)	$567,700	70th Percentile	$595,269	80th Percentile
Patricia H. McCall	$378,525	50th Percentile	$397,451	60th Percentile

(1)	Based on market survey data for 2013 (the most recent period then available) prepared by Compensia, which includes a blend of data from the market salary surveys and the data relating to the Pre-Acquisition Group Companies.
(2)	Mr. Maslowski’s base salary is below the 25th percentile, given his more recent appointment as Chief Financial Officer in September 2013.
(3)	Mr. Ooi’s cash compensation is paid in Singapore Dollars. Mr. Ooi’s base salary was increased from S$716,040 to S$744,682. For the purposes of this table, salary amounts paid to Mr. Ooi in Singapore Dollars were converted to U.S. Dollars using the Accounting Rate for June 2013 (1.2613 Singapore Dollars to the U.S. Dollar) and May 2014 (1.251 Singapore Dollars to the U.S. Dollar), as applicable. The “Accounting Rate” for any month is the exchange ratio of the number of Singapore Dollars to one U.S. Dollar for the last business day of the preceding fiscal month, as reported by Bloomberg L.P.

During its review of Mr. Tan’s base salary in June 2014, the Compensation Committee reviewed and considered market data that included data for companies of a comparable size and revenue to the assumed size and projected revenue of the Company following the closing of the LSI acquisition, referred to as the “Post-Acquisition Peer Group”, and considered the additional responsibilities that Mr. Tan would assume as a result of the acquisition, when recommending Mr. Tan’s salary increase to the Board. This comparison group of companies included six companies (Analog Devices, Inc., Freescale Semiconductor, Ltd., Marvell Technology Group Ltd., Maxim Integrated Products Inc., NVIDIA Corporation, and Xilinx Inc.) from the Pre-Acquisition Peer Group referenced above and ten new companies (Advance Micro Devices, Inc., Agilent Technologies, Inc., Broadcom Corporation, Juniper Networks, Inc., KLA-Tencor Corporation, Lam Research Corporation, Micron Technology, Inc., Motorola Solutions, Inc., NetApp, Inc., and SanDisk Corporation). The Post-Acquisition Peer

Group is intended to be used as the comparator group of companies for our NEOs’ 2015 fiscal year compensation review. The median revenue for this group of companies was $4.6 billion for the four calendar quarters ended March 2014 compared to $2.4 billion for the peer group referenced above and the median market capitalization for this group was $11.6 billion as of May 2014 compared to $7.7 billion for the peer group referenced above. Based on the assumed combined revenue of Avago and LSI for the preceding four quarters, Avago would have ranked above the 100th percentile all of the companies in the Pre-Acquisition Peer Group based on revenue, and at the 96th percentile of that group in terms of market capitalization. By comparison, Avago would have ranked 55th percentile of the Post-Acquisition Peer Group based on revenue and at the 64th percentile of that group in terms of market capitalization. Following the review of Mr. Tan’s base salary as compared to the Post-Acquisition Peer Group, the Board approved a 10% increase in Mr. Tan’s base salary, following input and recommendations from the Compensation Committee.

Name	Base Salary (USD) As at July 1, 2013	2013 Base Salary As a Percentile of Base Salaries at Pre-Acquisition Group Companies(1)	Base Salary (USD) Effective July 1, 2014	2014 Base Salary As a Percentile of Base Salaries at Post-Acquisition Peer Group Companies(1)
Hock E. Tan	$800,000	50th Percentile	$880,000	35th Percentile

Our Chief Executive Officer may recommend increasing the base salary of an executive at any time throughout the course of the year if a change in the scope of the executive’s role and responsibilities warrants an increase. In limited circumstances, our Chief Executive Officer may propose that an executive’s base salary be adjusted in response to a competitive threat or competitive labor market conditions. The Compensation Committee approves any salary adjustments that are made during the fiscal year for executives (other than for Mr. Tan, which are approved by our Board, with input and recommendations from the Compensation Committee).

Annual Cash Incentive Program

The Compensation Committee also believes that a significant portion of an executive’s total compensation should be dependent upon the Company’s performance. We maintain a performance-based annual cash incentive bonus plan for all of our executives and one for all other employees. The plans are reviewed and approved on an annual basis by our Compensation Committee. Company goals and business metrics are also reviewed and approved by the Compensation Committee. Our performance-based annual cash incentive plan for executives is designed to encourage and motivate the Chief Executive Officer and Chief Operating Officer to achieve corporate level goals and other executives to achieve both corporate level and functional/divisional level goals, thereby positively contributing to the growth and performance of the Company. The structure of the plan for Fiscal Year 2014 was the same as for Fiscal Year 2013. The plan included a target bonus amount expressed as a percentage of base salary for each NEO, which could be achieved by meeting corporate and divisional or functional goals, and could be increased or decreased based on individual performance. The formula used to calculate an executive’s performance-based bonus under the plan is as follows:

Bonus Amount	=	Bonus Target Percentage	x	Annual Bonus Eligible Earnings (base salary paid during the fiscal year)	x	Group Performance Factor (may range from 50% - 150%)	x	Individual Performance Factor (may range from 50% - 150%)

If an executive’s role changes during the course of the fiscal year, such that the applicable performance metrics are also changed, such executive’s performance-based bonus under the plan is calculated on a pro-rata basis using the relevant metrics for the periods served in each capacity during the fiscal year.

All bonuses paid under the plan are paid to the NEOs in cash, with the exception of the Chief Executive Officer in certain circumstances. In the event the Board assigns the Chief Executive Officer an Individual Performance Factor (discussed in more detail below) greater than 100%, the Board may elect to pay the difference between the dollar amount of the Chief Executive Officer’s actual bonus amount and the dollar amount of the Chief Executive Officer’s bonus calculated using a performance factor of 100% in the form of an equity award under the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan”). The type and terms of any such equity award would be determined by the Board. The Compensation Committee believes that this feature allows it to further incentivize our Chief Executive Officer to focus on the mid- to long-term performance of the Company and to further provide for value creation for the Company’s shareholders.

Bonus Target as a Percentage of Base Salary

Bonus targets are expressed as a percent of base salary. The Compensation Committee reviews competitive market data from the market salary surveys for our peer group companies as a point of reference in determining each executive’s bonus target. In addition, the Compensation Committee sets bonus targets based on each executive’s experience in his or her role with our Company and the level of responsibility held by each executive, which the Compensation Committee believes directly correlates to his or her ability to influence corporate results. The NEOs’ respective target rates of participation for Fiscal Year 2014 were the same as in Fiscal Year 2013. Each NEO’s target bonus amount can be calculated by multiplying his or her target bonus percentage, disclosed in the table entitled “Summary Bonus Table” below, by his or her base salary.

Group Performance

Group performance for each executive, other than our Chief Executive Officer and our Chief Operating Officer, consists of corporate performance and division/function performance, with each component equally weighted at 50%. Division/function performance metrics may include, among other things, metrics for direct expenses incurred by the division or function for which an NEO is responsible. Our Chief Executive Officer’s and our Chief Operating Officer’s group performance is measured solely using corporate performance since our Chief Executive Officer has overall responsibility for our Company and our Chief Operating Officer has responsibility for all operational aspects of the Company. A performance goal must be achieved at the minimum level of performance before it is taken into account in calculating an executive’s bonus amount. Achieving the minimum level of performance for a particular goal (other than direct expenses) results in 50% attainment while achieving the maximum level of performance results in 150% attainment for such goal, with performance between these levels resulting in an attainment percentage based on linear interpolation. For direct expense performance targets only, achieving the minimum level of performance will result in 80% attainment while achieving the maximum level of performance will result in 120% attainment for such component, with performance between these levels resulting in attainment percentages based on linear interpolation.

The corporate goals for Fiscal Year 2014 were revenue growth as compared to Fiscal Year 2013 and non-GAAP income from operations. Each goal carried an equal weighting of 50% of corporate performance component. The target for revenue growth for Fiscal Year 2014 was 15%, and the maximum attainment level was 20%, as compared to Fiscal Year 2013, and the target for non-GAAP income from operations for Fiscal Year 2014, excluding the effects of provisions or accruals for anticipated payouts under the annual cash incentive bonus plan (which would have the effect of reducing non-GAAP income from operations), was $936 million, and the maximum attainment level was $1,011 million. The goals were set by the Compensation Committee, with input from management and were designed to be difficult to attain and to require substantial effort by management to achieve. In determining whether performance goals were met in respect of Fiscal Year 2014, the calculations of revenue growth and non-GAAP income from operations excluded the effects of the acquisitions of LSI and PLX, which were completed in Fiscal Year 2014, but which were not included when the performance targets for the year were set. The table below shows the revenue growth and non-GAAP income from operations excluding the effects of the acquisitions of LSI and PLX.

($ in millions)	Company Fiscal Year 2013		Company Fiscal Year 2014		Contribution from LSI to Company Fiscal Year 2014	Contribution from PLX to Company Fiscal Year 2014	Adjusted Company Fiscal Year 2014(1)		Increase in Adjusted Company Fiscal Year 2014(1) Compared to Company Fiscal Year 2013
Revenue	$2,520		$4,307	(2)	$1,112	$24	$3,171	(2)	$651	25.8%
Non-GAAP Income from Operations	$740	(3)	$1,521		$372	$2	$1,147		$407	55.0%

(1)	“Adjusted Company Fiscal Year 2014 Results” exclude contribution from LSI and PLX.
(2)	Non-GAAP revenue, which is calculated from our consolidated audited financial statements in our 2014 Form 10-K by adding to our $4,269 million of GAAP revenue $38 million in LSI intellectual property licensing revenue, not included in GAAP revenue as a result of the effects of purchase accounting for the LSI acquisition.
(3)	“Adjusted Company Fiscal Year 2013 Results” exclude contributions from Javelin and CyOptics.

Non-GAAP income from operations of $1,521 million for Fiscal Year 2014 is calculated from our consolidated audited financial statements in our 2014 Form 10-K by adding to our $438 million GAAP income from operations: $38 million related to the acquisition-related purchase accounting revenue adjustment, $210 million related to the purchase accounting effect on inventory, $446 million related to the amortization of acquisition-related intangibles ($249 million reported as amortization of intangible assets as part of cost of products sold and $197 million reported in amortization of intangible assets as part of operating expenses), $153 million related to share-based compensation expense ($18 million reported as part of cost of products sold and $135 million reported as part of operating expenses), $162 million related to restructuring charges ($22 million reported as part of cost of products sold and $140 million reported as part of operating expenses), and $74 million in acquisition-related costs ($7 million reported as part of cost of products sold and $67 million reported as part of operating expenses). In determining whether performance goals under the plan have been met, the effects of provisions or accruals during the year for anticipated payouts under the annual cash incentive bonus plan are also excluded from non-GAAP income from operations. The table below shows the adjusted non-GAAP income from operations excluding these provisions or accrual.

($ in millions)	Company Fiscal Year 2013	Adjusted Company Fiscal Year 2014		Provisions or Accruals for Anticipated Payouts Under Annual Cash Incentive Bonus Plans	Adjusted Company Fiscal Year 2014 Excluding Provisions or Accruals		Increase in Adjusted Company Fiscal Year 2014 Excluding Provisions or Accruals Compared to Company Fiscal Year 2013
Revenue	$2,520	$3,171	(1)	—	$3,171	(1)	$651	25.8%
Non-GAAP Income from Operations	$740	$1,147		$78	$1,225		$485	65.5%

(1)	Adjusted non-GAAP revenue

In November 2014, the Compensation Committee preliminarily assessed that we achieved Fiscal Year 2014 adjusted revenue growth of 25.8%, which was above the maximum specified level of performance, resulting in 150% attainment of this goal. The Compensation Committee also preliminarily determined that we achieved adjusted non-GAAP income from operations for Fiscal Year 2014 of $1,225 million, which was above the maximum specified level of performance, resulting in 150% attainment of this goal. The Board determined final adjusted non-GAAP income from operations was $1,225 million, instead of $1,147 million.

The Compensation Committee determines an executive’s division/functional performance percentage based on the achievement of goals by the division/function overseen by the executive. The Compensation Committee sets divisional/functional goals and their weightings annually, based on its assessment of the business requirements of the particular division/function to which the goals relate and the relative importance of the goals to the division/function. Each of the divisional goals, and its respective weighting, for our NEOs is described in the “Summary Bonus Table” below. Each divisional/function goal is set by the Compensation Committee to be difficult to attain and to require substantial effort on behalf of the division and the executive in charge of the division or function to achieve. In December 2014, the Compensation Committee determined that divisional/functional goals had been achieved at the levels set forth in the “Summary Bonus Table” below. Following the acquisitions of LSI and PLX, and the integration of their support and operational functions, it was not possible to assess attainment of certain divisional and functional metrics under the annual cash bonus program on a standalone Avago basis, per the Avago Performance Bonus Plan. As a result, attainment of divisional and functional metrics for Mr. Ooi and Ms. McCall were set at 100% or target.

Individual Performance

Individual performance is applied as a multiplier to the bonus amount calculated based on group performance. Individual performance is approved by the Compensation Committee based on recommendations from the Chief Executive Officer for each executive other than the Chief Executive Officer. In determining individual performance, the Compensation Committee considers the requirements of the executive’s position including the achievement of the divisional goals set forth in the Summary Bonus Table below, fiscal responsibility as determined by the Compensation Committee with input from the Chief Executive Officer, the executive’s senior leadership capability, and how each of these factors impacts the overall performance of the executive’s division and/or function. Based on their respective levels of performance and individual contribution, the Compensation Committee assigns each executive an individual performance multiplier of between 50% and 150%. Executives, who consistently meet or exceed the requirements of the position, as determined by the Compensation Committee, will receive a bonus multiplier of between 100% and 150%. Executives who meet some, but not all, of the requirements of the position or for whom the Compensation Committee believes that improvement is needed will receive a bonus multiplier of between 50% and less than 100%. The Compensation Committee may adjust our executives’ individual performance multiplier upwards or downwards in its sole discretion, based on any criteria it determines appropriate.

Fiscal Year 2014 was a year of substantial transition and change due to the Company’s acquisitions of LSI and PLX. This prompted significant and dynamic changes in the responsibilities of our NEOs during the year, which made it difficult for our Chief Executive Officer, and, in turn, the Compensation Committee, to assess and determine an appropriate individual performance factor for each NEO. Given this uncertainty but the strong financial and operational performance of the Company during Fiscal Year 2014, including the successful completion of the LSI and PLX transactions, the Compensation Committee, following recommendations by the Chief Executive Officer (other than with respect to himself), set the individual performance factor for each NEO (other than the Chief Executive Officer) at 100%, which would result in no change (positive or negative) to the bonus amounts. Similarly, the Board, with input from the Compensation Committee, set Mr. Tan’s individual performance multiplier at 100%. NEOs’ individual performance factors are evaluated annually, and will vary from year to year.

Discretionary Bonuses

Each year, our Compensation Committee may supplement the performance-based cash incentive plan awards earned by our NEOs with discretionary bonuses which are awarded based on our Chief Executive

Officer’s recommendations, other than with respect to himself, and the Compensation Committee’s assessment of individual contributions. In Fiscal Year 2014, no discretionary bonuses were awarded to our NEOs.

Summary Bonus Table

With respect to each NEO, corporate and divisional/functional goals for Fiscal Year 2014 were set and achieved, and bonuses were paid under our annual cash incentive bonus plan, as follows:

Name	Bonus Target as a Percentage of Bonus Eligible Earnings	Fiscal Year 2014 Bonus Metric (weighting)	Fiscal Year 2014 Bonus Metric Achievement	Fiscal Year 2014 Payout in Dollars and as a Percentage of Bonus Eligible Earnings
Hock E. Tan	150%	Revenue Growth (50%)	150%
President and Chief Executive Officer		Non-GAAP Operating Profit (50%)	150%
		Total Weighted Fiscal Year 2014 Attainment	150%	$1,855,385	(225.0%)

Anthony E. Maslowski	75%	Revenue Growth (50%)	150%
Chief Financial Officer		Non-GAAP Operating Profit (50%)	150%
		Total Weighted Fiscal Year 2014 Attainment	150%	$445,500	(112.5%)

Bryan T. Ingram	100%	Revenue Growth (50%)	150%
Senior Vice President and Chief Operating Officer		Non-GAAP Operating Profit (50%)	150%
		Total Weighted Fiscal Year 2014 Attainment	150%	$761,539	(150.0%)

Boon Chye Ooi	75%	Revenue Growth (25%)	150%
Senior Vice President, Global Operations		Non-GAAP Operating Profit (25%)	150%
		Avago Gross Margin % (25%)	100%
		Direct Expenses (25%)	100%
		Total Weighted Fiscal Year 2014 Attainment	125%	$532,938	(93.8%)

Patricia H. McCall	60%	Revenue Growth (25%)	150%
Vice President, General Counsel		Non-GAAP Operating Profit (25%)	150%
		Direct Expenses (50%)	100%
		Total Weighted Fiscal Year 2014 Attainment	125%	$288,261	(75.0%)

Equity Incentive Compensation

Our Compensation Committee believes that long-term, sustainable growth and performance are best facilitated through a culture of executive stock ownership that encourages long-term investment and engagement by our executive management. The aim is also to align executive performance and behaviors to create a culture conducive to shareholder investment.

Our Compensation Committee approves all equity awards granted to executive officers, other than the CEO whose equity awards are approved by the full Board (other than the CEO). The size of initial and subsequent grants for executives takes into account past equity grants, the executive’s position and level, other compensation and the value the executive brings to the Company based on their technical experience, expertise and leadership capabilities. The Compensation Committee also reviews annually the amount of vested and unvested equity that an executive holds and the fair market value of the unvested equity compared to the executive’s base salary. The philosophy behind equity awards is to provide the executive with a strong incentive to remain with, and build value in, the Company over an extended period of time. Equity awards to executives may be proposed by our Chief Executive Officer from time to time, and any grants are made by the Compensation Committee.

We have an annual equity award program for employees, including executives. Annual equity awards are typically made in March of each year. Annual awards to executives vest over four years with 25% vesting annually. Performance-based options granted to executives are also subject to shares price contingencies that must be met before the award is exercisable. During Fiscal Year 2014, equity awards for the NEOs, other than Mr. Tan, consisted of a combination of performance-based options and service-based RSUs, to balance long-term retention of executives, by providing an element of certainty of value from service-based RSUs, with motivating the executives to improve performance and increase the Company’s share price over the long term, through the option awards. Options and RSUs are typically issued in a ratio of three option shares to one RSU, in order to emphasize the performance aspect of the equity awards. These performance-based options have a term of seven years and vest over four years, with 25% vesting annually, assuming the executive’s continued service with the Company through the vesting dates. However, these options are not exercisable until the date on which the average of the closing prices of the Company’s ordinary shares (as reported on the Nasdaq), over a defined historical trading period equals or exceeds a price threshold higher than the exercise price of the option, set at the time of the grant of the options. As a result, the executive is not able to realize any value from the option award unless there is a significant increase in the Company’s overall share price over a sustained period. This structure provides executives with stronger incentives to improve the Company’s performance and maximize the value of the Company’s shares, which more closely aligns their interests with those of shareholders generally.

Changes in Equity Incentive Compensation Policies

In December 2014, the Compensation Committee, with advice and input from Compensia, decided that starting in Fiscal Year 2015, equity awards to our NEOs would consist entirely of RSUs, with 50% of the RSUs awarded being performance-based RSUs and 50% being service-vesting RSUs.

2014 Equity Grants

In March 2014, the Compensation Committee awarded equity grants to all of the NEOs, except Mr. Tan, as follows:

Name	Performance-Based Options (Number of Shares)	RSUs (Number of Shares)
Bryan T. Ingram	240,000	80,000
Anthony E. Maslowski	50,000	16,667
Boon Chye Ooi	50,000	16,667
Patricia H. McCall	36,000	12,000

The performance-based option awards made in Fiscal Year 2014 vest at the rate of 25% per year but are not exercisable until the date on which the average of the closing prices of the Company’s ordinary shares (as reported on the Nasdaq), over a ten consecutive trading day period is equal to or greater than 120% of the exercise price of the option. This performance-based condition for these options was met on August 22, 2014. In determining the size of the awards, the Compensation Committee considered the fair market value of the unvested equity already held by each executive compared to the executive’s base salary, as well as market data for our peer group companies, and the performance of the Company. In addition, the Compensation Committee considered the importance of retaining Mr. Ingram in his role as Chief Operations Officer of the Company.

On January 2, 2014, Mr. Tan received the second part of his special, long-term compensation and retention equity award, which was approved in September 2013, as discussed in more detail below. In January 2014, the

Compensation Committee also amended the vesting schedule for an outstanding performance option held by Mr. Ooi. The option, originally granted in 2009, vested 20% per year over five years, based on the achievement of specified financial targets for each such year. If the performance criteria for a particular year were not met, under the terms of the option, the relevant tranche of the option would vest two years following the date on which it would have vested had the performance target been met. The Compensation Committee changed the vesting of the last tranche of the option (representing shares) so that in such circumstances it would vest one year (instead of two years) after the date on which it would otherwise have vested. The change was made to recognize Mr. Ooi’s achievements during Fiscal Year 2013, notwithstanding the fact that the Fiscal Year 2013 performance criteria for vesting of the option had not been met.

Fiscal Year 2013 Performance-Based Retention Award to President and Chief Executive Officer.

Terms of the Award

On September 13, 2013, the Board, following the recommendation of the Compensation Committee, approved a special, long-term compensation and retention equity award to Mr. Tan consisting of performance-based options to acquire an aggregate of 2,500,000 ordinary shares of the Company. The award was made under the 2009 Plan and consists of:

(i)	an option to acquire 1,750,000 shares with an effective grant date of September 13, 2013 and an exercise price of $38.99 per share, which was the closing price per Share, as reported by the Nasdaq on that date (“Option #1”), and

(ii)	an option to acquire 750,000 shares with an effective grant date of January 2, 2014, and a strike price of $52.65 per share, which was the closing price per Share, as reported on the Nasdaq on January 2, 2014 (“Option #2” and together with Option #1, the “Options”).

The Options vest in four equal installments over a four-year period from their respective dates of grant, assuming Mr. Tan’s continued service to the Company; however, the Options will only become exercisable as to any tranche thereof, if the relevant Price Contingency for such tranche is or has been achieved. The Options have a term of seven years from their respective dates of grant.

The “Price Contingency” for each tranche of the Options set forth in the table below means the date on which the average of the closing prices per Share, as reported on the Nasdaq, over a 30 consecutive trading-day period (the “30-Day Average Price”) is equal to or greater than the relevant price set forth in the table below:

30-Day Average Price (U.S.$)	Option #1: Number of Option Shares Subject to the Price Contingency	Option #2: Number of Option Shares Subject to the Price Contingency
$50.00	350,000	150,000
$56.75	350,000	150,000
$62.50	350,000	150,000
$68.75	350,000	150,000
$75.00	350,000	150,000

	1,750,000	750,000

The satisfaction of a particular Price Contingency with respect to an Option also satisfies all other Price Contingencies for the Options having a lower 30-Day Average Price. If any Price Contingency is not satisfied prior to the expiration, termination or cancellation of an option pursuant to its terms, both the relevant vested tranche as to which such Price Contingency relates and all unvested tranches of such option shall thereupon expire, terminate or be cancelled.

In the event of the closing of a Change in Control (as defined in the 2009 Plan) in which the effective price per share paid by the acquirer meets or exceeds a 30-Day Average Price related to a particular Price Contingency tranche of the Options, the Price Contingency relating to each tranche of the Options having a lower 30-Day Average Price shall be deemed met, and the Options shall become exercisable as to such tranche, in each case, irrespective of whether such price is maintained for 30 consecutive trading days. Unless the Options are assumed by the acquirer in a Change of Control transaction, the Options become fully vested immediately prior to the closing of such transaction, but shall remain subject to the requirement that the Options only become exercisable as to those tranches of the Options for which the relevant Price Contingencies are or have been achieved. Any tranches of the Options for which the relevant Price Contingencies have not been met as of the closing of such Change in Control transaction in which the Options are not assumed by the acquirer shall terminate upon such closing.

Rationale for, and Structuring of, the Award

In determining whether to make the award, and how to structure the award, the Compensation Committee consulted extensively with, and was advised by, Compensia, the Compensation Committee’s external, independent compensation consultant. The Compensation Committee and the Board reviewed and weighed heavily Mr. Tan’s contributions to the Company to date, and the successful performance of the Company while Mr. Tan has been its President and Chief Executive Officer, and the resulting, substantial increase in the Company’s share price in the four years since its IPO in August 2009. The Board believed that it was in the best interests of the Company to ensure Mr. Tan remained as President and Chief Executive Officer of the Company and that he is incentivized to continue to improve Company performance going forward. The Board also believed that this award was essential to ensuring Mr. Tan remained with the Company. As of September 13, 2013, the grant date of Option #1, the Company’s Share price had increased over 160% from its IPO price, and as of November 2, 2014, the end of Fiscal Year 2014, the Company’s Share price had increased to $86.25, or 475%, from its IPO price. Net revenue increased from $1,484 million in Fiscal Year 2009 to $2,520 million in Fiscal Year 2013 and $4,307 million in Fiscal Year 2014.

In designing the award, in consultation with and upon the advice of Compensia, the Compensation Committee focused on ensuring that the award aligned with and reinforced the Company’s pay-for-performance philosophy, while also emphasizing substantial, sustainable shareholder value creation. Therefore, the Board after consultation with and upon the recommendation of the Compensation Committee, decided to adopt a tiered performance-based award structure, based on the objective, quantifiable metric of the Company’s share price. The tiered, performance-based nature of the award is intended to incentivize Mr. Tan to lead the Company to sustained, superior financial and operational performance, continuing the performance Mr. Tan has accomplished since he joined the Company. The Options vest over a four-year period from their respective effective grant dates and only become exercisable if the Company’s shares trade for sustained periods at increasing prices between $50.00 and $75.00 per share. This means that Mr. Tan could not realize any value from the Options unless and until the relevant Price Contingencies had been met. The price targets provided for in the award were intended to be difficult to attain, and the realizable value of this award were dependent on Mr. Tan’s ability to successfully grow the Company over time and achieve the corresponding significant, sustained increases in the Company’s share price needed to meet the performance requirements of the award. At the time of approval, the Board believed strongly that the structure of this award reinforced and more closely aligns Mr. Tan’s interests with those of our shareholders, and strongly incentivizes Mr. Tan to act in the interests of shareholders generally over the long term. The Board also believes that the potential gains Mr. Tan may realize with this award are reasonable based on the aggregate overall increase in the amount of Company shareholder wealth that will need to be achieved for Mr. Tan to actually realize such gains.

Based on the closing share price of $38.99, as quoted on the Nasdaq on September 13, 2013, the date the award was approved, attainment of the lowest Price Contingency of $50.00 would represent an increase in the Company’s share price of approximately 28%, and attainment of the highest Price Contingency of $75.00 would represent an increase in the Company’s share price of approximately 92%. As of November 2, 2014, the

Company’s share price was $86.25, an increase of 121% from the date on which the award was approved. As a result of the performance of the Company since the approval of this award, including the significant strategic acquisitions of LSI and PLX and the related non-core business divestitures that have occurred since then, as of September 5, 2014, all of the Price Contingencies relating to the Options have been met. As a result, the Options are now subject only to the vesting requirements thereof and may be exercised by Mr. Tan once vested.

Shareholder Outreach

In 2013, in connection with awarding Mr. Tan this retention equity award, the Compensation Committee, through its Chairman, engaged in outreach to shareholders who, at the time, collectively owned approximately 61% of our then outstanding shares. Of those contacted, shareholders owning approximately 56% of our then outstanding shares took the opportunity to engage in discussion with the Chairman of our Compensation Committee. The reason most often cited by those investors who declined our invitation for extended discussions was that they had no outstanding concerns or questions about the award. The award and its design were viewed positively by those shareholders with whom we had discussions. The most commonly cited reason for this was that the award is strongly performance-based and Mr. Tan benefits from the award only when the Company’s share price exceeds each of the significantly higher price contingencies provided for in the award. This was viewed as strongly aligning Mr. Tan’s incentives with those of shareholders generally.

NEO Share Ownership Guidelines

In August 2012, the Committee approved the following share ownership guidelines for NEOs, based on market and peer group data and upon consultation with, and advice from Compensia: (i) the Chief Executive Officer should hold a minimum of 70,000 of our ordinary shares or ordinary shares having a fair market value equal to three times the Chief Executive Officer’s annual base salary, whichever is less, and (ii) each other NEO should hold a minimum of 15,000 of our ordinary shares or ordinary shares having a fair market value equal to one times such NEO’s annual base salary, whichever is less.

NEOs are expected to reach this goal within five years of the date on which the guidelines were adopted or the date on which they become a NEO, whichever is later, and to hold at least such minimum value in ordinary shares for so long as he or she is a NEO. Shares held in a trust or other estate-planning vehicle established by a NEO, which continue to be beneficially owned by such NEO under SEC rules, count toward the NEO achieving the applicable guideline level of share ownership. Outstanding vested option awards held by a NEO count toward achieving the applicable guideline level of share ownership at a rate of 50%, i.e. two vested option shares will count as one ordinary share. Outstanding unvested equity awards do not count toward achieving the applicable guideline. As of February 11, 2015, all of our NEOs had achieved the guideline level of share ownership.

The Compensation Committee will evaluate, in its discretion, whether exceptions should be made in the case of any executive who, due to his or her financial circumstances or other special circumstances, would incur a hardship by complying with these share ownership guidelines.

Employee Stock Purchase Plan

Executives employed by our participating subsidiaries, including our NEOs, may also participate in our Employee Share Purchase Plan (“ESPP”). The ESPP provides eligible employees with the opportunity to acquire ordinary shares of the Company through periodic payroll deductions, at a 15% discounted price, based on a six-month look-back period. The ESPP is structured as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. The ESPP requires participants to hold shares for a minimum of six months after any purchase date, unless they cease to be eligible to participate in the ESPP in which case the shares become freely tradable, subject to our applicable securities laws and our insider trading policy.

Termination-Based Compensation

Separation compensation is determined by Company policy and any specific arrangements detailed in the executive’s employment agreement. Severance payments are typically comprised of a cash payment in lieu of salary, bonuses and/or coverage of health benefits for a limited period of time and, in some cases, option and RSU vesting acceleration. Our Compensation Committee, or the Board for our President and Chief Executive Officer, must approve any exceptions to severance payments including any additional cash payments and any variance from the Executive Plan regarding the treatment of options. Executives who are terminated from Avago are required to sign a general release of all claims against Avago to receive any severance benefits.

Each of our NEOs is eligible for severance benefits under his or her respective employment agreement or severance benefits agreement with Avago. The Compensation Committee provides termination benefits to our NEOs based on its review of severance practices at our peer group companies and as the result of arms’ length negotiations at the time our executives enter into employment with us, at the time they are requested to take on additional responsibilities or from time to time if deemed necessary or desirable to achieve parity with other NEOs. The level of benefits varies from executive to executive based on the level of responsibility of the executive and accommodations made through arms’ length negotiations.

The table below sets forth the severance benefits payable to each NEO under his or her severance benefit agreement in effect as of the end of Fiscal Year 2014, upon a termination of employment without cause or for good reason or in the event of death or disability, in each case, apart from a change in control. Each executive must provide a full release of claims in order to be eligible for his or her full severance payment.

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage
Hock E. Tan	12 months	100%	—
Anthony E. Maslowski	9 months	50%	6 months
Bryan T. Ingram	9 months	50%	6 months
Boon Chye Ooi	6 months	50%	6 months
Patricia H. McCall	9 months	50%	6 months

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s actual bonus or prior year’s target bonus.

The table below sets forth the severance benefits payable to each NEO under his or her severance benefit agreement in effect as of end of Fiscal Year 2014, upon a termination of employment without cause or for good reason or in the event of death or disability, in each case, within 12 months following a change in control involving the sale of all or substantially all of the assets of the Company (or in the case of Mr. Tan, three months before or 12 months following such a change in control). Vesting of equity held by our NEOs will only accelerate following such a change in control if there is a qualifying termination of employment, as described above, which is commonly referred to as a “double trigger.” Each executive must provide a full release of claims in order to be eligible for his or her full severance payment.

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage
Hock E. Tan	24 months	200%	—
Anthony E. Maslowski	12 months	100%	12 months
Bryan T. Ingram	12 months	100%	12 months
Boon Chye Ooi	12 months	100%	12 months
Patricia H. McCall	12 months	100%	12 months

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s actual bonus or prior year’s target bonus.

In addition, upon a qualifying termination of an NEO’s employment in connection with a change of control, the NEO will receive full acceleration of all outstanding time-vesting equity and equity-linked awards, and acceleration of outstanding performance-based equity and equity-linked awards to the extent (i) the effective price per share paid by the acquirer meets or exceeds any share price contingency applicable to any share-price performance awards, and (ii) other performance goals have been deemed satisfied, in the discretion of the Board, based on Company performance through the date of the change in control, for all other types of performance-based awards.

For more detailed descriptions of the benefits provided to our NEOs upon a termination of employment, please see “Executive Compensation—Severance and Change of Control Agreements with Named Executive Officers” below.

Other Compensation

U.S.-based executives may also participate in the Avago Technologies U.S. Inc. Deferred Compensation Plan. For a description of the Deferred Compensation Plan, see footnote 1 of the 2014 Non-Qualified Deferred Compensation Table.

The Compensation Committee approves providing perquisites to our executives on a case-by-case and limited basis. The Compensation Committee will provide a perquisite to an NEO when it is necessary to attract or retain the executive officer. In Fiscal Year 2014, the following NEOs received perquisites:

Name	Perquisites
Hock E. Tan, President and Chief Executive Officer	Reimbursement for travel to his residence in Pennsylvania.
Boon Chye Ooi, Senior Vice President, Global Operations	Reimbursement of tax preparation service fees and annual home leave travel expenses.

Tax and Accounting Considerations

While the Compensation Committee and our Board generally consider the financial, accounting and tax implications of its executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. In addition, the Compensation Committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our Chief Executive Officer and each of the other NEOs (other than our Chief Financial Officer), referred to as “covered employees”, unless compensation is performance-based. Our Compensation Committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, the Compensation Committee will continue to evaluate the effects of the Section 162(m) and related U.S. Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation payable to a covered employee must be deductible under Section 162(m).

Hedging and Pledging Prohibitions

As noted above, a core element of our compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. In furtherance of this philosophy, our insider trading policy prohibits our executives from hedging, pledging or margining Avago securities or trading in derivative securities related to our securities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information about compensation earned by our NEOs during Fiscal Year 2014, Fiscal Year 2013 and Fiscal Year 2012. Our NEOs consist of our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers serving at the end of Fiscal Year 2014.

Name and Principal Position(s)	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Hock E. Tan	2014	827,692		—	—	14,483,625	1,855,385	35,894	(4)	17,202,596
President and Chief Executive Officer	2013	781,731		—	2,493,405	27,531,000	1,025,000	35,993		31,867,129
	2012	716,346		—	—	—	—	36,694		753,040

Anthony E. Maslowski	2014	396,750		—	1,033,687	1,115,625	445,500	16,749	(5)	3,008,311
Senior Vice President and Chief Financial Officer	2013	330,825		50,000	1,886,500	2,050,875	177,794	65,426		4,561,420

Bryan T. Ingram	2014	508,654		—	4,961,600	5,355,000	761,539	15,600	(6)	11,602,393
Chief Operating Officer	2013	475,769		—	945,345	1,066,800	506,527	15,000		3,009,441
	2012	406,539		60,000	—	—	188,997	15,000		670,536

Boon Chye Ooi	2014	568,467	(7)	—	1,033,687	1,144,347	532,938	17,636	(8)	3,297,075
Senior Vice President, Global Operations	2013	554,298		—	354,500	400,050	475,199	16,105		1,800,152
	2012	554,547		—	1,177,024	1,448,839	192,151	9,504		3,382,065

Patricia H. McCall	2014	385,076		—	744,240	803,250	288,261	15,854	(9)	2,236,681
Vice President, General Counsel	2013	373,672		—	212,700	240,030	219,965	15,600		1,061,967
	2012	353,433		—	588,512	724,419	127,163	15,600		1,809,127

(1)	Represents the grant date fair value of RSU, determined in accordance with ASC 718. The amounts in this column do not reflect compensation actually received by the NEO or the actual value that will be recognized by the NEO. For a discussion of valuation assumptions used in the calculations, see Note 8 to the Consolidated Financial Statements included in Part IV, Item 8 of our 2014 Form 10-K.
(2)	Represents the grant date fair value of options granted, determined in accordance with ASC 718. The amounts shown for 2014 and 2013 consist of grant date fair value of performance-based option awards. The single performance measure that determines the number of options to be earned for the performance-based option awards is our stock price, which is a market condition as defined under Financial Accounting Standards Board principles regarding the measurement of stock-based compensation (ASC 718). Since these awards do not have performance conditions as defined under ASC 718, such awards have no maximum grant date fair values that differ from the fair values presented in the table above. For Mr. Ooi, the amount for 2014 in this column also includes the incremental fair value resulting from an amendment to a previously granted option, which is discussed in more detail in footnote 6 to table appearing under the heading “Grant of Plan-Based Awards in Fiscal Year 2014” below. The amounts in this column do not reflect compensation actually received by the NEO or the actual value that will be recognized by the NEO. For a discussion of valuation assumptions used in the calculations, see Note 8 to the Consolidated Financial Statements included in Part IV, Item 8 of our 2014 Form 10-K.
(3)	Represents amounts paid for each applicable fiscal year under our annual cash incentive program for executive employees. Please see the plan description in “Compensation Discussion and Analysis—Annual Cash Compensation—Annual Cash Incentive Program” above.
(4)	Represents $20,294 in expense reimbursements for travel to Mr. Tan’s residence in Pennsylvania and a $15,600 401(k) employer matching contribution.
(5)	Represents a $16,749 401(k) employer matching contribution processed in January 2014 for October through December for Mr. Maslowski.
(6)	Represents 401(k) employer matching contribution.
(7)	For the purposes of this table, salary amount and incentive paid to Mr. Ooi in Singapore Dollars were converted for Fiscal Year 2014 to U.S. Dollars using the Accounting Rate for October 2014, the last month of our fiscal year. The Accounting Rate for October 2014 was 1.2751 Singapore Dollars to the U.S. Dollar as reported by Bloomberg L.P.
(8)	Represents $13,301 in reimbursement for annual home leave travel expenses and $4,335 in reimbursement of tax preparation service fees. The annual home leave travel expenses of 43,510 Malaysian Ringgits were converted to U.S. Dollars using the Accounting Rate for October 2014 of 3.2712 Malaysian Ringgits to the U.S. Dollar, as reported by Bloomberg L.P.
(9)	Represents a $15,600 401(k) employer matching contribution and a $254 credit for not enrolling in a medical plan.

Grant of Plan-Based Awards in Fiscal Year 2014

The following table sets forth information regarding grants of incentive awards during Fiscal Year 2014 to each of our NEOs.

Name	Approval Date(1)	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Hock E. Tan			154,615	1,236,923	2,783,077
	9/13/2013	1/2/2014				150,000	750,000	750,000			52.65	14,483,625	(5)

Anthony E. Maslowski			37,125	297,000	668,250
	3/4/2014	3/11/2014					50,000				62.02	1,115,625	(6)
	3/4/2014	3/11/2014				—			16,667			1,033,687

Bryan T. Ingram			63,462	507,692	1,142,308
	3/4/2014	3/11/2014					240,000				62.02	5,355,000	(6)
	3/4/2014	3/11/2014				—			80,000			4,961,600

Boon Chye Ooi			26,372	421,949	901,917
	3/4/2014	3/11/2014					50,000				62.02	1,115,625	(6)
	1/21/2014	1/21/2014							35,000		8.12	28,722	(7)
	3/4/2014	3/11/2014				—			16,667			1,033,687

Patricia H. McCall			14,413	230,609	466,983
	3/4/2014	3/11/2014					36,000				62.02	803,250	(6)
	3/4/2014	3/11/2014				—			12,000			744,240

(1)	The approval date represents the date on which the award was approved by the Compensation Committee or the Board, as applicable. The grant date is the date on which the award became effective.
(2)	Represents estimated potential payouts under our 2014 Avago Performance Bonus Plan for Executives. The threshold amount for each of Mr. Tan, Mr. Ingram and Mr. Maslowski is 12.5% of his target bonus amount, calculated based on the achievement of a single corporate goal at 50% of the target for such goal and using the minimum individual performance multiplier of 50% target. The threshold amount for Mr. Ooi and Ms. McCall is 6.25% of target, calculated based on the achievement of a single corporate or divisional goal at 25% of the target for such goal and using the minimum individual performance multiplier of 50% target. The maximum bonus payable is 225% of target for Mr. Tan, Mr. Ingram and Mr. Maslowski, which assumes maximum (150%) performance for each corporate goal and uses the individual performance multiplier set at 150%. The maximum bonus payable is 213.8% of target for Mr. Ooi, which assumes maximum (150%) performance for each corporate and divisional goal (except Direct Expenses which has a maximum of 120%) and uses the individual performance multiplier set at 150%. The maximum bonus payable is 203% for Ms. McCall, which assumes maximum (150%) performance for each corporate goal and (120%) for Direct Expenses functional goal and uses the individual performance multiplier set at 150%.

Mr. Tan’s target bonus for Fiscal Year 2014 was 150% of his base salary. Mr. Ingram’s target was 100% of his base salary. Mr. Maslowski’s and Mr. Ooi’s target bonus was 75% of his base salaries and Ms. McCall’s target bonus was 60% of her base salary.

(3)	The awards shown in this column are restricted share unit awards granted under our 2009 Equity Incentive Plan. These awards vest at the rate of 25% a year, subject to the executive remaining employed by Avago.
(4)	Represents the grant date fair value of the equity awards, as determined in accordance with ASC 718. For a discussion of the valuation assumptions used in the calculations, see Note 8 to the Consolidated Financial Statements included in Part II, Item 8 of our 2014 Form 10-K.
(5)	Represents a performance-based option award to Mr. Tan which vests over a four-period, but which may only be exercised if various, increasing share-price contingencies, each relating to 20% of the shares subject to the option, are met. The share price contingencies range from $50.00 per share to $75.00 per share. In order to be exercisable, the average of the closing price per share of the Company, over 30 consecutive trading days must equal or exceed the relevant price contingency. The per share price contingencies for this award were met on the following dates: $50.00 on January 13, 2014, $56.75 on February 27, 2014, $62.50 on April 2, 2014. $68.75 on June 11, 2014, and $75.00 on September 5, 2014.
(6)	Represent performance-based option awards that vest at the rate of 25% of the shares subject thereto on each anniversary of the grant date subject to the executive’s continued employment with Avago. The performance-based options are not exercisable until they vest and the date on which the average of the closing prices of the Company’s ordinary shares (as reported on the Nasdaq), over a ten consecutive trading day period is equal to or greater than 120% of the exercise price of the option. The performance-based condition for the options granted effective March 11, 2014 was met on August 22, 2014.

(7)	On January 21, 2014, the Compensation Committee amended this option, which was originally granted in 2009. The grant date fair value shown is the incremental fair value, calculated in accordance with ASC Topic 718, resulting from the amendment. Under its pre-amendment terms this option would have vested based upon achieving specified financial targets, in each case, at a rate of 20% per year over five years on each anniversary of the grant date. Any tranche of the option that would have vested because the performance targets for a particular year were not met would, under the terms of the option, have vested two years after the date such tranche of such option could first have vested had the performance targets for such tranche been achieved. The relevant financial targets for Fiscal Year 2013 were not met with regard to this option. The 2014 amendment changed the vesting of this option so that the remaining tranche will vest one year after the date such tranche could first have vested had the performance targets for such tranche been achieved. The change was made to recognize Mr. Ooi’s achievements during Fiscal Year 2013, notwithstanding that the performance targets for Fiscal Year 2013 had not been met. This award was granted under the Equity Incentive Plan For Executive Employees of Avago Technologies Limited and Subsidiaries.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information about stock options and stock awards outstanding on November 2, 2014, the last day of Fiscal Year 2014, held by each of our NEOs.

	Option Awards							Restricted Share Unit Awards
Name	Vesting Reference Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Hock E. Tan	8/5/2009	300,000	—		—	15.00	8/4/2019	—		—
	3/8/2011	300,000	300,000	(3)	—	32.39	3/7/2018	100,000	(7)	8,625,000
	11/26/2012							12,500	(7)	1,078,125
	3/12/2013	43,750	131,250	(4)	—	35.45	3/11/2020	43,749	(8)	3,773,351
	9/13/2013	437,500	1,312,500	(5)	—	38.99	9/12/2020	—		—
	1/2/2014	—	750,000	(5)	—	52.65	1/1/2021	—		—

Anthony E. Maslowski	3/6/2012	—	25,000	(3)	—	35.31	3/5/2019	8,334	(7)	718,808
	3/12/2013	15,000	45,000	(4)	—	35.45	3/11/2020	15,000	(8)	1,293,750
	9/11/2013	22,500	67,500	(4)	—	39.25	9/10/2020	22,500	(8)	1,940,625
	3/11/2014	—	50,000	(4)	—	62.02	3/10/2021	16,667	(8)	1,437,529

Bryan T. Ingram	11/1/2007	17,917	—		—	10.22	10/31/2017	—		—
	3/8/2011	—	75,000	(3)	—	32.39	3/7/2018	25,000	(7)	2,156,250
	3/12/2013	—	60,000	(4)	—	35.45	3/11/2020	20,000	(8)	1,725,000
	3/11/2014	—	240,000	(4)	—	62.02	3/10/2021	80,000	(8)	6,900,000

Boon Chye Ooi	1/15/2009	—	35,000	(6)	—	8.12	1/14/2019	—		—
	3/6/2012	—	100,000	(3)	—	35.31	3/5/2019	33,334	(7)	2,875,058
	3/12/2013	—	22,500	(4)	—	35.45	3/11/2020	7,500	(8)	646,875
	3/11/2014	—	50,000	(4)	—	62.02	3/10/2021	16,667	(8)	1,437,529

Patricia H. McCall	6/5/2007	40,000	—		—	10.22	6/4/2017	—		—
	2/22/2008	10,000	—		—	10.22	2/21/2018	—		—
	2/22/2008	10,000	—		—	10.22	2/21/2018	—		—
	3/3/2009	50,000	—		—	10.00	3/2/2019	—		—
	8/5/2009	50,000	—		—	15.00	8/4/2019	—		—
	3/6/2012	—	50,000	(3)	—	35.31	3/5/2019	16,667	(7)	1,437,529
	3/12/2013	4,500	13,500	(4)	—	35.45	3/11/2020	4,500	(8)	388,125
	3/11/2014	—	36,000	(4)	—	62.02	3/10/2021	12,000	(8)	1,035,000

(1)	The awards shown in this column are awards granted under our 2009 Plan.
(2)	The amounts shown in this column represent the number of shares that have not vested multiplied by $86.25, the closing price of an Avago share on October 31, 2014, the last trading day of Fiscal Year 2014.
(3)	This option vests at the rate of 50% of the shares subject thereto on each of the third and fourth anniversaries of the grant date, subject to the executive’s continued employment with the Company.
(4)	This performance share option vests at the rate of 25% the shares subject thereto on each anniversary of the grant date, subject to the executive’s continued employment with the Company. This performance share option is not exercisable until the date on which the average of the closing prices of the Company’s ordinary shares, over a ten consecutive trading day period is equal to or greater than 120% of the exercise price of the option. The exercisability condition for this option has been met.
(5)	This performance share option vests at the rate of 25% the shares subject thereto on each anniversary of the grant date, subject to the executive’s continued employment with the Company. This performance share option will only become exercisable as to any tranche of 20% of the shares covered by the option if the price target applicable to that target is met. In order for a price target to be met, the average of the closing prices of the Company’s ordinary shares, over a thirty consecutive trading day period must be equal to or greater than the price target. The price targets range from $50.00 per share to $75.00 per share. All price targets for this option has been met.
(6)

This option was amended by the Compensation Committee on January 21, 2014. Under its pre-amendment terms of this option would have vested based upon achieving specified annual financial targets at a rate of 20% per year over five years on each anniversary of the grant date. Any tranche of the option that would not have vested because the performance targets for a particular year were not met would, under the terms of the option, have vested two years after the date such tranche of such option could first have vested had the performance targets for such tranche been achieved. The relevant financial targets for Fiscal Year 2013 were not met with regard to this option. The 2014 amendment changed the vesting of this option so that the remaining tranche will vest one year after the date such tranche could first have vested had the performance targets for such tranche been achieved. The change was made to recognize Mr. Ooi’s achievements during Fiscal Year 2013, notwithstanding that the performance targets for Fiscal Year 2013 had not been met.
(7)	These RSUs vest in two equal installments of 50%, each on approximately the third and fourth anniversaries of the grant date, subject to the executive’s continued employment with the Company.
(8)	These RSUs vest in four equal, annual installments of 25% each, commencing on approximately the first anniversary of the grant date, subject to the executive’s continued employment with the Company.

Option Exercises and Stock Vested in Fiscal Year 2014

The following table shows information regarding the exercise of options to purchase our ordinary shares and the vesting of RSUs during Fiscal Year 2014. Option award value is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the ordinary shares acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our shares, as reported on the Nasdaq, on the date the RSUs vested. Value Realized on Exercise and Value Realized on Vesting represent long-term gain over many years of service by the executive and we do not consider it as part of an executive’s Fiscal Year 2014 compensation.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Hock E. Tan	240,000	18,088,680	114,584	7,106,500
Anthony E. Maslowski	33,000	1,499,591	15,834	1,274,326
Bryan T. Ingram	107,000	3,434,759	31,667	1,963,987
Boon Chye Ooi	42,500	3,160,614	2,500	155,050
Patricia H. McCall	10,000	653,900	1,500	93,030

2014 Non-Qualified Deferred Compensation

The following table sets forth information regarding contributions and earnings under the Avago Technologies U.S. Inc. Deferred Compensation Plan during Fiscal Year 2014.

Name	Executive Contributions in Fiscal Year 2014 ($)(1)	Registrant Contributions in Fiscal Year 2014 ($)(1)	Aggregate Earnings in Fiscal Year 2014 ($)(2)	Aggregate Withdrawals / Distribution ($)	Aggregate Balance at November 2, 2014 ($)
Anthony E. Maslowski	73,200	—	57,300	—	1,055,384
Bryan T. Ingram	—	—	1,930	—	22,575
Patricia H. McCall	211,984	—	100,389	—	865,562

(1)	The Avago Technologies U.S. Inc. Deferred Compensation Plan is a non-qualified plan under the Internal Revenue Code and is exempt from the reporting and fiduciary requirements of ERISA. The Plan is designed to allow the participants to defer a specified percentage of their base salary, commissions and/or bonuses in a manner similar to the way in which the Avago Technologies U.S. Inc. 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. In addition, the Company may make discretionary contributions to participant accounts. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of our employees who have an annual base salary plus targeted commissions of at least $175,000. Amounts deferred by each participant pursuant to the Deferred Compensation Plan are held in a “rabbi” trust. The trust protects the assets from the effects of a change in management control or takeover, but not against insolvency or bankruptcy of the company. Amounts deferred by each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds elected by a participant. Currently, the measurement funds consist of the following: Fidelity Retirement US Treasury Money Market Fund, T. Rowe Price Short Term Bond Fund, PIMCO Total Return Fund Institutional Class, Mainstay ICAP Equity Fund-Class I, Spartan 500 Index- Institutional Class, Fidelity Contra Fund-Class K, Nuveen Winslow Large-Cap Growth Fund Class I, Fidelity Low-Priced Stock Fund-Class K, Wells Fargo Advantage Discovery Fund Class Institutional Class, Goldman Sachs Small Cap Value Fund Institutional, Templeton Foreign Fund Advisor Class, Vanguard Total International Stock Index Fund Signal Shares, Fidelity Freedom Index Income Fund Class W, Fidelity Freedom Index 2000 Fund Class W, Fidelity Freedom Index 2005 Fund Class W, Fidelity Freedom Index 2010 Fund-Class W, Fidelity Freedom Index 2015 Fund-Class W, Fidelity Freedom Index Fund 2020-Class W, Fidelity Freedom Index 2025 Fund-Class W, Fidelity Freedom Index 2030 Fund-Class W, Fidelity Freedom Index 2035 Fund-Class W, Fidelity Freedom Index 2040 Fund-Class W, Fidelity Freedom Index 2045 Fund-Class W and Fidelity Freedom Index 2050 Fund-Class W, Fidelity Freedom Index 2055 Fund-Class W. Distributions are made in accordance with elections filed by participants at the time of their initial deferrals and distributions occur in a lump sum upon death or total disability and in a lump sum or installments upon a participant’s choice of in-service or separation of service. Distributions are also made in the event of a change in control of our Company.
(2)	Amounts reflected are not included in the Fiscal Year 2014 “Summary Compensation Table” because the earnings are not “above-market.” These amounts include dividends, interest and change in market value.

Severance and Change of Control Agreements with Named Executive Officers

In January 2014, the Compensation Committee approved new severance benefit agreements for each of the NEOs. These agreements replaced the previous severance benefit and change in control arrangements in place for the NEOs, except for Mr. Maslowski, who did not previously have any such arrangements with the Company.

The severance benefit agreement provides each NEO with severance in the event of the termination of the NEO’s employment without cause, because of death or permanent disability or a resignation by the NEO for “Good Reason” (as defined in the severance benefit agreement), provided that the NEO timely executes a general release of all claims against us. If such a termination of employment takes place within 12 months following (or in the case of Mr. Tan, within three months prior or 12 months following) a “Change in Control”, as defined in the severance benefit agreement, the Company must provide the NEO with:

•	12 months (24 months for Mr. Tan) of continued salary payments following the NEO’s separation from us;

•	an amount equal to 100% (200% for Mr. Tan) of the lesser of the NEO’s prior year’s bonus or target bonus;

•

full acceleration of all outstanding time-vesting equity and equity-linked awards, and acceleration of performance-based equity and equity-linked awards (i) to the extent the effective price per share paid by the acquirer meets or exceeds any share price contingency applicable to any share-price performance awards, and (ii) to the extent other performance goals have been deemed satisfied, in the discretion of the Board, based on Company performance through the date of the Change in Control, for all other types of performance-based awards; and

•	except for Mr. Tan, the payment of continued health insurance premiums for the NEO and any covered dependents for up to 12 months.

If the NEO’s termination of employment takes place other than in connection with a Change in Control, the NEO is entitled to:

•	nine months (12 months for Mr. Tan and six months for Mr. Ooi) of continued salary payments following the NEO’s separation from the Company;

•	an amount equal to the lesser of 50% (100% for Mr. Tan) of the NEO’s prior year’s bonus or target bonus; and

•	except for Mr. Tan, the payment of continued health insurance premiums for the NEO and any covered dependents for up to six months.

The definition of “Change of Control” under the severance benefit agreements is the same as the definition of “Change in Control” under our 2009 Plan, which captures acquisitions of more than 50% of our voting shares by any person or group, as well as the sale of all or substantially all of our assets. Mr. Tan’s severance benefit agreement was approved by our shareholders, as required by Singapore law, at our 2014 AGM.

Potential Severance Payments and Benefits Upon Certain Terminations

The following table reflects the potential payments and benefits to which the NEOs would be entitled under their agreements in effect as of November 2, 2014, in the event of a termination of employment without cause, because of death or disability or a resignation with good reason taking place not in connection with a Change in Control. The amounts presented in the table assume a termination date of November 2, 2014 and that all eligibility requirements contemplated by the NEO’s respective agreements or our Company’s policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Total ($)
Hock E. Tan	880,000	1,320,000	—	2,200,000
Anthony E. Maslowski	307,125	153,563	8,567	469,255
Bryan T. Ingram	393,750	262,500	12,881	669,131
Boon Chye Ooi(2)	292,009	219,007	1,757	512,773
Patricia H. McCall	298,088	119,235	—	417,323

(1)	Represents the cost of Company-subsidized continued benefits, based on our current costs to provide such coverage.
(2)	All amounts paid to Mr. Ooi upon any termination will be paid in Singapore Dollars, converted from U.S. Dollars, where applicable, using the Accounting Rate for the month in which such termination occurs.

Potential Severance Payments and Benefits Upon Certain Terminations in Connection with a Change in Control

The following table reflects the potential payments and benefits to which the NEOs would be entitled under their severance and benefit agreements in effect as of the end of Fiscal Year 2014 or our Company’s policies and practices as described under “Termination-Based Compensation” above in the event of a termination of employment without cause, because of death or disability or a resignation for good reason taking place within twelve months following a change in control (or in the case of Mr. Tan three months before or 12 months following a change in control). The amounts presented in the table assume a termination date of November 2, 2014 and that all eligibility requirements contemplated by the NEO’s respective agreements and our Company’s policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Value of Option Acceleration ($)(2)	Value of RSU Acceleration ($)	Total ($)
Hock E. Tan	1,760,000	2,640,000	—	110,054,250	13,476,476	127,930,726
Anthony E. Maslowski	409,500	307,125	17,134	7,943,500	5,390,711	14,067,970
Bryan T. Ingram	525,000	525,000	25,762	12,902,700	10,781,250	24,759,712
Boon Chye Ooi(3)	584,018	438,014	3,514	10,183,050	4,959,461	16,168,057
Patricia H. McCall	397,451	238,471	—	4,105,080	2,860,654	7,601,656

(1)	Represents the cost of Company-subsidized continued benefits based on our current costs to provide such coverage.
(2)	The amounts in this column represent, for each stock option that would be accelerated, the number of shares that would be accelerated multiplied by the difference between $86.25, the closing price per ordinary share on October 31, 2014, the last trading day of Fiscal Year 2014, and the exercise price of the option. As of such date, all price contingencies contained in performance-based options held by NEOs had been met. As a result, all performance-based options would be accelerated in the event of a qualifying termination following a change in control.
(3)	All amounts paid to Mr. Ooi upon any termination will be paid in Singapore Dollars, converted from U.S. Dollars, where applicable, using the Accounting Rate for the month in which such termination occurs.

EQUITY COMPENSATION PLAN INFORMATION

We have four equity compensation plans that have been approved by our shareholders: the Executive Plan, the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan” and together with the Executive Plan, the “Prior Plans”), the 2009 Plan and the ESPP. Upon the conclusion of our IPO, we ceased to make grants under the Prior Plans.

We have two equity compensation plans that have not been approved by our shareholders: the LSI Corporation 2003 Equity Incentive Plan, as amended (the “LSI 2003 Plan”) and the Sandforce, Inc. 2007 Stock Plan (the “Sandforce Plan” and, together with the LSI 2003 Plan, the “LSI Plans”), which we assumed in connection with our acquisition of LSI.

The following table sets forth the number and weighted-average exercise price of ordinary shares to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at November 2, 2014.

Plan Category	Number of Ordinary Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	26,855,077	(2)	$40.97	15,021,041	(3)
Equity compensation plans not approved by shareholders	6,499,785	(4)	$68.11	4,552,928	(5)
Total	33,354,862		$44.97	19,573,969	(3)

(1)	Shares issuable upon vesting of RSUs have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(2)	Represents 24,943,631 shares subject to outstanding options and 1,911,446 shares that may be issued upon vesting of outstanding RSUs, in each case pursuant to equity awards issued under the 2009 Plan and the Prior Plans.
(3)	Includes 9,004,207 shares available for issuance under the ESPP. The 2009 Plan has an evergreen formula pursuant to which the aggregate number of shares available for issuance under the 2009 Plan increases on the first day each fiscal year by the least of (a) 6,000,000 shares, (b) 3% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (c) such smaller number of shares as determined by our Board. In accordance with this formula, on November 3, 2014 (the first day of our Fiscal Year 2015), the number of shares available for future issuance under the 2009 Plan increased by 6,000,000, which is not reflected in the table. The ESPP also incorporates an evergreen formula pursuant to which the aggregate number of shares available for issuance under the ESPP will increase on the first day each fiscal year by the least of (a) 2 million shares, (b) 1% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (c) such smaller number of shares as determined by our Board. The Board determined not to increase the number of shares available for issuance under the ESPP for Fiscal Year 2015.
(4)	Represents 4,321,126 shares subject to options and 2,178,659 shares that may be issued upon vesting of RSUs, all of which were awarded under the LSI Plans.
(5)	Represents shares available, under the LSI 2003 Plan, of these 4,552,928 shares, 3,435,030 may be used for RSU awards under the LSI 2003 Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for determining executive base compensation and incentive compensation and approving the terms of equity grants pursuant to our equity incentive plans. Prior to June 2014, the Compensation Committee has the full authority to determine and approve the compensation of our Chief Executive Officer in light of relevant corporate performance goals and objectives. With effect from June 2014, our Chief Executive Officer’s compensation is determined by the full Board, with input and recommendations from the Compensation Committee.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation, which is contained elsewhere in this Proxy Statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

2.	Based upon such review and the related discussions referenced above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2015 Annual General Meeting of Shareholders.

Submitted by the Compensation Committee of the Board of Directors:

Donald Macleod, Chairperson

John T. Dickson

James V. Diller

Lewis C. Eggebrecht(1)

(1)	Mr. Eggebrecht joined the Compensation Committee effective November 3, 2014, the first day of our Fiscal Year 2015.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for assisting the Board with its oversight responsibilities regarding the following:

•	the quality and integrity of the Company’s financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm;

•	the Company’s compliance with legal and regulatory requirements; and

•	related party transactions.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for Fiscal Year 2014 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, the Company’s internal control over financial reporting and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. All audit and non-audit services performed by our independent registered public accounting firm during Fiscal Year 2014 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the Audit Committee’s review and discussions noted above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements for Fiscal Year 2014 be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2014, for filing with the SEC.

The Audit Committee and the Board of Directors have approved, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2015.

Submitted by the Audit Committee of the Board of Directors:

Justine F. Lien, Chairperson

Donald Macleod

Peter J. Marks(1)

(1)	Mr. Marks joined the Audit Committee effective November 3, 2014, the first day of our Fiscal Year 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the beneficial ownership of our ordinary shares at February 11, 2015 for:

•	each named executive officer;

•	each of our directors;

•	each person known to us to be the beneficial owner of more than 5% of our ordinary shares; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all ordinary shares that they beneficially own, subject to applicable community property laws.

Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of February 11, 2015 and RSUs that vest within 60 days of February 11, 2015 are deemed to be outstanding and to be beneficially owned by the person holding the equity award for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

In the table below, percentage ownership is based on 256,369,422 ordinary shares outstanding as of February 11, 2015.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares	Percent
5% Shareholders:
Capital World Investors(2)	30,463,213	11.9%
333 South Hope Street
Los Angeles, CA 90071

JPMorgan Chase & Co.(3)	21,431,210	8.4%
270 Park Avenue
New York, NY 10017

Investment entities affiliated with Silver Lake(4)	20,850,499	8.1%
Ugland House, P.O. Box 309
South Church Street
Georgetown
Grand Cayman, Cayman Islands

Capital Research Global Investors(5)	20,626,252	8.0%
333 South Hope Street
Los Angeles, CA 90071

The Growth Fund of America, Inc.(6)	17,407,082	6.8%
333 South Hope Street
Los Angeles, CA 90071

The Vanguard Group, Inc.(7)	16,226,067	6.3%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc.(8)	13,962,820	5.4%
55 East 52nd Street
New York, NY 10022

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares	Percent
Named Executive Officers, Directors and Nominees:
Hock E. Tan(9)	1,785,608	*
Anthony E. Maslowski(10)	91,320	*
Bryan T. Ingram(11)	224,584	*
Boon Chye Ooi(12)	131,424	*
Patricia H. McCall(13)	219,410	*
John T. Dickson(14)	27,488	*
James V. Diller(15)	154,919	*
Lewis C. Eggebrecht(16)	8,326	*
Bruno Guilmart (17)	6,063	*
Kenneth Y. Hao(18)	20,940,356	7.6%
Justine F. Lien(19)	20,103	*
Donald Macleod(20)	55,187	*
Peter J. Marks(21)	10,432	*
All 13 executive officers, directors and nominees as a group(22)	23,675,220	8.5%

*	Represents beneficial ownership of less than 1%.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	Number of shares based solely on information reported by Capital World Investors on the Schedule 13G/A filed with the SEC on February 13, 2015, reporting ownership as of December 31, 2014. According to such Schedule 13G/A, Capital World Investors has sole voting power and sole dispositive power over these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 11, 2015.
(3)	Number of shares based solely on information reported by JPMorgan Chase & Co. on the Schedule 13G/A filed with the SEC on January 13, 2015, reporting ownership as of December 31, 2014. According to such Schedule 13G/A, JPMorgan Chase & Co. has sole voting power over 19,586,873 of these shares, sole dispositive power over 21,134,853 of these shares, shared voting power over 212,166 of these shares and shared dispositive power over 296,357 of these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 11, 2015.
(4)	Shares shown in the table includes (i) 20,453,360 shares issuable upon the conversion of the $980,953,000 principal amount of the Company’s 2% Convertible Senior Notes due 2021 (the “Convertible Notes”) held by SLP Argo I Ltd. (“Argo I”) and (ii) 397,139 shares issuable upon the conversion of the $19,047,000 principal amount of the Convertible Notes held by SLP Argo II Ltd. (“Argo I” and together with Argo II, the “Silver Lake Entities”). The number of shares issuable upon conversion is based on the conversion rate in effect as at February 11, 2015, which is 20.8505 shares per $1,000 principal amount of the Convertible Notes.

Silver Lake Partners IV Cayman (AIV II), L.P. (or the “Main Fund”) is the sole shareholder of Argo I. Silver Lake Technology Investors IV Cayman, L.P. (or the “Side Fund”) is the sole shareholder of Argo II. Silver Lake Technology Associates IV Cayman, L.P. (or the “Lower GP”) is general partner of each of the Main Fund and the Side Fund. Silver Lake (Offshore) AIV GP IV, Ltd. (or the “Upper GP”) is the general partner of the Lower GP. Michael Bingle, James Davidson, Sahil Desai, Mark Gillett, Kenneth Hao, Yolande Jun, Karen King, Gregory Mondre, Joseph Osnoss, Andrew Schader and Andrew Wagner are directors of the Upper GP. Each of them, and each of the Main Fund, the Side Fund, the Lower GP and the Upper GP, disclaims beneficial ownership of the Convertible Notes held by Argo I and Argo II and of the shares issuable upon conversion of the Convertible Notes, except to the extent of their respective pecuniary interest therein.

(5)	Number of shares based solely on information reported by Capital Research Global Investors on the Schedule 13G/A filed with the SEC on February 13, 2015, reporting ownership as of December 31, 2014. According to such Schedule 13G/A, Capital Research Global Investors has sole voting power and sole dispositive power over these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 11, 2015.

(6)	Number of shares based solely on information reported by The Growth Fund of America, Inc. on the Schedule 13G/A filed with the SEC on February 13, 2015, reporting beneficial ownership as of December 31, 2014. According to such Schedule 13G/A, The Growth Fund of America, Inc., which is advised by Capital Research and Management Company, has sole voting power over these shares and disclaims dispositive power over such shares. These shares may also be reflected in the Schedule 13G/A filed with the SEC by Capital World Investors (see footnote (2) above) and/or the Schedule 13G/A filed with the SEC by Capital Research Global Investors (see footnote (5) above). Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 11, 2015.
(7)	Number of shares based solely on information reported by The Vanguard Group, Inc. on the Schedule 13G filed with the SEC on February 10, 2015, reporting beneficial ownership of shares as of December 31, 2014. According to such Schedule 13G, The Vanguard Group, Inc. has sole voting power over 438,104 of these shares, sole dispositive power over 15,813,224 of these shares and shared dispositive power over 412,843 of these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 11, 2015.
(8)	Number of shares based solely on information reported by BlackRock, Inc. on the Schedule 13G filed with the SEC on February 3, 2015, reporting beneficial ownerships of shares as of December 31, 2014. According to such Schedule 13G, BlackRock, Inc. has sole voting power over 11,931,135 of these shares and sole dispositive power over all of these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 11, 2015.
(9)	Shares shown in the table above include 1,612,500 shares that Mr. Tan has the right to acquire within 60 days after February 11, 2015 upon the exercise of share options and 114,583 shares that he has the right to acquire within 60 days after February 11, 2015 upon the vesting of RSUs.
(10)	Shares shown in the table above consists of (i) 67,500 shares that Mr. Maslowski has the right to acquire within 60 days after February 11, 2015 upon the exercise of share options, (ii) 13,334 shares that he has the right to acquire within 60 days after February 11, 2015 upon the vesting of RSUs and (iii) 10,486 shares held by Mr. Maslowski as Trustee for the Anthony E. Maslowski Trust dated May 20, 2011.
(11)	Shares shown in the table above consist of 172,917 shares that Mr. Ingram has the right to acquire within 60 days after February 11, 2015 upon the exercise of share options and 51,667 shares that he has the right to acquire within 60 days after February 11, 2015 upon the vesting of RSUs.
(12)	Shares shown in the table above include 105,000 shares that Mr. Ooi has the right to acquire within 60 days after February 11, 2015 upon the exercise of share options and 23,334 shares that he has the right to acquire within 60 days after February 11, 2015 upon the vesting of RSUs.
(13)	Shares shown in the table above include 203,000 shares that Ms. McCall has the right to acquire within 60 days after February 11, 2015 upon the exercise of share options and 12,834 shares that she has the right to acquire within 60 days after February 11, 2015 upon the vesting of RSUs.
(14)	Shares shown in the table above includes 19,116 shares that Mr. Dickson has the right to acquire within 60 days after February 11, 2015 upon the exercise of share options, and 2,124 shares held by Mr. Dickson as Trustee for the Dickson Family Trust U/A Dated 10/24/2006.
(15)	Shares shown in the table above include (i) 29,745 shares held by Mr. Diller as Trustee for the June P. Diller Annuity Trust—2010B Dated May 10, 2010, (ii) 90,255 shares held by the James & June Diller Trust UA dated 7/20/77, (iii) 29,893 shares that Mr. Diller has the right to acquire within 60 days after February 11, 2015 upon the exercise of share options and (iv) 1,741 shares that he has the right to acquire within 60 days after February 11, 2015 upon the vesting of RSUs.
(16)	Shares shown in the table above consist of (i) 1,500 shares held by the Lewis & Rebecca Eggebrecht Trust UA dated 6/21/97, (ii) 5,120 shares that Mr. Eggebrecht has the right to acquire within 60 days after February 11 2015 upon the exercise of share options and (iii) 1,706 shares that he has the right to acquire within 60 days after February 11, 2015 upon the vesting of RSUs.
(17)	Shares shown in the table above include 4,697 shares that Mr. Guilmart has the right to acquire within 60 days after February 11, 2015 upon the exercise of share.
(18)

As disclosed in footnote (4) above, Mr. Hao is a director of Silver Lake (Offshore) AIV GP IV, Ltd. Amounts disclosed for Mr. Hao include shares beneficially owned by the Silver Lake Entities. Mr. Hao disclaims beneficial ownership of any shares beneficially owned by the Silver Lake Entities, except to the extent of his pecuniary interest therein. Shares shown in the table next to Mr. Hao’s name also include (i) 50,000 shares acquired by Mr. Hao upon the exercise of a share option, (ii) 8,223 shares acquired by him upon the vesting of RSUs granted to him, (iii) 29,893 shares that he has the right to acquire within 60 days after February 11, 2015 upon the exercise of share options, and (iv) 1,741 shares upon the vesting of RSUs within 60 days after February 11, 2015.

Pursuant to Mr. Hao’s arrangement with Silver Lake with respect to director compensation in the form of securities received by him in his capacity as a representative of Silver Lake, he is required to remit the proceeds from the sale of such securities to Silver Lake. Accordingly, Mr. Hao disclaims beneficial ownership of the shares described above, except for 3,285 shares, which are held by his family trust, and 9,854 shares that he has the right to acquire upon the exercise of a vested share option.

(19)	Shares shown in the table above include 15,077 shares that Ms. Lien has the right to acquire within 60 days after February 11, 2015 upon the exercise of share options and 1,741 shares that she has the right to acquire within 60 days after February 11, 2015 upon the vesting of RSUs.
(20)	Shares shown in the table above include 5,223 shares that Mr. Macleod has the right to acquire within 60 days after February 11, 2015 upon the exercise of share options and 1,741 shares that he has the right to acquire within 60 days after February 11, 2015 upon the vesting of RSUs.
(21)	Shares shown in the table above include 7,824 shares that Mr. Marks has the right to acquire within 60 days after February 11, 2015 upon the exercise of share options.
(22)	Shares shown in the table above include (i) 2,277,760 shares that directors and executive officers have the right to acquire within 60 days after February 11, 2015 upon the exercise of share options (ii) 224,422 shares that directors and executive officers have the right to acquire within 60 days after February 11, 2015 upon the vesting of RSUs, and (iii) 20,850,499 shares that the Silver Lake Entities have the right to acquire upon conversion of the Convertible Notes. As disclosed in footnote (4) above, Mr. Hao is a director of Silver Lake (Offshore) AIV GP IV, Ltd.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Other than compensation and other arrangements described above under “Director Compensation,” “Executive Compensation” and as set forth below, since November 2, 2013, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party in which:

•	the amount involved exceeded or will exceed $120,000; and

•	any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

We refer to these types of transactions as “related party transactions.”

Procedures for Approval of Related Party Transactions

As provided by our Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the committee the authority to pre-approve related party transactions, provided such approvals are presented to the Audit Committee at its next scheduled meeting. In approving or rejecting the proposed agreement, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our written Code of Ethics and Business Conduct requires that directors, officers and employees make appropriate disclosure of potential conflicts of interest situations to the Nominating and Corporate Governance Committee or the Audit Committee, in the case of directors and officers, and their supervisor, who will then seek authorization from our compliance officer, in the case of employees. Our Board has authority to approve related party transactions in lieu of the Audit Committee.

Issuance of Convertible Notes to SLP Fund

In connection with our acquisition of LSI (“Merger”), on December 15, 2013, the Company entered into a Note Purchase Agreement (the “Purchase Agreement”) to sell to Silver Lake Partners IV, L.P., an investment fund affiliated with Silver Lake (“SLP Fund”) $1 billion aggregate principal amount of its Convertible Notes, with Deutsche Bank AG, Singapore Branch, as Lead Manager. SLP Fund’s rights and obligations under the Purchase Agreement were subsequently assigned to two other entities affiliated with Silver Lake. Mr. Hao is a Managing Partner and Managing Director of Silver Lake Partners. The private placement was completed on May 6, 2014. The proceeds from the issuance of the Convertible Notes were used to fund a portion of the LSI acquisition consideration.

The Convertible Notes bear interest at a rate of 2.0% per annum, payable semiannually in cash. The initial conversion rate for the Convertible Notes was 20.8160 shares of the Company’s ordinary shares, and cash in lieu of fractional ordinary shares, per $1,000 principal amount of Convertible Notes, which was equivalent to an initial conversion price of approximately $48.04 per ordinary share. The conversion rate is subject to adjustment from time to time upon the occurrence of certain events (including adjustments for quarterly cash dividends paid on the Company’s ordinary shares to the extent they exceed $0.27 per share). As a result of quarterly dividends that have been paid on our ordinary shares after the date of issuance of the Convertible Note, as at February 1, 2014, the conversion rate has been cumulatively adjusted to 20.8505 ordinary shares per $1,000 principal amount of the Convertible Notes, which is equivalent to a conversion price of approximately $47.96 per ordinary share. Holders may surrender their Convertible Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date for the Convertible Notes.

As of November 2, 2014, $1 billion in aggregate principal amount of the Convertible Notes was outstanding. No interest was due or payable on the Convertible Notes during Fiscal Year 2014.

The Company and SLP Fund also entered into a Registration Rights Agreement pursuant to which holders have certain registration rights with respect to the Convertible Notes and the ordinary shares of the Company issuable upon conversion of the Convertible Notes.

The issuance of the Convertible Notes by the Company to SLP Fund, and the terms thereof, and entry by the Company into the Note Purchase Agreement, Indenture, Registration Rights Agreement and all other agreements relating to the issuance of the Convertible Notes by the Company to SLP Fund were reviewed and approved by our Board.

Other Relationships

From time to time in the ordinary course of business, on an arm’s length basis, we purchase from, and/or sell to, certain entities where one of the Company’s directors also serves or served as a director of that entity. During Fiscal Year 2014 these entities were KLA-Tencor Corporation and QLogic Corporation, on whose boards John T. Dickson serves as a director, and SMART Modular Technologies (Global Holdings), Inc., a private company on whose board Kenneth Y. Hao serves as a director. In addition, from time to time the Company has made purchases of equipment and related replacement parts and equipment servicing, in the ordinary course on an arms’ length basis, from K&S, of which Bruno Guilmart serves as the President and Chief Executive Officer. These purchases have been immaterial in both amount and significance. The Audit Committee has pre-approved, on a prospective basis, arms’ length transactions (excluding the provision of professional services) between the Company and K&S of less than $120,000 individually or in the aggregate in any fiscal year of the Company.

Silver Lake portfolio companies have from time to time entered into, and may continue to enter into, arrangements with us to purchase our products or to sell products to us in the ordinary course of their and our business, and on an arms’ length basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our ordinary shares (“Reporting Persons”), are required to report, to the SEC and to the Nasdaq Stock Market, their initial ownership of our ordinary shares and other equity securities and any subsequent changes in that ownership, and to furnish us with copies of all these reports they file. As a matter of practice, an administrative staff member assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely on our review of the copies of such reports received by us or written representations from certain Reporting Persons that no Forms 3, 4 or 5 were required, we believe that during Fiscal Year 2014, all Reporting Persons complied with all applicable filing requirements.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials and our 2014 Form 10-K may have been sent to multiple shareholders in your household, unless we have received contrary instructions from one or more shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: c/o Avago Technologies U.S. Inc., Attn: Investor Relations, 350 W. Trimble Road, Building 90, San Jose, California 95131, U.S.A., Telephone: +1 (408) 435-7400. If you want to receive separate copies of our proxy materials or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL GENERAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), some shareholder proposals may be eligible for inclusion in our 2016 proxy statement. Any such shareholder proposals must be submitted, along with proof of ownership of our ordinary shares in accordance with Rule 14a-8(b)(2), to us at 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A., Attention: General Counsel. We must receive all submissions no later than October 23, 2015. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. Our Board will review any shareholder proposals. These shareholder proposals may be included in our proxy statement for the 2016 AGM so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals are also subject to the requirements of the Singapore Companies Act, as described in the following paragraph. The proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2016 AGM unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.

In addition, under Section 183 of the Singapore Companies Act, only registered shareholders representing not less than 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 Singapore Dollars each may, at their expense, request that we include and give notice of their proposal for the 2016 AGM. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the shareholders making the request and be deposited at our registered office in Singapore, 1 Yishun Avenue 7, Singapore 768923, at least six weeks prior to the date of the 2016 AGM in the case of a request requiring notice of a resolution, or at least one week prior to the date of the 2016 AGM in the case of any other request.

Under our Articles of Association, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting of shareholders, without the recommendation of our Board for election, unless (a) in the case of a member or members who in aggregate hold(s) more than 50% of the total number of our issued and paid-up shares (excluding treasury shares), not less than ten days, or (b) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office in Singapore. Such a notice must also include the consent to serve as a director of the person nominated.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the following sections of our Annual Report on Form 10-K for Fiscal Year 2014:

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”; and

•	Item 8, “Financial Statements and Supplementary Data.”

The information contained under the captions “Compensation Committee Report” and “Audit Committee Report” in this Proxy Statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

SINGAPORE STATUTORY FINANCIAL STATEMENTS

Our Singapore audited accounts, prepared in conformity with the provisions of the laws of Singapore, and the accompanying directors report (together, the “Singapore Statutory Financial Statements”) and the auditors’ reports thereon are required under Singapore law to be provided to shareholders for discussion (but not approval) at the 2015 AGM, and have therefore been provided as Appendix A to this Proxy Statement solely to satisfy this requirement. Neither the Singapore Statutory Financial Statements nor the auditors’ report thereon shall be deemed to be “soliciting material” or to be “filed” with the U.S. Securities and Exchange Commission, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2015 AGM other than those set forth herein and in the Notice accompanying this Proxy Statement. If any other matters are properly presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

Accompanying this Proxy Statement is our 2014 Form 10-K. Copies of this Proxy Statement and 2014 Form 10-K, as filed with the SEC, are also available free of charge on our website at www.avagotech.com or you can request a copy free of charge by calling Investor Relations at +1 (408) 435-7400 or toll-free at (855) 591-5745 (within the United States).

Upon request, we will furnish without charge to each person to whom this Proxy Statement is delivered a copy of any exhibit listed in our 2014 Form 10-K. You may request a copy of this information, at no cost, by writing or telephoning us at:

Avago Technologies Limited

Attn: Investor Relations

c/o Avago Technologies U.S. Inc.

350 West Trimble Road, Building 90

San Jose, California 95131 U.S.A.

Telephone: (855) 591-5745 (toll-free within the United States) or +1 (408) 435-7400

Email: investor.relations@avagotech.com

To ensure timely delivery of any materials requested prior to the date of the 2015 AGM, you should request such materials no later than March 25, 2015.

By Order of the Board,

Hock E. Tan

Director, Chief Executive Officer and President

February 20, 2015

San Jose, California

APPENDIX A

SINGAPORE STATUTORY FINANCIAL STATEMENTS

AVAGO TECHNOLOGIES LIMITED

(Incorporated in Singapore)

ANNUAL REPORT

For the financial year ended November 2, 2014

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT

For the financial year ended November 2, 2014

The directors present their report to the members together with the audited consolidated financial statements of Avago Technologies Limited and its subsidiaries (“we” or the “Group”) for the financial year ended November 2, 2014 and the balance sheet of Avago Technologies Limited (the “Company”) as of November 2, 2014.

Directors

The directors of the Company in office at the date of this report are as follows:

James V. Diller

John T. Dickson

Lewis C. Eggebrecht (elected on April 9, 2014)

Bruno Guilmart

Kenneth Y. Hao

Justine F. Lien

Donald Macleod

Peter J. Marks

Hock E. Tan

Arrangements to Enable Directors to Acquire Shares and Debentures

Neither at the end of, nor at any time during, the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate, other than as disclosed under “Equity Awards”.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

Directors’ Interests in Shares or Debentures

(a)	According to the register of directors’ shareholdings, none of the directors holding office at the end of the financial year had any interest in the shares or debentures of the Company or its related corporations, except as follows:

	Holdings in which director is deemed to have an Interest
	As of November 2, 2014		As of November 4, 2013 or date of appointment if later
Avago Technologies Limited
(No. of Ordinary Shares)

James V. Diller	123,285	(1)	180,000
John T. Dickson	6,248	(2)	4,124
Lewis C. Eggebrecht	1,500	(3)	—
Bruno Guilmart	1,366	(4)	—
Kenneth Y. Hao	58,223	(5)	54,938
Justine F. Lien	3,285	(4)	—
Donald Macleod	48,223	(4)	44,938
Hock E. Tan	58,525	(4)	—

Avago Technologies Limited
(Share Options, RSUs* and Convertible Securities)

James V. Diller	31,634	(6)	27,955
John T. Dickson	21,240	(7)	23,364
Lewis C. Eggebrecht	20,481		—
Bruno Guilmart	25,226	(8)	30,792
Kenneth Y. Hao	20,859,534	(9)	27,955
Justine F. Lien	16,818	(10)	13,139
Donald Macleod	6,964		27,955
Peter J. Marks	31,299	(11)	—
Hock E. Tan	3,731,249	(12)	3,335,833

*	Restricted Share Units
(1)	Represents (i) 3,285 shares that were acquired by Mr. Diller upon the vesting of RSUs, which are held in electronic form in the name of Cede & Co. as nominee for The Depositary Trust Company (“DTC”), and (ii) 120,000 shares held in family trusts of which Mr. Diller is a trustee.
(2)	Represents (i) 4,248 shares that were acquired by Mr. Dickson upon the vesting of RSUs and (ii) 2,000 shares held in family trusts of which Mr. Dickson is a trustee. All shares are held in electronic form in the name of Cede & Co. as nominee for DTC.
(3)	Represents shares held in a family trust of which Mr. Eggebrecht is a trustee.
(4)	Represents shares that were acquired by the director upon the exercise of options and/or the vesting of RSUs, all of which are held in electronic form in the name of Cede & Co. as nominee for DTC.
(5)	Represents shares that were acquired by Mr. Hao upon the exercise of options and the vesting of RSUs, all of which are held in electronic form in the name of Cede & Co. as nominee for DTC.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

Pursuant to Mr. Hao’s arrangement with Silver Lake with respect to director compensation, upon the sale of shares received by him from the exercise of options or the vesting of RSUs, the proceeds of such sale are expected to be remitted to Silver Lake. Accordingly, Mr. Hao disclaims beneficial ownership of such shares, except for 3,285 shares, which are held in a family trust of which Mr. Hao is a trustee.
(6)	Mr. Diller has the right to acquire 24,670 of these shares within 60 days after November 2, 2014 upon the exercise of vested share options.
(7)	Mr. Dickson has the right to acquire 12,743 of these shares within 60 days after November 2, 2014 upon the exercise of vested share options.
(8)	Mr. Guilmart has the right to acquire 4,697 of these shares within 60 days after November 2, 2014 upon the exercise of vested share options.
(9) (i)	Includes (x) 20,431,191 shares issuable upon the conversion of the $980,953,000 principal amount of the Company’s 2% Convertible Senior Notes due 2021 (the “Convertible Notes”) held by SLP Argo I Ltd. (“Argo I”) and (y) 396,709 shares issuable upon the conversion of the $19,047,000 principal amount of the Convertible Notes held by SLP Argo II Ltd. (“Argo II” and together with Argo I, the “Silver Lake Entities”). The Silver Lake Entities are affiliates of Silver Lake Partners, of which Mr. Hao is a Managing Partner and Managing Director. The number of shares issuable upon conversion of the Convertible Notes is based on the conversion rate in effect as at November 2, 2014, which was 20.8279 shares per $1,000 principal amount of the Convertible Notes. Silver Lake Partners IV Cayman (AIV II), L.P. (or the “Main Fund”) is the sole shareholder of Argo I. Silver Lake Technology Investors IV Cayman, L.P. (or the “Side Fund”) is the sole shareholder of Argo II. Silver Lake Technology Associates IV Cayman, L.P. (or the “Lower GP”) is general partner of each of the Main Fund and the Side Fund. Silver Lake (Offshore) AIV GP IV, Ltd. (or the “Upper GP”) is the general partner of the Lower GP. Michael Bingle, James Davidson, Sahil Desai, Mark Gillett, Kenneth Hao, Yolande Jun, Karen King, Gregory Mondre, Joseph Osnoss, Andrew Schader and Andrew Wagner are directors of the Upper GP. Each of them, and each of the Main Fund, the Side Fund, the Lower GP and the Upper GP, disclaims beneficial ownership of the Convertible Notes held by Argo I and Argo II and of the shares issuable upon conversion of the Convertible Notes, except to the extent of their respective pecuniary interest therein. Mr. Hao disclaims beneficial ownership of any shares beneficially owned by the Silver Lake Entities, except to the extent of his pecuniary interest therein.
(ii)	Also includes 31,634 share options and RSUs held by Mr. Hao. Mr. Hao has the right to acquire 24,670 of these shares within 60 days after November 2, 2014 upon the exercise of vested share options. Pursuant to Mr. Hao’s arrangement with Silver Lake with respect to director compensation in the form of securities received by him in his capacity as a representative of Silver Lake, he is required to remit the proceeds from the sale of such securities to Silver Lake. Accordingly, Mr. Hao disclaims beneficial ownership of these shares, except for 9,854 shares that he has the right to acquire upon the exercise of a vested share option.
(10)	Ms. Lien has the right to acquire 9,854 of these shares within 60 days after November 2, 2014 upon the exercise of vested share options.
(11)	Mr. Marks has the right to acquire 10,432 of these shares within 60 days after November 2, 2014 upon the exercise of vested share options.
(12)	Mr. Tan has the right to acquire 1,081,250 of these shares within 60 days after November 2, 2014 upon the exercise of vested share options.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

(b)	According to the register of directors’ shareholdings, directors holding office at the end of the financial year had interests in options to subscribe for ordinary shares of the Company (as set forth under “Share Options and RSUs Outstanding” in (a) above) granted pursuant to the Equity Incentive Plans as set out below under the caption “Equity Awards”.

The following table shows for the financial year ended November 2, 2014, certain information regarding options granted to, and held at the end of the financial year by the Company’s directors.

	Individual Grant
Name	Number of remaining securities underlying Options granted as at end of financial year		% of Total equity awards outstanding as of end of financial year	Exercise or base price per share	Expiration date
				U.S.$
James V. Diller	7,186		0.03	31.49	03/29/2016
	7,630		0.03	37.41	04/03/2017
	9,854		0.04	35.38	04/09/2018
	5,223	(1)(3)	0.02	62.47	04/08/2019
John T. Dickson	19,116		0.07	33.94	01/17/2017
Lewis C. Eggebrecht	15,361	(1)(2)	0.06	62.47	04/08/2019
Bruno Guilmart	20,094	(2)	0.07	37.00	06/04/2018
Kenneth Y. Hao	7,186		0.03	31.49	03/29/2016
	7,630		0.03	37.41	04/03/2017
	9,854		0.04	35.38	04/09/2018
	5,223	(1)(3)	0.02	62.47	04/08/2019
Justine F. Lien	9,854		0.04	35.38	04/09/2018
	5,223	(1)(3)	0.02	62.47	04/08/2019
Donald Macleod	5,223	(1)	0.02	62.47	04/08/2019
Peter J. Marks	23,474	(1)(2)	0.09	46.60	12/09/2018
Hock E. Tan	300,000		1.12	15.00	08/04/2019
	600,000		2.23	32.39	03/07/2018
	175,000	(4)	0.65	35.45	03/11/2020
	1,750,000	(5)	6.51	38.99	09/12/2020
	750,000	(1)(5)	2.79	52.65	01/01/2021

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

Name	Number of securities underlying RSUs granted		% of Total equity awards outstanding as at end of financial year	Vesting date
James V. Diller	1,741	(1)	0.01	04/09/2015
John T. Dickson	2,124		0.01	01/18/2015
Lewis C. Eggebrecht	1,706	(1)	0.01	04/09/2015
	1,707	(1)	0.01	04/09/2016
	1,707	(1)	0.01	04/09/2017
Bruno Guilmart	2,566		0.01	06/05/2015
	2,566		0.01	06/05/2016
Kenneth Y. Hao	1,741	(1)	0.01	04/09/2015
Justine F. Lien	1,741	(1)	0.01	04/09/2015
Donald Macleod	1,741	(1)	0.01	04/09/2015
Peter J. Mark	2,608	(1)	0.01	12/10/2014
	2,608	(1)	0.01	12/10/2015
	2,609	(1)	0.01	12/10/2016
Hock E. Tan	100,000		0.37	03/10/2015
	6,250		0.02	12/08/2015
	6,250		0.02	12/06/2016
	14,583		0.05	03/10/2015
	14,583		0.05	03/08/2016
	14,583		0.05	03/07/2017

(1)	Granted during the financial year ended November 2, 2014.
(2)	Option vests one-third annually over three years, subject to the director’s continued service with the Company.
(3)	Option vests in full one year from the date of grant, subject to the director’s continued service with the Company.
(4)	Share price performance option. The option vests over four years, with 25% vesting on each anniversary of the date of grant, subject to Mr. Tan’s continued employment with the Group; however, the option is not exercisable until the date on which the average of the closing prices of the Company’s ordinary shares (as reported on the Nasdaq), over a 10 consecutive trading day period is equal to or greater than 120% of the exercise price of the option. This performance-based condition for the option was met on October 3, 2013.
(5)	Share price performance option. The option vests over four years, with 25% vesting on each anniversary of the date of grant, subject to Mr. Tan’s continued employment with the Group; however, the option will only become exercisable as to any tranche thereof if the relevant Price Contingency for such tranche is or has been achieved. The “Price Contingency” for each tranche of the option shall mean the date on which the average of the closing prices of the Company’s ordinary shares (as reported on the Nasdaq) over a 30 consecutive trading-day period (the “30-Day Average Price”) is equal to or greater than the following: 350,000 shares become exercisable at a 30-Day Average Price of $50.00 per share, 350,000 shares become exercisable at a 30-Day Average Price of $56.75 per share, 350,000 shares become exercisable at a 30-Day Average Price of $62.50 per share, 350,000 shares become exercisable at a 30-Day Average Price of $68.75 per share and 350,000 shares become exercisable at 30-Day Average Price of $75.00 per share. The satisfaction of a particular Price Contingency with respect to the option shall also constitute satisfaction of all other Price Contingencies for the option having a lower 30-Day Average Price. The per share price contingencies for this award were met on the following dates: $50.00 on January 13, 2014, $56.75 on February 27, 2014, $62.30 on April 2, 2014. $68.75 on June 11, 2014, and $75.00 on September 5, 2014.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

Directors’ Contractual Benefits

Since the end of the previous financial year, no director has received or become entitled to receive a material benefit by reason of a contract made by the Company or its subsidiaries with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except for compensation paid by the Company to the director for services as a director and as disclosed in Note 11 of the accompanying financial statements and in this report, and except that Mr. Tan has an employment relationship with the Group, and has received remuneration in that capacity.

In addition, as disclosed in Note 11 of the accompanying financial statements, on May 6, 2014, the Company acquired LSI Corporation, a U.S. public company (“LSI”), by a wholly-owned subsidiary of the Company, for a purchase price of $6.5 billion. The Company funded the transaction with the proceeds from the issuance of $1 billion in aggregate principal amount of Convertible Notes pursuant to a Note Purchase Agreement with an entity affiliated with Silver Lake Partners,, proceeds from $4.6 billion in term loans borrowed under the Company’s 2014 Credit Agreement (as disclosed in Note 7 of the accompanying financial statements), as well as cash on hand of the Group. Mr. Hao is a Managing Partner and a Managing Director of Silver Lake Partners.

Equity Awards

Summary of Equity Plans

The Company previously adopted the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”) and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan”) and together with the Executive Plan, the “Pre-IPO Equity Incentive Plans”), which authorized the grant of options and share purchase rights covering up to 30 million ordinary shares of the Company.

Under the Pre-IPO Equity Incentive Plans, awards generally expire ten years following the date of grant unless granted to a non-employee, in which case the awards generally expire five years following the date of grant and were granted at a price equal to the fair market value at the time of the grant. Since the initial public offering of the Company’s ordinary shares on August 6, 2009 (the “IPO”) in the United States, the Company has ceased making grants under the Pre-IPO Equity Incentive Plans.

In July 2009, the Company’s Board of Directors (the “Board”) adopted, and the Company’s shareholders approved, the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan” and together with the Pre-IPO Equity Incentive Plans, the “Equity Incentive Plans”), to authorize the grant of options, share appreciation rights, restricted share units (“RSUs”), dividend equivalents, performance awards, and other share-based awards. 20 million ordinary shares were initially reserved for issuance under the 2009 Plan, subject to automatic annual increases starting in financial year 2012. The amount of the annual increase is equal to the least of (a) 6 million shares, (b) 3% of the ordinary shares outstanding on the last day of the immediately preceding financial year and (c) such smaller number of ordinary shares as determined by the Board. However, no more than 90 million ordinary shares may be issued upon the exercise of equity awards issued under the 2009 Plan. On November 4, 2013 (the first day of the financial year ended November 2, 2014), the number of shares available for issuance under the 2009 Plan increased by 6,000,000 shares pursuant to this annual increase provision.

Options issued to employees under the 2009 Plan prior to March 2011 generally expire ten years following the date of grant. With effect from March 2011, options issued to employees under the 2009 Plan generally expire seven years after the date of grant. Options awarded to non-employees under this plan generally expire after five years.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

Options issued to employees under the 2009 Plan generally vest over a four year period from the date of grant and are granted with an exercise price equal to the fair market value on the date of grant. Any share options cancelled or forfeited under the Pre-IPO Equity Incentive Plans after July 27, 2009 become available for issuance under the 2009 Plan. The Company also grants RSUs as part of its equity compensation programs under the 2009 Plan. An RSU is an equity award that is granted with an exercise price equal to zero and which represents the right to receive one of our ordinary shares immediately upon vesting. RSU awards granted to employees are generally time-based and vest over four years.

In July 2009, the Company’s board of directors adopted, and the Company’s shareholders approved the Avago Technologies Employee Share Purchase Plan (this plan, as amended, the “ESPP”) to allow eligible employees of the Company and its participating subsidiaries to purchase ordinary shares at semi-annual intervals, with their accumulated payroll deductions, at a discounted price, based on a six-month look-back period. 8 million ordinary shares were initially reserved for issuance under the ESPP, subject to annual increases starting in financial year 2012. The amount of the annual increase is equal to the least of (a) 2 million shares, (b) 1% of the ordinary shares outstanding on the last day of the immediately preceding financial year and (c) such smaller number of ordinary shares as determined by the Board. On October 29, 2012, the first day of the Company’s financial year ended November 3, 2013, the number of available shares increased by 2 million shares in accordance with the terms set forth in the ESPP. The Board determined not to increase the number of shares available for issuance under the ESPP for the financial year ended November 2, 2014. During the financial year ended November 2, 2014, 0.2 million ordinary shares were purchased and issued pursuant to the ESPP.

In connection with the LSI acquisition, we assumed the LSI 2003 Equity Incentive Plan (the “2003 Plan”) and outstanding unvested stock options and RSUs that were held by continuing LSI employees, which were predominately granted under the 2003 Plan. At the time of the acquisition, these awards were converted to Avago stock options and RSUs, with adjustments made to the exercise price of stock options and the number of shares subject to stock options and RSU awards so that the intrinsic value of each award was approximately the same immediately before and immediately after the adjustment. Under the 2003 Plan, we may grant equity awards to former employees of LSI and other employees who were not employees of the Company or its subsidiaries at the time of the acquisition. As of May 6, 2014, the date of the LSI acquisition, 7.6 million ordinary shares were reserved for issuance under the 2003 Plan, of which 3 million ordinary share were available for restricted share and/or RSU awards.

The assumed unvested stock options and RSUs will vest in accordance with their original terms, generally vesting in equal annual installments over a four-year period from the date of grant, and expiring seven years, from the original grant date.

Equity awards granted under the 2003 Plan following the LSI acquisition are expected to be on similar terms and consistent with similar grants made pursuant to the 2009 Plan. Options issued under the 2003 Plan are granted with an exercise price equal to the fair market value on the date of grant.

Executive Plan

Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries

The Board initially adopted and the Company’s shareholders initially approved the Executive Plan effective December 1, 2005. The Executive Plan, was amended and restated by the Board in April 2006 and January 2007 and was approved by the Company’s shareholders in April 2007. The Executive Plan was also amended and restated by the Board in February 2008.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

Types of Awards

The Executive Plan provided for the grant of non-qualified options and share purchase rights to employees, consultants and other persons having a unique relationship with the Company or its subsidiaries.

Share Reserve

The Company had reserved an aggregate of 30 million ordinary shares for issuance under the Executive Plan and the Senior Management Plan. However, following the IPO no additional awards may be made under these plans.

Administration

The Compensation Committee of the Board (the “Compensation Committee”) administers the Executive Plan. The Compensation Committee has the authority to select the employees to whom options and/or share purchase rights were granted under the Executive Plan, the number of shares subject to those options or share purchase rights, and the terms and conditions of the options and share purchase rights. In addition, the Compensation Committee has the authority to construe and interpret the Executive Plan and to adopt rules for the administration, interpretation and application of the Executive Plan that are consistent with the terms of the Executive Plan.

Amendment and Termination

The Executive Plan may be amended or modified by the Compensation Committee, and may be terminated by the Board.

Exercise

The exercise price of options and share purchase rights granted under the Executive Plan must typically be paid for in cash.

Certain Events

Under the Executive Plan, the Compensation Committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after the consummation of the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80% or more of the Company’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in the Company’s ordinary shares being exchanged for or converted into cash, securities or other property, in which case the Compensation Committee may further provide that the options will become fully vested and exercisable prior to the completion of the change of control. The Compensation Committee may also provide that options remaining exercisable after such an event may only be exercised for the consideration received by shareholders in such event, or its cash equivalent. The Company shall in its discretion appropriately and equitably adjust the exercise price of an option in the event of a spin off or other substantial distribution of the Company’s assets.

The Board initially adopted and the Company’s shareholders initially approved the Senior Management Plan effective December 2005. The Senior Management Plan was adopted and restated by the Board in April 2006 and approved by the Company’s shareholders in April 2007. The Senior Management Plan was also amended and restated by the Board in February 2008 and amended in July 2009 and March 2011.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

Types of Awards

The Senior Management Plan provides for the grant of non-qualified options and share purchase rights to employees, consultants, other persons having a unique relationship with the Company or its subsidiaries and non-employee members of the Board.

Share Reserve

The Company had reserved an aggregate of 30 million ordinary shares for issuance under the Senior Management Plan and the Executive Plan. However, following the IPO no additional awards may be made under these plans.

Administration

The Compensation Committee administers the Senior Management Plan. The Compensation Committee has the authority to select the employees to whom options and/or share purchase rights will be granted under the Senior Management Plan, the number of shares to be subject to those options or share purchase rights, and the terms and conditions of the options and share purchase rights. In addition, the Compensation Committee has the authority to construe and interpret the Senior Management Plan and to adopt rules for the administration, interpretation and application of the Senior Management Plan that are consistent with the terms of the Senior Management Plan.

Amendment and Termination

The Senior Management Plan may be amended or modified by the Compensation Committee, and may be terminated by the Board.

Exercise

The exercise price of options and share purchase rights granted under the Senior Management Plan must typically be paid for in cash.

Certain Events

Under the Senior Management Plan, the Compensation Committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after the consummation of the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80 or more of the Company’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in the Company’s ordinary shares being exchanged for or converted into cash, securities or other property, in which case the Compensation Committee may further provide that the options will become fully vested and exercisable prior to the completion of the change of control. The Compensation Committee may also provide that options remaining exercisable after such an event may only be exercised for the consideration received by shareholders in such event, or its cash equivalent. The Company shall in its discretion appropriately and equitably adjust the exercise price of an option in the event of a spin off or other substantial distribution of the Company’s assets.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

2009 Plan

Avago Technologies Limited 2009 Equity Incentive Award Plan

The Board adopted and the Company’s shareholders approved the 2009 Plan in July 2009.

Share Reserve

Under the 2009 Plan, 20 million ordinary shares were initially reserved for issuance pursuant to a variety of share-based compensation awards, including options, share appreciation rights, or SARs, restricted share awards, restricted share unit awards, deferred share awards, dividend equivalent awards, performance share awards, performance share unit awards, share payment awards, performance-based awards and other share-based awards plus the number of ordinary shares subject to options outstanding under the Executive Plan the Senior Management Plan, as of the effective date of the 2009 Plan that are forfeited in the future under such plans. The number of shares reserved for issuance under the 2009 Plan will automatically increase on the first day of each financial year beginning in 2012 and ending in 2019, by an amount equal to the least of (i) 6 million shares, (ii) 3% of the ordinary shares outstanding (on an as converted basis) on the last day of the immediately preceding financial year and (iii) such smaller number of ordinary shares as determined by the Board; provided, however, no more than 90 million ordinary shares may be issued upon the exercise of incentive stock options. On November 4, 2013 (the first day of the financial year ended November 2, 2014), the number of shares available for issuance under the 2009 Plan increased by 6 million shares pursuant to this annual increase provision.

The following provisions affect the share reserve under the 2009 Plan:

•	to the extent that an award terminates, expires or lapses for any reason, any shares subject to the award at such time will be available for future grants under the 2009 Plan;

•

to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2009 Plan, such tendered or withheld shares will be available for future grants under the 2009 Plan;

•	to the extent any restricted shares are forfeited by the holder, such shares will be available for future grants under the 2009 Plan;

•	the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2009 Plan; and

•

to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries will not be counted against the shares available for issuance under the 2009 Plan.

Initially, there was no limit on the number of shares that may be covered by share-based awards or the maximum aggregate dollar amount subject to cash-based performance awards granted to any individual during any calendar year. However, after a limited transition period, no individual may be granted share-based awards under the 2009 Plan covering more than 2 million shares or more than $3 million in cash in any calendar year. This limited transition period expired on April 10, 2013, the date of the first meeting of the Company’s shareholders at which members of the Board are to be elected that occurs after the close of the third calendar year following the calendar year in which the Company’s IPO occurred.

Administration

The Compensation Committee administers the 2009 Plan. Subject to the terms and conditions of the 2009 Plan, the Compensation Committee has the exclusive authority to select the persons to whom awards are to be

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2009 Plan. The Compensation Committee is also authorized to adopt, amend or rescind rules relating to administration of the 2009 Plan. The Board may at any time remove the Compensation Committee as the administrator and re-vest in itself the authority to administer the 2009 Plan. The full Board administers the 2009 Plan with respect to awards to non-employee directors.

Eligibility

Options, share appreciation rights (“SARs”), restricted shares and all other share-based and cash-based awards under the 2009 Plan may be granted to individuals who are then the Company’s officers, employees or consultants or are the officers, employees or consultants of certain of the Company’s subsidiaries. Such awards also may be granted to directors of the Company. Only employees may be granted incentive stock options (“ISOs”).

Awards

The 2009 Plan provides that the administrator may grant or issue options, SARs, restricted shares, RSUs, deferred shares, dividend equivalents, performance awards, share payments and other share-based and cash-based awards, or any combination thereof. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

•

Nonqualified Options. NQOs provide for the right to purchase ordinary shares at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NQOs may be granted for any term specified by the administrator, but may not exceed ten years.

•

Incentive Stock Options. ISOs are stock options designated as such and intended to comply with the provisions of Section 422 of the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of an ordinary share on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. To the extent ISOs having an aggregate exercise price in an amount greater than $100,000 become exercisable by an individual in any calendar year, the options in excess of $100,000 will be treated as NQOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of the Company’s shares, the 2009 Plan provides that the exercise price must be at least 110% of the fair market value of an ordinary share on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•

Restricted Shares may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted shares, typically, may be forfeited for no consideration if the conditions or restrictions on vesting are not met. In general, restricted shares may not be sold, or otherwise transferred, until restrictions are removed or expire. Purchasers of restricted shares, unlike recipients of options, generally will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

•	Restricted Share Units. RSUs may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

performance criteria established by the administrator. Like restricted shares, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted shares, shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•

Deferred Share Awards represent the right to receive ordinary shares on a future date. Deferred shares may not be sold or otherwise hypothecated or transferred until issued. Deferred shares will not be issued until the deferred share award has vested, and recipients of deferred shares generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred share awards generally will be forfeited, and the underlying shares will not be issued, if the applicable vesting conditions and other restrictions are not met.

•

Share Appreciation Rights. SARs may be granted in connection with options or other awards, or separately. SARs granted in connection with options or other awards typically will provide for payments to the holder based upon increases in the price of ordinary shares over a set exercise price. The exercise price of any SAR granted under the 2009 Plan must be at least 100% of the fair market value of an ordinary share on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2009 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in the SAR agreements. SARs under the 2009 Plan will be settled in cash or ordinary shares, or in a combination of both, at the election of the administrator.

•

Dividend Equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the options, SARs or other awards held by the participant. Dividend equivalents may be settled in cash or shares and at such times as determined by the Compensation Committee or the Board, as applicable.

•

Performance Awards may be granted by the administrator on an individual or group basis. Generally, these awards will be based upon specific performance targets and may be paid in cash or in ordinary shares or in a combination of both. Performance awards may include “phantom” share awards that provide for payments based upon the value of ordinary shares. Performance awards may also include bonuses that may be granted by the administrator on an individual or group basis and which may be payable in cash or in ordinary shares or in a combination of both.

•

Share Payments may be authorized by the administrator in the form of ordinary shares or an option or other right to purchase ordinary shares as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director.

Change in Control

In the event of a change in control where the acquirer does not assume or replace awards granted under the 2009 Plan, awards issued under the 2009 Plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. In addition, the administrator will also have complete discretion to structure one or more awards under the 2009 Plan to provide that such awards will become vested and exercisable or payable on an accelerated basis in the event such awards are assumed or replaced with equivalent awards but the individual’s service with us or the acquiring entity is subsequently terminated within a designated period following the change in control event. The administrator may also make appropriate adjustments to awards under the 2009 Plan and is authorized to provide for the acceleration, cash-out,

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Under the 2009 Plan, a change in control is generally defined as:

•	the transfer or exchange in a single or series of related transactions by the Company’s shareholders of more than 50% of the Company’s voting shares to a person or group;

•	a change in the composition of the Board over a two-year period such that fifty percent or more of the members of the Board were elected through one or more contested elections;

•

a merger, consolidation, reorganization or business combination in which the Company is involved, directly or indirectly, other than a merger, consolidation, reorganization or business combination which results in the Company’s outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction;

•	the sale, exchange, or transfer of all or substantially all of the Company’s assets; or

•	shareholder approval of the Company’s liquidation or dissolution.

Non-Employee Director Awards

The 2009 Plan permits the Board to grant awards to the Company’s non-employee directors pursuant to a written non-discretionary formula established by the plan administrator.

Adjustments of Awards

In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of the Company’s assets to shareholders (other than normal cash dividends) or any other corporate event affecting the number of the Company’s outstanding ordinary shares or the price of the Company’s ordinary shares that would require adjustments to the 2009 Plan or any awards under the 2009 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the committee will make appropriate, proportionate adjustments to:

•	the aggregate number and type of shares subject to the 2009 Plan and any other plan terms denominated in shares;

•	the terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and

•	the grant or exercise price per share of any outstanding awards under the 2009 Plan.

Amendment and Termination

The Board or the Compensation Committee (with the Board’s approval) may terminate, amend, or modify the 2009 Plan at any time and from time to time. However, the Company must generally obtain shareholder approval:

•	to increase the number of shares available under the 2009 Plan (other than in connection with certain corporate events, as described above);

•	to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

Options may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date without shareholder approval.

Expiration Date

The 2009 Plan will expire on, and no option or other award may be granted pursuant to the 2009 Plan after ten years following the effective date of the 2009 Plan. Any award that is outstanding on the expiration date of the 2009 Plan will remain in force according to the terms of the 2009 Plan and the applicable award agreement.

ESPP

Avago Technologies Limited Employee Share Purchase Plan

The Board initially adopted the ESPP on July 27, 2009, and the Company’s shareholders approved, the ESPP on July 31, 2009. The ESPP was amended and restated by the Compensation Committee on June 2, 2010.

Share Reserve

8 million ordinary shares were initially reserved for issuance under the ESPP. The number of ordinary shares reserved for issuance under the ESPP will automatically increase on the first day of each financial year, beginning in 2012, by an amount equal to the least of: (i) 1% of the outstanding ordinary shares outstanding on such date, (ii) 2 million ordinary shares or (iii) a lesser amount determined by the Board. On October 29, 2012 (the first day of the financial year ended November 3, 2013), the number of shares available for issuance under the ESPP increased by 2 million shares pursuant to this annual increase provision. The Board determined not to increase the number of shares available for issuance under the ESPP for the financial year ended November 2, 2014. The maximum aggregate number of ordinary shares which may be issued over the term of the ESPP is 24 million shares. In addition, no participant in the ESPP may be issued or transferred more than $25,000 in fair market value of ordinary shares pursuant to awards under the ESPP per offering period and/or per calendar year.

Offering Periods

The ESPP is administered using a series of successive offering periods. Unless otherwise determined by the Compensation Committee, each offering period will have a duration of six months. The initial offering period under the ESPP commenced on September 15, 2010.

Eligible Employees

The Company’s employees, and any employees of the Company’s subsidiaries that the Compensation Committee designates as participating in the ESPP, who are scheduled to work more than 20 hours per week for more than five calendar months per year who are employed as such five trading days prior to the start of an offering period may join an offering period on the start date of that period.

Payroll Deductions

A participant may contribute from 1% to 10% of his or her eligible compensation through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share of the Company’s ordinary shares the first trading date of an offering period in which a participant is enrolled or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last trading day of each offering period. However, not more than 2,500 shares may be purchased in

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

total by any participant during any offering period. The Compensation Committee has the authority to change these limitations for any subsequent offering period.

Change in Control

Should the Company be acquired by merger or sale of substantially all of its assets or more than 50% of its voting securities, then all outstanding purchase rights may either be assumed by the acquirer or, if not assumed, will be exercised at an early purchase date prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the fair market value per share of the Company’s ordinary shares on the first trading date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share on the purchase date prior to the acquisition.

Other Plan Provisions

Employees may not transfer shares for six months after the date of purchase, unless they cease to be an eligible employee, in which case the shares may be sold at any time thereafter.

Amendment and Termination

The Board or the Compensation Committee may at any time amend, suspend or discontinue the ESPP. However, certain amendments may require shareholder approval.

Expiration Date

The ESPP will terminate no later than ten years after the date the Board initially approved it.

2003 Plan

LSI 2003 Equity Incentive Plan

In connection with the LSI acquisition, the Company assumed the 2003 Plan and outstanding unvested options and RSUs held by continuing LSI employees, which were predominately granted under the 2003 Plan.

Share Reserve

As of May 6, 2014, the date of the LSI acquisition, 7.6 million ordinary shares were reserved for issuance under the 2003 Plan, of which 3 million ordinary shares were available for restricted share and/or RSU awards.

The following provisions affect the share reserve under the 2003 Plan:

•	to the extent that an award terminates, expires or lapses for any reason, any shares subject to the award at such time will be available for future grants under the 2003 Plan;

•

to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2003 Plan, such tendered or withheld shares will not be available for future grants under the 2003 Plan; and

•	to the extent any restricted shares are forfeited by the holder, such shares will be available for future grants under the 2003 Plan.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

Administration

The Compensation Committee administers the 2003 Plan. Subject to the terms and conditions of the 2003 Plan, the Compensation Committee has the exclusive authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2003 Plan. The Compensation Committee is also authorized to adopt, amend or rescind rules relating to administration of the 2003 Plan. The Board may at any time remove the Compensation Committee as the administrator and re-vest in itself the authority to administer the 2003 Plan.

Eligibility

Options, SARs, restricted shares and RSUs under the 2003 Plan may be granted to individuals who are former employees of LSI and other employees who were not employees of the Company or its subsidiaries at the time of the LSI acquisition.

Awards

The 2003 Plan provides that the administrator may grant or issue options, SARs, restricted shares, and RSUs. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

•

Nonqualified Options. NQOs provide for the right to purchase ordinary shares at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NQOs may be granted for any term not exceeding seven years specified by the administrator.

•

Incentive Stock Options. ISOs are stock options designated as such and intended to comply with the provisions of Section 422 of the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of an ordinary share on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. To the extent ISOs having an aggregate exercise price in an amount greater than $100,000 become exercisable by an individual in any calendar year, the options in excess of $100,000 will be treated as NQOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of the Company’s shares, the 2003 Plan provides that the exercise price must be at least 110% of the fair market value of an ordinary share on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•

Restricted Shares may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted shares, typically, will be forfeited if the conditions or restrictions on vesting are not met. In general, restricted shares may not be sold, or otherwise transferred, until restrictions are removed or expire. Recipients of restricted shares, unlike recipients of options, generally will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

•

Restricted Share Units. RSUs may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. RSUs may not be sold, or otherwise transferred

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

or hypothecated. Unlike restricted shares, shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights unless and until the underlying shares are issued.

•

Share Appreciation Rights. SARs may be granted in connection with options or other awards, or separately. SARs granted in connection with options or other awards typically will provide for payments to the holder based upon increases in the price of ordinary shares over a set exercise price. The exercise price of any SAR granted under the 2003 Plan must be at least 100% of the fair market value of an ordinary share on the date of grant. There are no restrictions specified in the 2003 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in the SAR agreements. SARs under the 2003 Plan will be settled in cash or ordinary shares, or in a combination of both, at the election of the administrator.

•	Performance Awards. The administrator may grant restricted share awards and/or RSUs the vesting of which may be based upon achieving specific performance targets and may be paid in ordinary shares.

Change in Control

In the event of a change in control where the acquirer does not assume or replace awards granted under the 2003 Plan, awards issued under the 2003 Plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. Under the 2003 Plan, a change in control is generally defined as:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the Company’s voting shares;

•

a change in the composition of the Board during any twelve-month period such that the election of fifty percent or more of the members of the Board was not endorsed by a majority of the directors prior to the date of the appointment or election; or

•	the sale, exchange, or transfer of a substantial portion of the Company’s assets.

Adjustments of Awards

In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of the Company’s assets to shareholders (other than normal cash dividends) or any other corporate event affecting the number of the Company’s outstanding ordinary shares or the price of the Company’s ordinary shares that would require adjustments to the 2003 Plan or any awards under the 2003 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the committee will make appropriate, proportionate adjustments to:

•	the aggregate number and type of shares subject to the 2003 Plan and any other plan terms denominated in shares; and

•	the grant or exercise price per share of any outstanding awards under the 2003 Plan.

Amendment and Termination

The Board may terminate, amend, or suspend the 2003 Plan at any time and from time to time. However, the Company must generally obtain shareholder approval:

•	to increase the number of shares available under the 2003 Plan (other than in connection with certain corporate events, as described above);

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

•	to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Options may not be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date without shareholder approval.

Expiration Date

The 2003 Plan will remain in effect until no further ordinary shares are able for distribution pursuant to awards. However, no ISOs may be granted under the 2003 Plan after February 5, 2023. Any award that is outstanding on the expiration date of the 2003 Plan will remain in force according to the terms of the 2003 Plan and the applicable award agreement.

General

Under the Executive Plan, options generally vest at a rate of 20% per year based on the passage of time and attaining certain performance criteria, in each case subject to continued employment.

Under the Senior Management Plan, options generally vest at a rate of 20% per year based on the passage of time and continued employment.

Options issued to employees under the Executive Plan and the Senior Management Plan generally expire ten years following the date of grant. Options issued to employees under the 2009 Plan prior to March 2011 generally expire ten years following the date of grant. With effect from March 2011, options issued to employees under the 2009 Plan generally expire seven years after the date of grant. Options awarded to non-employees under the Equity Incentive Plans generally expire five years following the date of grant. Options under the Equity Incentive Plans are granted at a strike price equal to the fair market value per share of the Company on the date of grant.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

A summary of award activities under the Equity Incentive Plans is as set out below (in millions, except per share amounts):

	Awards Outstanding
	Number outstanding	Weighted- average exercise price per share ($)
Balance as of November 4, 2013	22	29.81
Assumed in LSI acquisition	1	40.26
Granted	13	65.79
Exercised	(5)	25.03
Cancelled	(2)	53.02

Balance as of November 2, 2014	29	44.97

Balance as of October 29, 2012	20	22.45
Annual increase in shares available for issuance, per equity incentive plan terms	—	—
Granted	9	36.63
Exercised	(6)	16.02
Cancelled	(1)	27.57

Balance as of November 3, 2013	22	29.81

Equity Awards Outstanding

The following table summarizes significant ranges of outstanding and exercisable share option awards as of November 2, 2014:

	Group
	Awards Outstanding			Awards Exercisable
Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price per Share	Number Exercisable	Weighted- Average Exercise Price per Share

$1.25 – 20.00	3	0.06	11.932	3	11.00
$20.01 – 30.00	1	0.36	21.02	1	20.82
$30.01 – 40.00	13	4.81	35.57	4	34.53
$40.01 – 60.00	2	5.97	50.37	—	—
$60.01 – 70.00	5	6.34	62.13	—	—
$70.01 – 89.00	5	6.63	73.02	—	—

Total	29	4.85	44.97	8	25.54

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 2, 2014

A summary of RSU activity related to our equity incentive plans for the financial year ended November 2, 2014 is as follows (in millions, except years and per share amounts):

	Group
	RSU Awards Outstanding
	Number Outstanding	Weighted- Average Grant Date Fair Market Value	Weighted- Average Remaining Contractual Life (in years)
Balance as of November 3, 2013	2	34.38
Assumed in LSI acquisition	3	35.22
Granted	1	64.92
Vested	(1)	32.87
Forfeited	(1)	19.41

Balance as of November 2, 2014	4	48.82	2.72

Balance as of October 29, 2012	1	32.69
Granted	1	35.69
Vested	—	31.31
Forfeited	—	29.91

Balance as of November 3, 2013	2	34.38	2.84

Independent Auditor

The independent auditor, PricewaterhouseCoopers LLP, has expressed its willingness to accept re-appointment.

On behalf of the directors

/s/ James V. Diller James V. Diller Director	/s/ Hock E. Tan Hock E. Tan Director

9 February 2015

AVAGO TECHNOLOGIES LIMITED

STATEMENT BY DIRECTORS

For the financial year ended November 2, 2014

In the opinion of the directors,

(a)	the balance sheet of the Company and the consolidated financial statements of the Group are drawn up so as to give a true and fair view of the state of affairs of the Company and of the Group as of November 2, 2014 and of the results of the business, changes in equity and cash flows of the Group for the financial year then ended; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the directors

/s/ James V. Diller	/s/ Hock E. Tan
James V. Diller Director	Hock E. Tan Director

9 February 2015

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF

AVAGO TECHNOLOGIES LIMITED

Report on the Financial Statements

We have audited the accompanying financial statements of Avago Technologies Limited (the “Company”) and its subsidiaries (the “Group”) set out on pages 22 to 104, which comprise the consolidated balance sheet of the Group and the balance sheet of the Company as of November 2, 2014 and the consolidated statement of operations, statement of comprehensive income, statement of shareholders’ equity and statement of cash flows of the Group for the financial year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation of financial statements that give a true and fair view in accordance with the provisions of the Singapore Companies Act (the “Act”) and accounting principles generally accepted in the United States of America, and for devising and maintaining a system of internal accounting controls sufficient to provide a reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition; and transactions are properly authorized and that they are recorded as necessary to permit the preparation of true and fair profit and loss accounts and balance sheets and to maintain accountability of assets.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements of the Group and the balance sheet of the Company are properly drawn up in accordance with the provisions of the Act and accounting principles generally accepted in the United States of America so as to give a true and fair view of the state of affairs of the Group and of the Company as of November 2, 2014, and of the results, changes in equity and cash flows of the Group for the financial year ended on that date.

Report on other Legal and Regulatory Requirements

In our opinion, the accounting and other records required by the Act to be kept by the Company and by those subsidiaries incorporated in Singapore, of which we are the auditors, have been properly kept in accordance with the provisions of the Act.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Public Accountants and Chartered Accountants

Singapore, 9 February 2015

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS

For the financial year ended November 2, 2014

	November 2, 2014	November 3, 2013
	(In millions, except per share data)	(In millions, except per share data)
Net revenue	4,269	2,520

Costs of products sold:
Cost of products sold	2,121	1,260
Amortization of intangible assets	249	61
Restructuring charges	22	1

Total cost of products sold	2,392	1,322

Gross margin	1,877	1,198

Operating expenses:
Research and development	695	398
Selling, general and administrative	407	222
Amortization of intangible assets	197	24
Restructuring charges	140	2

Total operating expenses	1,439	646

Income from operations	438	552
Interest expense	(110)	(2)
Loss on extinguishment of debt	—	(1)
Other income, net	14	19

Income from continuing operations before income taxes	342	568
Provision for income taxes	33	16

Income from continuing operations	309	552
Loss from discontinued operations (including a gain on disposal of $18 million), net of income taxes	(46)	—

Net income	263	552

Basic income per share:
Income per share from continuing operations	1.23	2.23
Loss per share from discontinued operations, net of income taxes	(0.18)	—

Net income per share	1.05	2.23

Diluted income per share:
Income per share from continuing operations	1.16	2.19
Loss per share from discontinued operations, net of income taxes	(0.17)	—
Net income per share	0.99	2.19

Weighted-average shares:
Basic	251	247
Diluted	267	252

Cash dividends declared and paid per share	1.13	0.80

The accompanying notes form an integral part of these financial statements

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the financial year ended November 2, 2014

	November 2, 2014	November 3, 2013

	(In millions)	(In millions)
Net income	263	552

Other comprehensive (loss) income, net of tax:
Unrealized (losses) gains on post-retirement plans and defined benefit pension plans and impact on plan amendment	(41)	8
Reclassification to net income	(3)	—
Change in net unrealized loss on available-for-sale securities	—	(3)

Other comprehensive (loss) income	(44)	5

Comprehensive income	219	557

The accompanying notes form an integral part of these financial statements.

AVAGO TECHNOLOGIES LIMITED

BALANCE SHEETS

As of November 2, 2014

	Group		Company
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
	(In millions)	(In millions)	(In millions)	(In millions)
ASSETS
Current assets
Cash and cash equivalents	1,604	985	11	5
Trade accounts receivable, net	782	418	—	—
Inventory	519	285	—	—
Asset held-for-sale	628	—	—	—
Other current assets	302	130	332	192

Total current assets	3,835	1,818	342	197
Long-term assets
Property, plant and equipment, net	1,158	661	—	—
Goodwill	1,596	391	—	—
Intangible assets, net	3,617	492	—	—
Other long-term assets	285	53	—	—
Investment in subsidiary	—	—	3,830	2,689

Total assets	10,491	3,415	4,173	2,886

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	515	278	—	—
Employee compensation and benefits	219	89	—	—
Other current liabilities	236	47	10	—
Current portion of long-term debt	46	—	—	—

Total current liabilities	1,016	414	10	—
Long-term liabilities
Long-term debt	4,543	—	—	—
Convertible notes payable to related party – non-current	920	—	920	—
Pension and post-retirement benefit obligations	506	62	—	—
Other long-term liabilities	263	53	—	—

Total liabilities	7,248	529	930	—

Commitments and contingencies (Note 12)
Shareholders’ equity
Ordinary shares, no par value; 254,330,630 shares and 249 100,178 shares issued and outstanding on November 2, 2014 and November 3, 2013, respectively	2,009	1,587	2,009	1,587
Retained earnings	1,284	1,305	1,284	1,305
Accumulated other comprehensive loss	(50)	(6)	(50)	(6)

Total shareholders’ equity	3,243	2,886	3,243	2,886

Total liabilities and shareholders’ equity	10,491	3,415	4,173	2,886

The accompanying notes form an integral part of these financial statements.

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the financial year ended November 2, 2014

	Ordinary shares		Retained earnings	Accumulated other comprehensive income/(loss)	Total shareholders’ equity
	No. of shares	(In millions)	(In millions)	(In millions)	(In millions)
Balance as of November 4, 2013	249,100,178	1,587	1,305	(6)	2,886
Issuance of ordinary shares in connection with equity incentive plans	5,500,259	124	—	—	124
Repurchase of ordinary shares	(269,807)	(12)	—	—	(12)
Share-based compensation	—	163	—	—	163
Tax benefits from share-based compensation	—	42	—	—	42
Cash dividends paid to shareholders			(284)	—	(284)
Convertible debt conversion feature	—	85	—	—	85
Fair value of partially vested equity awards assumed in connection with acquisition	—	20	—	—	20
Changes in accumulated other comprehensive income (loss):
Actuarial losses and prior service costs associated with post-retirement benefit and defined benefit pension plans, net of taxes	—	—	—	(44)	(44)
Net income	—	—	263	—	263

Balance as of November 2, 2014	254,330,630	2,009	1,284	(50)	3,243

Balance as of October 29, 2012	245,477,491	1,479	951	(11)	2,419
Issuance of ordinary shares in connection with equity incentive plans	6,198,818	101	—	—	101
Repurchase of ordinary shares	(2,576,131)	(95)	—	—	(95)
Share-based compensation	—	77	—	—	77
Tax benefits from share-based compensation	—	25	—	—	25
Cash dividends paid to shareholders	—	—	(198)	—	(198)
Changes in accumulated other comprehensive income (loss):
Change in unrealized gain on available-for-sale securities	—	—	—	(3)	(3)
Actuarial gains and prior service costs associated with post-retirement benefit and defined benefit pension plans, net of taxes	—	—	—	8	8
Net income	—	—	552	—	552

Balance as of November 3, 2013	249,100,178	1,587	1,305	(6)	2,886

The accompanying notes form an integral part of these financial statements.

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

For the financial year ended November 2, 2014

	November 2 2014	November 3, 2013
	(In millions)	(In millions)
Cash flows from operating activities
Net income	263	552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	625	187
Amortization of debt issuance costs and accretion of debt discount	14	1
Share-based compensation	163	77
Tax benefits from share-based compensation	42	25
Excess tax benefits from share-based compensation	(39)	(17)
Gain on sale of business	(18)	—
Gain from post-retirement medical benefit plan curtailment and settlement	(3)	—
Deferred taxes	(92)	(22)
Other	11	(12)
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable, net	(70)	(26)
Inventory	193	(55)
Accounts payable	13	22
Employee compensation and benefits	20	32
Other current assets and current liabilities	219	(43)
Other long-term assets and long-term liabilities	(166)	1

Net cash provided by operating activities	1,175	722

Cash flows used in investing activities
Acquisitions of businesses, net of cash acquired	(5,961)	(414)
Purchase of property, plant and equipment	(409)	(236)
Proceeds from sale of business	450	—
Proceeds from sale of investments	35	13
Purchases of investments	—	(15)

Net cash used in investing activities	(5,885)	(652)

Cash flows used in financing activities
Proceeds from term loan borrowings	4,600	—
Proceeds from issuance of convertible senior notes	1,000	—
Debt repayments	(12)	—
Debt issuance costs	(124)	(2)
Payment on capital lease obligation	(1)	(2)
Issuance of ordinary shares	124	101
Repurchase of ordinary shares	(12)	(95)
Excess tax benefits from share-based compensation	39	17
Dividend payments to shareholders	(284)	(198)
Proceeds from government grants	3	10
Payment for settlement of acquisition liability	(4)	—

Net cash provided by (used in) financing activities	5,329	(169)

Net increase (decrease) in cash and cash equivalents	619	(99)
Cash and cash equivalents at beginning of financial year	985	1,084
Cash and cash equivalents at end of financial year	1,604	985

Supplemental disclosure of cash flow information
Cash paid for interest	78	1
Cash paid for income taxes, net of refunds	23	6

The accompanying notes form an integral part of these financial statements.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended November 2, 2014

1. Overview and Basis of Presentation

Avago Technologies Limited, or the “Company”, was organized under the laws of the Republic of Singapore in August 2005. We are a designer, developer and global supplier of a broad range of semiconductor devices with a focus on analog III-V based products and complex digital and mixed signal complementary metal oxide semiconductor, or CMOS, based devices. We have a history of innovation and offer thousands of products that are used in end products such as smartphones, hard disk drives, computer servers, consumer appliances, data networking and telecommunications equipment, enterprise storage and servers, and factory automation and industrial equipment. We have four reportable segments: wireless communications, wired infrastructure, enterprise storage and industrial & other, which align with our target markets. References herein to “the Company”, “we”, “our”, “us” and “Avago” are to Avago Technologies Limited and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

In August 2014, we acquired PLX Technology, Inc., or PLX, for $308 million. On May 6, 2014, we acquired LSI Corporation, or LSI, a company that provides high-performance storage and networking semiconductors used in hard disk drives, solid state drives, communication systems, computer servers, storage systems and personal computers, for a purchase price of $6.5 billion. On September 2, 2014, we sold LSI’s Flash Components Division and Accelerated Solutions Division, or the Flash Business, to Seagate Technology LLC, or Seagate, for $450 million. On August 13, 2014, we entered into an agreement with Intel Corporation, or Intel, to dispose of LSI’s Axxia Networking Business and related assets, or the Axxia Business, for $650 million. This transaction closed on November 18, 2014. In financial year 2013, we acquired CyOptics, Inc., or CyOptics.

The consolidated financial statements include the results of operations of PLX, LSI, CyOptics and other acquisitions commencing as of their respective acquisition dates. The results of operations for the Axxia and Flash Businesses are presented as discontinued operations in our consolidated statement of operations. The assets of the Axxia Business to be disposed of are presented as “Assets held-for-sale” on the consolidated balance sheet as of November 2, 2014.

The Company is required to file its audited standalone Company balance sheet with the Accounting and Corporate Regulatory Authority in accordance with the provisions of the Singapore Companies Act, Cap. 50 (the “Act”).

The Company has received an exemption under Section 201(14) of the Act to prepare its financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Accordingly, the consolidated financial statements and balance sheet of the Company have been prepared in accordance with the U.S. GAAP.

The financial statements are expressed in U.S. dollar, which is our functional and presentation currency.

2. Summary of Significant Accounting Policies

Basis of presentation

We operate on a 52- or 53-week financial year which ends on the Sunday closest to October 31. Our financial year ended November 2, 2014, or financial year 2014, was a 52-week financial year. Our financial year ended November 3, 2013, or financial year 2013, was a 53-week financial year.

Principles of Consolidation

Our consolidated financial statements include the financial statements of Avago and our wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Certain amounts in the consolidated financial statements and notes to the consolidated financial statements for the prior years have been reclassified to conform to financial year 2014 presentation.

Foreign currency remeasurement

We operate in a U.S. dollar functional currency environment. As such, foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates except for non-monetary items such as inventory and property, plant and equipment, which are remeasured at historical exchange rates. The effects of foreign currency remeasurement were not material for any period presented.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Investment in subsidiary

Investment in subsidiary in the balance sheet is accounted for using the equity accounting method.

Cash and Cash Equivalents

We consider all highly liquid investment securities with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. We determine the appropriate classification of our cash and cash equivalents at the time of purchase. Cash equivalents included $589 million and $659 million of time deposits as of November 2, 2014 and November 3, 2013, respectively. As of November 2, 2014, cash equivalents also included $393 million of money-market funds. For time deposits, carrying value approximates fair value due to the short-term nature of the instruments. The fair value of money-market funds as of November 2, 2014 and November 3, 2013 is determined using unadjusted prices in active, accessible markets for identical assets, as such they are classified as Level 1 assets, as defined within “Fair value measurement” in this note below.

Trade Accounts Receivable, Net

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors. These allowances were $2 million and $1 million as of November 2, 2014 and November 3, 2013, respectively. Accounts receivable are also recorded net of sales returns and distributor allowances. These amounts are recorded when it is both probable and estimable that discounts will be granted or products will be returned. Accounts receivable allowances at November 2, 2014 and November 3, 2013 were $65 million and $42 million, respectively.

Concentrations of Credit Risk and Significant Customers

Our cash, cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents may be redeemable upon demand and are maintained with several financial

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

institutions that management believes are of high credit quality and therefore bear minimal credit risk. We seek to mitigate our credit risks by spreading such risks across multiple counterparties and monitoring the risk profile of these counterparties. Our accounts receivable are derived from revenue earned from customers located both within and outside the U.S. We mitigate collection risks from our customers by performing regular credit evaluations of our customers’ financial conditions, and require collateral, such as letters of credit and bank guarantees, in certain circumstances.

We sell our products through our direct sales force, distributors and manufacturers representatives. One direct customer accounted for 30% and 26% of our net accounts receivable balance at November 2, 2014 and November 3, 2013, respectively. One direct customer represented 20% and 18% of our net revenue in financial years 2014 and 2013, respectively. The majority of the revenue from this customer was included in our wireless communications segment.

Concentration of Other Risks

The semiconductor industry is characterized by rapid technological change, competitive pricing pressures and cyclical market patterns. Our financial results are affected by a wide variety of factors, including general economic conditions worldwide, economic conditions specific to the semiconductor industry, timely implementation of new manufacturing technologies, ability to safeguard patents and other intellectual property in a rapidly evolving market and reliance on assembly and test subcontractors, third-party wafer fabricators and independent distributors. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns at various times. We are exposed to the risk of obsolescence of our inventory depending on the mix of future business.

Inventory

We value our inventory at the lower of the actual cost of the inventory or the current estimated market value of the inventory, with cost being determined under the first-in, first-out method. We record a provision for excess and obsolete inventory based primarily on our forecast of product demand and production requirements. The excess balance determined by this analysis becomes the basis for our excess inventory charge and the written-down value of the inventory becomes its cost. Written-down inventory is not written up if market conditions improve.

Investments

We determine the appropriate classification of our investments at the time of acquisition and re-evaluate such determination at each balance sheet date. We classify our investments as current or non-current based on the intent of management, the nature of the investments and whether they are readily available for use in current operations.

Our minority investments in privately-held companies are accounted for using the cost method and evaluated for impairment quarterly. Such analysis requires significant judgment to identify events or circumstances that would likely have a significant other-than-temporary adverse effect on the carrying value of the investment.

At the time of purchase, we classify investments in marketable equity or debt securities, including warrants to acquire such securities, as held by us, as available-for-sale securities or trading securities. These investments are recorded in the consolidated balance sheets at fair value. Unrealized gains and losses on available-for-sale securities are included as a separate component of accumulated other comprehensive income (loss). Unrealized

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

gains and losses on trading securities are included in current operating results in other income, net. Pre-tax realized gains and losses on marketable equity or debt securities sold are determined based on the specific identification method and are included in current operating results in other income, net.

At November 2, 2014, we had $24 million and $28 million of investments included in current and other long-term assets, respectively. At November 3, 2013, we had $23 million and $5 million of investments included in current and other long-term assets, respectively.

Retirement benefits.

Post-retirement assets and liabilities are estimates of benefits that we expect to pay to eligible retirees. We consider various factors in determining the value of our post-retirement net assets, including the number of employees that we expect to receive benefits and other actuarial assumptions.

For defined benefit pension plans, we consider various factors in determining our respective pension liabilities and net periodic benefit costs, including the number of employees that we expect to receive benefits, their salary levels and years of service, the expected return on plan assets, the discount rate, the timing of the payment of benefits, and other actuarial assumptions. If the actual results and events of the pension plans differ from our current assumptions, the benefit obligations may be over- or under-valued.

The key benefit plan assumptions are the discount rate and the expected rate of return on plan assets. The assumptions discussed below are for the U.S. retirement benefit plans. For the non-U.S. plans, we chose assumptions specific to each country.

The U.S. discount rates were based on the results of matching expected plan benefit payments with cash flows from a hypothetical yield curve constructed with high quality corporate bond yields. We base the salary increase assumptions on historical experience and future expectations. In developing the expected rate of return, we consider long-term compound annualized returns based on historical market data, historical and expected returns on the various categories of plan assets, and the target investment portfolio allocation among debt, equity securities and other investments.

Derivative Instruments

We are subject to foreign currency risks for transactions denominated in foreign currencies, primarily Singapore Dollar, Malaysian Ringgit, Euro and Japanese Yen. Therefore, we enter into foreign exchange forward contracts to manage financial exposures resulting from the changes in the exchange rates of these foreign currencies. These contracts are designated at inception as hedges of the related foreign currency exposures, which include committed and forecasted revenue and expense transactions that are denominated in currencies other than the functional currency of the subsidiary which has the exposure. We exclude time value from the measurement of effectiveness. To achieve hedge accounting, contracts must reduce the foreign currency exchange rate risk otherwise inherent in the amount and duration of the hedged exposures and comply with established risk management policies; our hedging contracts generally mature within three months. We do not use derivative financial instruments for speculative or trading purposes.

We designate our forward contracts as either cash flow or fair value hedges. All derivatives are recognized on the consolidated balance sheets at their fair values. For derivative instruments that are designated and qualify as fair value hedges, changes in value of the instruments are recognized in income in the current period. Such hedges are recorded in net income and are offset by the changes in fair value of the underlying assets or liabilities being hedged.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

For derivative instruments that are designated and qualify as cash flow hedges, changes in the value of the effective portion of the derivative instrument are recognized in accumulated other comprehensive income (loss), a component of shareholders’ equity. These amounts are then reclassified and recognized in net income when either the forecasted transaction occurs or it becomes probable the forecasted transaction will not occur. Changes in the fair value of the ineffective portion of derivative instruments are recognized in net income in the current period, which have not been significant to date. The impact of derivative instruments is immaterial to our consolidated financial statements for all periods presented.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Additions, improvements and major renewals are capitalized, and maintenance, repairs and minor renewals are expensed as incurred. Assets are held in construction in progress until placed in service, upon which date, we begin to depreciate these assets. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our property, plant and equipment balances and the resulting gain or loss is reflected in the consolidated statement of operations. Buildings and leasehold improvements are generally depreciated over 15 to 40 years, or over the lease period, whichever is shorter, and machinery and equipment are generally depreciated over three to ten years. We use the straight-line method of depreciation for all property, plant and equipment.

Fair value measurement

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three level hierarchy is applied to prioritize the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the guidance for fair value measurements are described below:

Level 1—Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Our Level 1 assets include cash equivalents, banker’s acceptances, trading securities investments and investment funds (i.e., deferred compensation plan assets). We measure trading securities investments and investment funds at quoted market prices as they are traded in an active market with sufficient volume and frequency of transactions.

Level 2—Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified contractual term, a Level 2 input must be observable for substantially the full term of the asset or liability. We consider our Convertible Notes to be Level 2 liabilities in the fair value hierarchy as the estimated fair value is measured based on the market prices observable for similar instruments.

Level 3—Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date. Level 3 assets and liabilities include cost method investments, goodwill, amortizable intangible assets, and property, plant and equipment, which are measured at fair value using a discounted cash flow approach when they are impaired. Quantitative information for Level 3 assets and liabilities reviewed at each reporting period includes indicators of significant deterioration in the earnings performance, credit rating, asset quality, business prospects of the investee, and financial indicators of the investee’s ability to continue as a going concern.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Business combinations

We account for business combinations under the acquisition method of accounting, which requires us to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statement of operations.

Accounting for business combinations requires our management to make significant estimates and assumptions, especially at the acquisition date including our estimates for intangible assets, contractual obligations assumed, restructuring liabilities, pre-acquisition contingencies, and contingent consideration, where applicable. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Critical estimates in valuing certain of the intangible assets we have acquired include future expected cash flows from product sales, customer contracts and acquired technologies, expected costs to develop in-process research and development into commercially viable products and estimated cash flows from the projects when completed and discount rates. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Goodwill and Purchased Intangible Assets

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. Purchased finite-lived intangible assets are carried at cost less accumulated amortization. Amortization is recognized over the periods during which the intangible assets are expected to contribute to our cash flows. Purchased in-process research and development, or IPR&D, projects are capitalized at fair value as an indefinite lived intangible asset and assessed for impairment thereafter. Upon completion of each underlying project, IPR&D assets are reclassified as an amortizable purchased intangible asset and amortized over their estimated useful lives. If an IPR&D project is abandoned, we recognize the value of the related intangible asset in our consolidated statement of operations in the period it is abandoned. No project abandonments or transfers from IPR&D to amortizable purchased intangible assets occurred for financial year 2014.

Long-lived assets

On a quarterly basis, we monitor factors and changes in circumstances that could indicate carrying amounts of long-lived assets, including goodwill, intangible assets, and property, plant and equipment, may not be recoverable. Factors we consider important which could trigger an impairment review include (i) significant under-performance relative to historical or projected future operating results, (ii) significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and (iii) significant negative industry or economic trends.

An impairment loss must be measured if the sum of the expected future cash flows (undiscounted and before interest) from the use and eventual disposition of the asset (or asset group) is less than the net book value of the asset (or asset group). The amount of the impairment loss will generally be measured as the difference between the net book value of the asset (or asset group) and the estimated fair value. We perform an annual impairment

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

review of goodwill and intangibles including IPR&D during the fourth quarter of each financial year, or more frequently if we believe indicators of impairment exist. No impairment of long-lived assets resulted from our fourth quarter financial year 2014 evaluation of long-lived assets for impairment, or for any of the periods presented. Additionally, on a quarterly basis, we assess whether there have been triggers that would require us to evaluate the reasonableness of the remaining estimated useful lives of intangible assets and property, plant & equipment. No such triggers were identified during financial year 2014.

Warranty

We accrue for the estimated costs of product warranties at the time revenue is recognized. Product warranty costs are estimated based upon our historical experience and specific identification of the products requirements, which may fluctuate based on product mix. Additionally, we accrue for warranty costs associated with occasional or unanticipated product quality issues if a loss is probable and can be reasonably estimated.

The following table summarizes the changes in accrued warranty (in millions):

Group
Balance as of November 3, 2013—included in other current liabilities	2
Liabilities assumed in acquisitions	11
Released to cost of products sold	(4)
Utilized	(1)

Balance as of November 2, 2014—included in other current liabilities	8

Balance as of October 28, 2012—included in other current liabilities	2
Charged to cost of products sold	1
Utilized	(1)

Balance as of November 3, 2013—included in other current liabilities	2

Revenue Recognition

We recognize revenue related to sales of our products, net of trade discounts and allowances, provided that (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and title and risk of loss have transferred, (iii) the price is fixed or determinable and (iv) collectibility is reasonably assured. We consider the price to be determinable when the price is not subject to refund or adjustments or when any such adjustments can be estimated. We evaluate the creditworthiness of our customers to determine that appropriate credit limits are established prior to the acceptance of an order. Revenue, including sales to resellers and distributors, is reduced for estimated returns and distributor allowances. We recognize revenue from sales of our products to distributors upon delivery of products to the distributors. An allowance for distributor credits covering price adjustments and scrap allowances is made based on our estimate of historical experience rates as well as considering economic conditions and contractual terms. To date, actual distributor claim activity has been materially consistent with the provisions we have made based on our historical estimates.

We enter into development agreements with some of our customers and recognize revenue from these agreements upon completion and acceptance by the customer of contract deliverables or as services are provided, depending on the terms of the arrangement. Revenue is deferred for any amounts billed or received prior to completion or delivery of services. As we retain the intellectual property generated from these development agreements, costs related to these arrangements are included in research and development expense. Net revenue for financial year 2014 included $124 million of revenue from development agreements.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

We recognize revenue from the sales and licensing of our intellectual property when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price is fixed or determinable, and (iv) collection of resulting receivables is reasonably assured. Revenue from upfront payments for the licensing of our patents is recognized when the arrangement is mutually signed, if there is no future delivery or future performance obligation and all other criteria are met. Revenue from guaranteed royalty streams are recognized when paid, or collection is reasonably assured and all other criteria are met. When patent licensing arrangements include royalties for future sales of the licensees’ products using our licensed patented technology, revenue is recognized when the royalty report is received from the licensee, at which time the sales price is determinable, provided that all other criteria have been met.

Research and Development

Research and development expense consists primarily of personnel costs for our engineers and third parties engaged in the design and development of our products, software and technologies, including salary, bonus and share-based compensation expense, project material costs, services and depreciation. Such costs are charged to research and development expense as they are incurred.

Government Grants

Investment incentives related to government grants are recognized when a legal right to the grant exists, there is reasonable assurance that both the terms and conditions associated with the grant will be fulfilled and the grant proceeds will be received. For government grants related to capital expenditures, the amount of the grant is deferred, and amortized over the useful life of the asset and is reflected in the consolidated statement of cash flows as a financing activity. All other government grants are recognized as a reduction of the qualifying cost being reimbursed and are reflected in the consolidated statement of cash flows as an operating activity.

Share-Based Compensation Expense

Share-based compensation expense is measured at the grant date, based on the estimated fair values of the awards, net of estimated forfeitures. We use the Black-Scholes option pricing model to determine the estimated fair value for time-based options and employee share purchase plan rights and amortize the share-based compensation expense under the straight-line amortization method over the vesting period. We use the Monte Carlo simulation method to determine the estimated fair value for share price performance, or market-based, stock options and amortize the share-based compensation expense under the graded vesting method over the service period. We recognize a benefit from share-based compensation in shareholders’ equity if an incremental tax benefit is realized by following the ordering provisions of the tax law.

Shipping and Handling Costs

Our shipping and handling costs charged to customers are included in net revenue and the associated expense is recorded in cost of products sold in the consolidated statement of operations for all periods presented.

Advertising

Advertising costs are expensed as incurred and included within selling, general and administrative expense. Advertising costs were not material for financial years 2014 and 2013.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Litigation and settlement cost

We are involved in legal actions and other matters arising in our recent business acquisitions and in the normal course of business. We recognize an estimated loss contingency when the outcome is probable or reasonably possible prior to issuance of the consolidated financial statements and we are able to reasonably estimate the amount or range of any possible loss.

Taxes on Income

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. If we determine that we are able to realize our deferred income tax assets in the future in excess of their net carrying values, we adjust the valuation allowance and reduce the provision for income taxes. Likewise, if we determine that we are not be able to realize all or part of our net deferred tax assets, we increase the provision for income taxes in the period such determination is made.

We account for uncertainty in income taxes in accordance with accounting guidance on income taxes. The guidance provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

Net Income per Share

Basic net income per share is computed using the weighted-average number of ordinary shares outstanding during the period. Diluted net income per share is computed using the weighted-average number of ordinary shares and potentially dilutive share equivalents outstanding during the period. Diluted shares outstanding include the dilutive effect of in-the-money options (including market-based share options), restricted share units, or RSUs, employee share purchase rights under the Avago Technologies Limited Employee Share Purchase Plan, or ESPP, (collectively, equity awards) and the 2% Convertible Senior Notes due 2021 issued by Avago Technologies Limited, or the Convertible Notes. The dilutive effect of equity awards is calculated based on the average share price for each period, using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising share options and to purchase shares under the ESPP, the amount of compensation cost for future service that we have not yet recognized, and the amount of tax benefits that would be recognized as ordinary shares when equity awards become deductible for income tax purposes are collectively assumed to be used to repurchase ordinary shares. The dilutive effect of the Convertible Notes is calculated using the treasury stock method. For the purpose of calculating the dilutive effect, we assume that the Convertible Notes will be settled in cash, which warrants use of the treasury stock method. In making this assumption, we considered our existing cash balance, future cash flows from operations and our ability to borrow and repay our existing term loans. The treasury stock method assumes that the carrying value of the Convertible

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Notes represents proceeds, since settlement of the Convertible Notes tendered for conversion may be settled with cash, ordinary shares or a combination of both at our option. The resulting incremental ordinary shares attributable to the assumed conversion of the Convertible Notes are a component of diluted shares.

Diluted net income per share excluded the potentially dilutive effect of weighted-average equity awards (options, RSUs, and ESPP rights) to purchase 1 million ordinary shares in financial year 2014 and 2 million ordinary shares in financial year 2013, as their effect was antidilutive.

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods presented (in millions, except per share data):

	Group
	November 2, 2014	November 3, 2013
Net income (Numerator)
Income from continuing operations	309	552
Loss from discontinued operations, net of income taxes	(46)	—

Net Income	263	552

Shares (Denominator)
Basic weighted-average ordinary shares outstanding	251	247
Add: Incremental shares for:
Dilutive effect of share options, RSUs and ESPP rights	8	5
Dilutive effect of Convertible Notes	8	—

Shares used in diluted computation	267	252

Basic income per share
Income per share from continuing operations	1.23	2.23
Loss per share from discontinued operations, net of income taxes	(0.18)	—

Net income per share	1.05	2.23

Diluted income per share
Income per share from continuing operations	1.16	2.19
Loss per share from discontinued operations, net of income taxes	(0.17)	—

Net income per share	0.99	2.19

Recently Adopted Accounting Guidance

In financial year 2014, we adopted guidance on the presentation of reporting reclassifications out of accumulated other comprehensive income (loss). This guidance seeks to improve the reporting of such reclassifications by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income (loss) on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

cross-reference other disclosures required under GAAP that provide additional detail about those amounts. This guidance supersedes the presentation requirements for reclassifications out of accumulated other comprehensive income (loss) in previously issued guidance. The adoption of this guidance affected the presentation of comprehensive income, but did not have any impact on our financial condition or results of operations.

Recent Accounting Guidance Not Yet Adopted

In November 2014, the Financial Accounting Standards Board, or FASB, issued authoritative guidance that provides guidance on whether and at what threshold an acquired business or not-for-profit organization can apply pushdown accounting. This guidance provides an option to apply pushdown accounting in the separate financial statements of an acquired entity upon the occurrence of an event in which an acquirer obtains control of the acquired entity. The guidance is effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. The adoption of this guidance is not expected to have any significant impact on our consolidated financial statements.

In June 2014, the FASB issued authoritative guidance that resolves the diverse accounting treatment for share-based payment awards that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards. The guidance applies to entities that grant their employees share-based awards that include a performance target that could be achieved after the requisite service period. The guidance explicitly requires that a performance target of this nature be treated as a performance condition and should not be reflected in estimating the grant-date fair value of the award. This guidance will be effective for the first quarter of our financial year 2016. We are currently evaluating the impact that this guidance will have on our financial condition and results of operations.

In May 2014, the FASB issued authoritative guidance that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The guidance is effective for the first quarter of our financial year 2018. Early adoption is not permitted. We are currently evaluating the impact of this guidance on our consolidated financial statements.

In April 2014, the FASB issued authoritative guidance that raises the threshold for a disposal transaction to qualify as a discontinued operation and requires additional disclosures about discontinued operations and disposals of individually significant components that do not qualify as discontinued operations. This guidance will be effective prospectively for the first quarter of our financial year 2016, which will only affect any dispositions we may make after the effective date.

In July 2013, the FASB issued an amendment to the accounting guidance related to the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit to be presented as a decrease in a deferred tax asset where a net operating loss, a similar tax loss or a tax credit carryforward exists and certain criteria are met. This guidance will be effective for the first quarter of our financial year 2015. The adoption of this guidance will affect the presentation of our unrecognized tax benefits but will not impact our financial condition or results of operations.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

3. Acquisitions and Investments

Acquisitions Summary

On May 6, 2014, we acquired LSI for a purchase price of $6.5 billion. On September 2, 2014, we sold LSI’s Flash Business to Seagate for $450 million. On August 13, 2014, we entered into an agreement with Intel to sell LSI’s Axxia Business for $650 million. This transaction closed on November 18, 2014.

In August 2014, we acquired PLX for $308 million. In financial year 2013, we acquired CyOptics, Inc., or CyOptics. In addition, in each of financial years 2014 and 2013, we made one additional acquisition that was immaterial to our consolidated results of operations.

The consolidated financial statements include the results of operations of LSI, PLX, CyOptics and other acquisitions commencing as of their respective acquisition dates. The results of operations for the Axxia and Flash Businesses are presented as discontinued operations in our consolidated statement of operations. The assets of the Axxia Business to be disposed of are presented as assets held-for-sale on the consolidated balance sheet as of November 2, 2014.

Unaudited pro forma results of operations for the LSI, PLX and CyOptics acquisitions are presented below. Acquisition related transaction costs such as legal, accounting and other related expenses were recorded as a component of selling, general and administrative expense in our consolidated statement of operations. During financial years 2014 and 2013, we incurred $35 million and $5 million, respectively, in transaction costs related to acquisitions.

Summary of Intangible Assets Acquired and Valuation Methods Used

For each of our acquisitions, the allocation of the purchase price to tangible and identified intangible assets acquired was based on our best estimate of the fair value of such assets as of the respective acquisition dates. The fair value of acquired tangible and identified intangible assets is determined based on inputs that are unobservable and significant to the overall fair value measurement. As such, acquired tangible and intangible assets are classified as Level 3 assets.

Developed technology was valued using the discounted cash flow method. Under this method, the direct cash flows expected to be generated by the technologies were discounted over their remaining lives, net of returns on contributory assets such as working capital, property and equipment and the assembled workforce, trade name, and existing customer relationships, using discount rates adjusted to reflect the risk and timing of cash flows associated with the specific assets relative to the other asset classes. We valued base product technology that generates cash flows from sales of the existing products using the income approach, specifically the multi-period excess earnings method which calculates the value based on the risk-adjusted present value of the cash flows specific to the products, allowing for a reasonable return. Packaging technology was valued utilizing the relief-from-royalty method, a form of the income approach. The relief from-royalty method estimates the cost savings that accrue to the owner of an intangible asset that would otherwise be payable as royalties or license fees on revenues earned through the use of the asset. The royalty rate was based on an analysis of empirical, market-derived royalty rate for guideline intangible assets. The economic useful life was determined based on the technology cycle related to each product family and its expected contribution to forecast revenue. Customer relationships represent the fair value of future projected revenue that is expected to be derived from sales of products to existing customers of our acquired companies. Customer relationships were valued using the with-and-without-method, a form of the income approach. In this method, the fair value is measured by the difference between the present values of the cash flows from the sale with and without the existing customers in place over the period of time necessary to reacquire the customers. The method involves a comparison of the

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

cash flows assuming the customer relationships were in place to cash flows that would be generated if the customer relationships were newly created. The economic useful life was determined based on the estimated customer product or program ramp-up period required to develop the similar existing customer revenue base.

Customer order backlog represents business under existing contractual obligations as of the acquisition date. The fair value of backlog was determined using the multi-period excess earnings method under the income approach based on expected operating cash flows from future contractual revenue. The economic useful life was determined based on the expected life of the backlog and the cash flows over the forecast period.

Trade names relate to our acquirees’ product brands and their fair values were determined by applying the relief-from-royalty method under the income approach. This valuation method is based on the application of a royalty rate to forecasted revenue under the respective trade name and involves discounting net cash flows resulting from the forecast of avoided royalties over a transition period, giving consideration to the cost of capital estimate as well as the risk and timing of the cash flows associated with this asset relative to the other asset classes. The economic useful life was determined based on the expected life of the trade names, the history of the trade names and the cash flows anticipated over the forecasted periods.

Patents represent issued patents and patent applications worldwide, and existing licensing contracts. We valued the existing patents associated with new IP licensing contracts using the multi-period excess earnings method under the income approach. The method reflects the present value of the projected cash flows that are expected to be generated by the patents less charges representing the contribution of other assets to those cash flows. We valued the existing IP licensing contracts using the discounted cash flow method under the income approach. The method reflects the present value of the projected cash flows that are expected to be generated by the licensing contracts. The economic useful life was determined based on the actual contractual terms of the existing patents and licensing contracts and the cash flows over the forecasted periods.

IPR&D represents the fair value of incomplete research and development projects that had not reached technological feasibility as of the date of the acquisition. The fair value of IPR&D was determined using the multi-period excess earnings method, a form of the income approach. Under the income approach, the expected future cash flows from each project under development are estimated and discounted to their net present values at an appropriate risk-adjusted rate of return. The acquisition date fair value of IPR&D will be either amortized or impaired depending on whether the projects are completed or abandoned.

LSI

On May 6, 2014, we acquired LSI, a company that provides high-performance storage and networking semiconductors used in hard disk drives, solid state drives, communication systems, computer servers, storage systems and personal computers. We acquired LSI to enhance our competitive position in the enterprise storage market to expand Avago’s product offerings and to provide us with system-level expertise in the wired infrastructure market. Total consideration consisted of the following (in millions):

Group
Cash paid to LSI stockholders	6,344
Cash paid for options and restricted stock units	154
Fair value of partially vested assumed equity awards	20

Total purchase price	6,518
Less: Cash acquired	854

Total purchase price, net of cash acquired	5,664

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

In connection with the LSI acquisition, we assumed stock options and RSUs, originally granted by LSI, and converted them into Avago share options and RSUs. The portion of the fair value of partially vested equity awards associated with prior service of LSI employees represents a component of the total consideration for the LSI acquisition, as presented above. Stock options assumed were valued using the Black Scholes option pricing model based on the exercise behavior of Avago’s employees. RSUs were valued based on Avago’s stock price as of the acquisition date.

We allocated the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The fair value of identifiable intangible assets acquired was based on estimates and assumptions made by management at the time of acquisition. During the fourth quarter of financial year 2014, we made adjustments to certain tax balances during the measurement period, resulting in a $62 million increase in goodwill. As additional information becomes available, we may further revise our preliminary purchase price allocation during the remainder of the measurement period (which will not exceed 12 months from the acquisition date). Any such revisions or changes may be material.

Our preliminary allocation of the purchase price, net of cash acquired, is as follows (in millions):

Fair Value
Trade accounts receivable	282
Inventory	372
Assets held-for-sale	450
Other current assets	174
Property, plant and equipment	260
Goodwill	1,220
Intangible assets	3,865
Other long-term assets	178

Total assets acquired	6,801

Accounts payable	(207)
Employee compensation and benefits	(91)
Other current liabilities	(156)
Pension and post-retirement benefit obligations	(446)
Other long-term liabilities	(237)

Total liabilities assumed	(1,137)

Fair value of net assets acquired	5,664

Goodwill is primarily attributable to the assembled workforce of LSI, anticipated synergies and economies of scale expected from the operations of the combined company. Goodwill is not deductible for tax purposes.

Our results of continuing operations for financial year 2014 include $1,050 million of net revenue attributable to LSI after May 6, 2014. It is impracticable to determine the effect on net income resulting from the LSI acquisition for financial year 2014, as the Company immediately integrated LSI into its ongoing operations.

On September 2, 2014, we sold the Flash Business to Seagate for $450 million. The Flash Business was classified as assets held-for-sale on our consolidated balance sheet and was carried at fair value less costs to sell through the date of the sale.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

On November 18, 2014, we sold the Axxia Business to Intel for $650 million. This transaction did not meet the criteria for assets held-for-sale under the relevant accounting guidance as of May 6, 2014 and therefore the assets of the Axxia Business were not included in assets held-for-sale in the LSI purchase price allocation. The Axxia Business was classified as assets held-for-sale on our consolidated balance sheet as of November 2, 2014 and carried at fair value less costs to sell.

Intangible Assets

Identified intangible assets acquired consisted of the following :

	Fair Value	Estimated Useful Lives
	(in millions)	(in years)
Developed technology	1,961	10
Customer relationships	1,415	8
Trade names	178	8
Customer order backlog	106	1
Patents	11	8
In-place lease	2	3

Total identified finite-lived intangible assets	3,673
In-process research and development	192

Total identified intangible assets	3,865

Developed technology relates to systems-on-a-chip, read channel, pre-amplifiers, redundant array of independent disk, or RAID, Syncro, Axxia design, standard and customized networking solutions technologies.

LSI’s IPR&D projects as of November 2, 2014 were primarily as follows:

Description	IPR&D	Percentage of Completion at Acquisition	Estimated Cost to Complete	Estimated Release Date
	(in millions)		(in millions)
SAS controllers for enterprise storage systems	97	17%	251	2016
High speed mix signal transceivers for enterprise and client HDD storage systems—Gen2 and Gen3	18	63% and 25%	34	2015 and 2017

In addition, $71 million of LSI’s Axxia IPR&D was reported as assets held-for-sale and sold to Intel in connection with the Axxia Business sale on November 18, 2014. A discount rate of 14.5% was applied to the projected cash flows to reflect the risk related to these IPR&D projects in determining their fair values. The discount rate represents a premium of 1% over the weighted-average cost of capital to reflect the higher risk and uncertainty of the cash flows for IPR&D relative to the overall business.

Unaudited Pro Forma Information

The following unaudited pro forma financial information presents combined results of operations for each of the financial years presented, as if LSI had been acquired as of the beginning of financial year 2013. The pro forma information excludes results of operations of LSI’s Flash Business and Axxia Business and related acquisition costs, and includes adjustments to amortization and depreciation for intangible assets and property,

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

plant and equipment acquired, adjustments to share-based compensation expense and interest expense for the additional indebtedness incurred to complete the acquisition. The pro forma results for financial year 2013 also include amortization of the purchase accounting effect on inventory acquired from LSI. The pro forma data are for informational purposes only and are not necessarily indicative of the consolidated results of operations of the combined business had the merger actually occurred at the beginning of financial year 2013 or of the results of future operations of the combined business. Consequently, actual results differ from the unaudited pro forma information presented below (in millions, except for per share amounts):

	Financial year
	2014	2013
Pro forma net revenue	5,277	4,556
Pro forma income (loss) from continuing operations	598	(169)
Pro forma income (loss) per share from continuing operations—basic	2.38	(0.68)
Pro forma income (loss) per share from continuing operations—diluted	2.19	(0.68)

PLX

On August 12, 2014, we acquired PLX, a provider of PCI Express, or PCIe, semiconductor and software connectivity solutions. We acquired PLX to broaden our portfolio to better serve the enterprise storage and networking end markets. Total consideration consisted of the following (in millions):

Group
Cash paid to PLX stockholders	299
Cash paid for options and restricted stock units	9

Total purchase price	308
Less: Cash acquired	11

Total purchase price, net of cash acquired	297

We allocated the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The fair value of identifiable intangible assets acquired was based on estimates and assumptions made by management at the time of acquisition. As additional information becomes available, such as finalization of the estimated fair values of tax accounts, we may revise our preliminary purchase price allocation during the remainder of the measurement period (which will not exceed 12 months from the acquisition date). Any such revisions or changes may be material.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Our preliminary allocation of the purchase price, net of cash acquired, is as follows (in millions):

Fair Value
Trade accounts receivable	12
Inventory	25
Assets held-for-sale(1)	26
Other current assets	4
Property, plant and equipment	7
Goodwill(2)	75
Intangible assets	191
Accounts payable	(5)
Employee compensation and benefits	(4)
Other current liabilities	(6)
Other long-term liabilities	(28)

Fair value of net assets acquired	297

(1)	Assets held-for-sale represent a building for the former PLX headquarters.
(2)	Goodwill is primarily attributable to the assembled workforce, the return on future technology and customer development. Goodwill is not deductible for tax purposes.

Intangible Assets

Identified intangible assets acquired consisted of the following:

	Fair Value	Estimated Useful Lives
	(in millions)	(in years)
Developed technology	118	7
Customer relationships	39	10
Trade names	5	5

Total identified finite-lived intangible assets	162
In-process research and development	29

Total identified intangible assets	191

Developed technology represents the fair value of PLX products that had reached technological feasibility and were a part of its product offering, which included PCIe switches, PCIe bridges and connectivity products. Customer relationships represent the fair values of PLX’s existing relationships with over 1,000 customers for its PCIe switch/bridge business in the enterprise, PC consumer and industrial/embedded markets.

PLX IPR&D consists of a PCI Express Gen 3 switch with enhanced features to mimic Ethernet and Infiniband products and increase the scope of the fabric. The following table summarizes the details of the IPR&D project as of November 2, 2014:

Project Name	IPR&D	Discount rate	Percentage of Completion at Acquisition	Estimated Cost to Complete	Estimated Release Date
	(in millions)			(in millions)
PCI ExpressFabric platform for PCIe solid state drives and extension of PCIe use	29	21.3%	70%	5	2015

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Unaudited Pro Forma Information

The following unaudited pro forma financial information presents combined results of operations for each of the financial years presented, as if PLX had been acquired as of the beginning of financial year 2013. The pro forma information excludes related acquisition costs and includes adjustments to share-based compensation expense, amortization and depreciation for intangible assets and property, plant and equipment acquired. The pro forma results for financial year 2013 also include amortization of the purchase accounting effect on inventory acquired from PLX. The pro forma data are for informational purposes only and are not necessarily indicative of the consolidated results of operations of the combined business had the merger actually occurred at the beginning of financial year 2013 or of the results of future operations of the combined business. Consequently, actual results differ from the unaudited pro forma information presented below (in millions, except for per share amounts):

	Financial year
	2014	2013
Pro forma net revenue	4,353	2,624
Pro forma income from continuing operations	302	525
Pro forma income per share from continuing operations—basic	1.20	2.12
Pro forma income per share from continuing operations—diluted	1.13	2.08

CyOptics

On June 28, 2013, we acquired CyOptics, a U.S.-based company that manufactures and sells Indium Phosphide, or InP, optical chip and component technologies for the data communications and telecommunications markets, for approximately $377 million, of which $373 million was paid in cash, net of $3 million in cash acquired. CyOptics had front-end manufacturing operations in the U.S. and back-end manufacturing operations in Mexico. During financial year 2014, we paid $4 million of additional deferred consideration to the previous shareholders of CyOptics. In addition, approximately $27 million was payable to key employees of CyOptics as part of a retention bonus plan, of which $17 million had been paid as of November 2, 2014. This amount was paid into escrow, will be paid to those employees over a three-year period subsequent to the acquisition date and is being recognized as compensation expense over the same period. For eligible CyOptics employees whose employment is involuntarily terminated by the Company, their retention bonus payments are accelerated and due in full upon such termination in accordance with the provisions of the plan. During financial year 2014, we recognized compensation expense of $10 million due to the departure of certain plan participants.

We acquired CyOptics to strengthen our fiber optics product portfolio for emerging 40G and 100G enterprise and data center applications, through CyOptics’ single-mode InP laser, receiver and photonics integration capability and for their optical components business, which serves segments of the access, metro and long-haul markets. The purchase price for CyOptics was determined based on cash flow projections assuming the integration of any acquired technology and products with our own, which were of considerably greater value than utilizing CyOptics’ technology or products on a standalone basis, as well as the assembled workforce of CyOptics. These factors, among others, contributed to a purchase price in excess of the estimated fair value of the net identifiable assets acquired, and, as a result, we recognized goodwill in connection with this transaction, which is not deductible for tax purposes.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Our allocation of the purchase price, net of cash acquired was as follows (in millions):

Fair Value
Trade accounts receivable	51
Inventory	35
Other current assets	2
Property, plant and equipment	44
Goodwill	190
Intangible assets	141

Total assets acquired	463

Accounts payable	(25)
Employee compensation and benefits	(5)
Other current liabilities	(2)
Long-term deferred tax liabilities (included in Other long-term liabilities)	(54)

Total liabilities assumed	(86)

Fair value of net assets acquired	377

There were no significant contingencies assumed as part of the acquisition. As of November 2, 2014, we had a $6 million indemnification receivable in other long-term assets for tax positions related to CyOptics value added tax and income taxes payable existing prior to the acquisition. Our results of operations for financial year 2013 include $85 million of net revenue attributable to CyOptics.

Intangible Assets

Identified intangible assets acquired consisted of the following:

	Fair Value	Estimated Useful Lives
	(in millions)	(in years)
Purchased technology—base product	98	8
Purchased technology—packaging	3	5
Customer relationships	32	7
Other—customer backlog	4	1

Total identified finite-lived intangible assets	137
In-process research and development indefinite lived assets	4

Total identified intangible assets	141

Unaudited Pro Forma Information

The following table presents certain unaudited pro forma financial information for each of the financial years presented as if CyOptics had been acquired as of the beginning of financial year 2012. The unaudited pro forma information combines the historical results of CyOptics with our consolidated historical results and includes certain fair value adjustments reflecting the estimated impact of amortization of intangible assets

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

acquired and depreciation of acquired property, plant and equipment for the respective periods. The pro forma data are for informational purposes only and are not necessarily indicative of the consolidated results of operations of the combined business had the acquisition actually occurred at the beginning of financial year 2012 or of the results of future operations of the combined business.

Consequently, actual results differ from the unaudited pro forma information presented below (in millions, except for per share amounts):

	Financial year
	2013	2012
Pro forma net revenue	2,663	2,578
Pro forma net income	547	551
Pro forma net income per share—basic	2.21	2.25
Pro forma net income per share—diluted	2.17	2.20

Investments

We determine the appropriate classification of our investments at the time of acquisition and re-evaluate such determination at each balance sheet date. We record non-marketable equity investments at cost where we do not have the ability to exercise significant influence over or control the business and periodically review them for impairment. As a result of the acquisition of LSI on May 6, 2014, we acquired a 51% equity interest in a joint venture, Silicon Manufacturing Partners Pte Ltd., or SMP, owned by us and GLOBALFOUNDRIES, a manufacturing foundry for integrated circuits. SMP operates an integrated circuit manufacturing facility in Singapore. We account for our ownership position in SMP under the equity method of accounting. The Company is effectively precluded from unilaterally taking any significant action in the management of SMP due to GLOBALFOUNDRIES’ significant participatory rights under the joint venture agreement. Because of GLOBALFOUNDRIES’ approval rights, the Company cannot make any unilateral decisions regarding SMP without GLOBALFOUNDRIES’ approval, despite the 51% equity interest. In addition, the General Manager, who is responsible for the day-to-day management of SMP, is appointed by GLOBALFOUNDRIES, and GLOBALFOUNDRIES provides day-to-day operational support to SMP. As of November 2, 2014, the carrying amount of our equity interest was $22 million. The equity interest is reported in other long- term assets on our consolidated balance sheet.

4. Supplemental Financial Information

Inventory

Inventory consists of the following (in millions):

	Group
	November 2, 2014	November 3, 2013
Finished goods	185	53
Work-in-process	250	154
Raw materials	84	78

Total inventory	519	285

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following (in millions):

	Group
	November 2, 2014	November 3, 2013
Land	37	12
Construction in progress	198	83
Buildings and leasehold improvements	300	182
Machinery and equipment	1,316	955

Total property, plant and equipment	1,851	1,232
Accumulated depreciation and amortization	(693)	(571)

Total property, plant and equipment, net	1,158	661

Depreciation expense was $164 million and $102 million for the financial years ended November 2, 2014 and November 3, 2013, respectively.

At November 2, 2014 and November 3, 2013, machinery and equipment included $85 million and $72 million of software costs, respectively, and accumulated amortization included $55 million and $60 million, respectively.

At November 2, 2014 and November 3, 2013, we had $8 million of gross carrying amount of assets under capital leases in each year, and accumulated amortization of $7 million and $6 million, respectively.

At November 2, 2014 and November 3, 2013, we had $45 million and $31 million, respectively, of unpaid purchases of property, plant, and equipment included in accounts payable and other current liabilities. Amounts reported as unpaid purchases are recorded as cash outflows from investing activities for purchases of property, plant, and equipment in the consolidated statement of cash flows in the period they are paid.

Investment in Subsidiary

Investment in subsidiary consists of the following (in millions):

	Company
	November 2, 2014	November 3, 2013
Unquoted equity shares at cost	2,158	1,138
Add: Share options issued to subsidiaries	479	275
Add: Share of accumulated profit from subsidiaries	2,063	1,782
Less: Share of accumulated other comprehensive loss from subsidiaries	(50)	(6)
Less: Accumulated dividends received from subsidiary	(820)	(500)

	3,830	2,689

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Subsidiary held by the Company:

Name of Company	Country of Incorporation	Equity Holding
		November 2, 2014	November 3, 2013
Avago Technologies Holding Pte. Ltd.	Singapore	100%	100%

Other Current Liabilities

Other current liabilities consist of the following (in millions):

	Group		Company
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
Income and other taxes payable	57	15	—	—
Other	179	32	10	—

Total other current liabilities	236	47	10	—

Accumulated Other Comprehensive Loss

The change in accumulated other comprehensive loss was entirely related to defined pension and post-retirement plans as follows (in millions):

Group
Balance as of November 3, 2013	(6)
Changes in accumulated other comprehensive loss:
—Other comprehensive loss before reclassifications	(61)
—Amounts reclassified out of accumulated other comprehensive loss	(3)
—Tax effects	20

Balance as of November 2, 2014	(50)

Other Income (Expense), Net

Other income (expense), net includes interest income, net realized gains on the sale of available-for-sale securities, realized and unrealized gains or losses on trading securities, gains on the sale of cost method investments, gains (losses) on currency remeasurement and other miscellaneous items. The following table presents the detail of other income (expense), net (in millions):

	Group
	November 2, 2014	November 3, 2013
Other income	18	15
Interest income	6	4
Other expense	(10)	—

Other income, net	14	19

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

5. Goodwill and Intangible Assets

Goodwill

The following table summarizes changes in goodwill by segment (in millions):

	Group
	Wireless Communications	Wired Infrastructure	Enterprise Storage	Industrial & Other	Total
Balance as of November 3, 2013	261	74	—	56	391
LSI acquisition	—	308	832	80	1,220
PLX acquisition	—		75	—	75
Other acquisition	—	1	—	—	1
Reclassification of goodwill related to Axxia assets held-for-sale	—	(91)	—	—	(91)

Balance as of November 2, 2014	261	292	907	136	1,596

During the fourth quarter of financial year 2014, we changed our organizational structure resulting in four reportable segments: wireless communications, wired infrastructure, enterprise storage, and industrial & other. As a result, we have reassigned the goodwill balance as of November 3, 2013 to reflect our new segment structure.

Intangible Assets

Purchased intangible assets consist of the following (in millions):

	Group
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
As of November 2, 2014
Purchased technology	2,651	(682)	1,969
Customer and distributor relationships	1,570	(264)	1,306
Other	275	(87)	188

Intangible assets subject to amortization	4,496	(1,033)	3,463
In-process research and development	154	—	154

Total	4,650	(1,033)	3,617

As of November 3, 2013
Purchased technology	843	(462)	381
Customer and distributor relationships	289	(186)	103
Other	8	(4)	4

Intangible assets subject to amortization	1,140	(652)	488
In-process research and development	4	—	4

Total	1,144	(652)	492

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

The following table presents the amortization of purchased intangible assets (in millions):

	Group
	November 2, 2014	November 3, 2013
Cost of products sold	249	61
Operating expenses	197	24

Total	446	85

Based on the amount of intangible assets subject to amortization as of November 2, 2014, the expected amortization expense for each of the next five financial years and thereafter is as follows (in millions):

Group
Financial year
2015	688
2016	625
2017	558
2018	436
2019	372
Thereafter	784

3,463

The weighted-average amortization periods remaining by intangible asset category are as follows (in years):

	Group
	November 2, 2014	November 3, 2013
Amortizable intangible assets:
Purchased technology	8	7
Customer and distributor relationships	7	6

Other	6	7

6. Retirement Plans and Post-Retirement Benefits

Defined Benefit Plans

As a result of the LSI acquisition on May 6, 2014, we assumed LSI’s defined benefit pension plans covering certain U.S. and non-U.S. employees under which we are obligated to make future contributions to fund benefits to participants. The U.S. defined benefit pension plans include a management plan and a represented plan. Benefits under the management plan are provided under either an adjusted career-average-pay program or a cash-balance program. Benefits under the represented plan are based on a dollar-per-month formula. Benefit accruals under the management plan were frozen in 2009. Participants in the adjusted career-average-pay program no longer earn service accruals. Participants in the cash-balance program no longer earn service accruals, but continue to earn 4% interest per year on their cash-balance accounts. There are no active participants under the represented plan. We also assumed a non-qualified supplemental pension plan in the United States that principally provides benefits based on compensation in excess of amounts that can be considered under the management plan. We also assumed pension plans covering certain non-U.S. employees.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

401(k) Defined Contribution Plans

Our U.S. eligible employees participate in the Avago Technologies U.S. Inc. 401(k) Plan, or the Avago 401(k) Plan. Enrollment in the 401(k) Plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the Avago 401(k) Plan, we provide matching contributions to employees up to a maximum of 6% of an employee’s annual eligible compensation. All matching contributions vest immediately. The Avago 401(k) Plan provides for tax deferred and after-tax Roth contributions for eligible employees and allows employees to contribute from 1% to 50% of their annual compensation on a pre-tax and after-tax basis, subject to regulatory and plan limitations.

In connection with the LSI acquisition we assumed the LSI Corporation 401(k) Plan, or the LSI 401(k) Plan. The LSI 401(k) Plan provides for tax deferred contributions for eligible employees and allows employees to contribute from 1% to 90% of their annual compensation on a pre-tax basis. The LSI 401(k) Plan also allows employees to make after-tax Roth contributions. Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Code. The Company matches employee contributions up to 100% of the first 5% of eligible earnings. All matching contributions vest immediately.

During financial years 2014 and 2013, we made contributions of $18 million and $8 million, respectively, to the 401k plans.

Post-retirement Medical Benefit Plans

Our U.S. employees who transferred to us from Agilent Technologies, Inc., or Agilent, as part of the acquisition of the Semiconductor Products Group business from Agilent, who were age 49 or younger on January 1, 2005 and who meet the retirement eligibility requirements as of their termination dates, may receive post-retirement medical benefits under our retiree medical account program. Under our retiree medical account program, eligible retirees are allocated a spending account of either $40,000 or $55,000, depending on the retiree’s age at January 1, 2005, from which the retiree can receive reimbursement for premiums paid for medical coverage to age 65. U.S. employees who transferred to us from Agilent and who were age 50 or over on January 1, 2005 may be eligible for our traditional retiree medical plan upon meeting certain eligibility requirements and certain service criteria. Once participating in the traditional retiree medical plan, retirees are provided with access to both pre-65 medical coverage and supplemental Medicare coverage with medical premiums based on the type of coverage chosen and service criteria. Retirees in this group are also given the option to choose the $55,000 retiree medical account program instead of the traditional retiree medical plan.

Effective January 1, 2014, we amended our U.S. post-retirement medical benefit plan. The amendment affected active, eligible employees and had no impact on existing retirees. As a result of the amendment, employees who were previously eligible for the medical benefit spending account of $40,000 upon retirement received a cash settlement based on age and years of service and have ceased to be eligible for post-retirement medical benefits under the program. During financial year 2014, we paid $6 million into these employees’ 401(k) accounts. For employees who were previously eligible for the medical benefit spending account of $55,000 upon retirement, we extended the maximum age to use, as retirees, the spending account to pay premiums for medical coverage from 65 to 75. Employees who were previously eligible for the traditional retiree medical plan upon retirement are no longer eligible to participate in such a plan and will, instead, only be eligible for the extended $55,000 retiree medical account program described above. As a result of the above plan amendment, we recognized a curtailment gain of $1 million and a settlement gain of $2 million in financial year 2014.

As a result of completing the LSI acquisition on May 6, 2014, we assumed a group life insurance plan that offers post-retirement life insurance coverage for certain U.S. employees.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Non-U.S Retirement Benefit Plans

In addition to the defined benefit plans for certain employees in Taiwan, Korea, Japan, France, Italy and Germany, other eligible employees outside of the United States receive retirement benefits under various defined contribution retirement plans. Eligibility is generally determined based on the terms of our plans and local statutory requirements.

Net Periodic Benefit Cost

For the financial years ended November 2, 2014 and November 3, 2013, components of net periodic benefit cost and other amounts recognized in other comprehensive (income) loss comprised (in millions):

	Group		Group
	Pension Benefits		Post-Retirement Benefits
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
Net periodic benefit cost:
Service cost	2	3	—	—
Interest cost	32	2	2	1
Expected return on plan assets	(36)	—	(2)	—
Net actuarial loss (gain) and prior service cost	1	—	(1)	—
Curtailments	—	—	(1)	—
Settlements	—	—	(2)	—

Net periodic benefit cost (income)	(1)	5	(4)	1

Other change in plan assets and benefit obligations recognized in accumulated other comprehensive loss:
Net actuarial (gain) loss	59	4	2	(11)

Total recognized in accumulated Other comprehensive loss	59	4	2	(11)

We expect to recognize $1 million of net actuarial losses and $1 million of net actuarial gains in net periodic benefit cost in financial year 2015 related to our defined benefit pension plans and our post-retirement benefit plans, respectively.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Funded Status

The funded status of the post-retirement benefit plans and defined benefit pension plans was as follows (in millions):

	Group		Group
	Pension Benefits		Post-Retirement Benefits
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
Change in plan assets:
Fair value—beginning of financial year	13	13	—	—
Actual return on plan assets	36	—	1	—
Employer contributions	47	1	6	—
Payments from plan assets	(39)	(1)	(1)	—
Settlements	(7)	—	(6)	—
Plan assets acquired in acquisitions	1,078	—	78	—

Fair value of plan assets—end of financial year	1,128	13	78	—

Change in benefit obligation:
Benefit obligation—beginning of financial year	55	46	22	32
Service cost	2	3	—	—
Interest cost	32	2	2	1
Actuarial loss (gain)	59	4	2	(11)
Benefit payments	(39)	(1)	(1)	—
Plan amendments	—	—	(1)	—
Settlements	(7)	—	(6)	—
Benefit obligations assumed in acquisitions	1,521	—	51	—
Foreign currency impact	(4)	1	—	—

Benefit obligation—end of financial year	1,619	55	69	22

Overfunded (underfunded) status of benefit obligation	(491)	(42)	9	(22)

The obligations for our defined benefit pension plans were as follows (in millions):

Plans with benefit obligations in excess of plan assets:

	Group		Group
	Pension Benefits		Post-Retirement Benefits
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
Projected benefit obligations	1,608	54	—	—
Accumulated benefit obligations	1,598	47	15	22
Fair value of plan assets	1,114	13	—	—

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

The fair value of pension plan assets at November 2, 2014 and November 3, 2013 included $26 million and $13 million, respectively, of assets for our non-U.S. pension plans. Contributions to our non-U.S. plans were $5 million for financial year 2014.

The projected benefit obligations as of November 2, 2014 and November 3, 2013 included $89 million and $55 million, respectively, of obligations related to our non-U.S. plans. The accumulated benefit obligations as of November 2, 2014 and November 3, 2013 included $82 million and $47 million, respectively, related to our non-U.S. plans.

Plans with benefit obligations less than plan assets:

	Group		Group
	Pension Benefits		Post-Retirement Benefits
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
Projected benefit obligations	11	—	—	—
Accumulated benefit obligations	11	—	54	—
Fair value of plan assets	14	—	78	—

Amounts recognized in the consolidated balance sheets were as follows (in millions):

	Group		Group
	Pension Benefits		Post Retirement Benefits
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
Other current liabilities	2	—	24	1
Other long-term liabilities	1	41	1	21
Amounts recognized in accumulated other comprehensive loss, net of taxes:	492		14
Net actuarial gains (losses) and net prior service cost (benefit)	(48)	(10)	(2)	4

Total amounts recognized in accumulated other comprehensive loss, net of taxes	(48)	(10)	(2)	4

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

We currently expect to make contributions of $62 million to our defined benefit pension plans in financial year 2015. We do not expect to make any contributions to our post-retirement medical benefit plans in financial year 2015. As of November 2, 2014, expected payments from our benefit plans over the next 10 financial years are as follows (in millions):

	Group
Financial year	Pension Benefits	Post- Retirement Benefits
2015	100	2
2016	95	2
2017	92	2
2018	93	2
2019	92	3
2020—2024	463	16

Defined Benefit Plan Investment Policy

Plan assets of the funded defined benefit pension plans are invested in funds held by third-party fund managers or are deposited into government-managed accounts in which we have no active involvement in and no control over investment strategy, other than establishing broad investment guidelines and parameters. The plan assets held by third-parties consist primarily of equities, fixed income funds and commingled funds. The fund managers monitor the fund’s asset allocation within the guidelines established by our plan’s investment committee. In line with plan investment objectives and consultation with our management, our investment committee set an allocation benchmark among equity, bond and other assets based on the relative weighting of overall non-U.S. market indices. The overall investment objectives of the plan are 1) the acquisition of suitable assets of appropriate liquidity which will generate income and capital growth to meet current and future plan benefits, 2) to limit the risk of the assets failing to meet the long term liabilities of the plan, and 3) to minimize the long term costs of the plan by maximizing the return on the assets. Performance is regularly evaluated by the investment committee and is based on actual returns achieved by the fund manager relative to its benchmark.

For the defined benefit pension plans assumed in connection with the LSI acquisition, the investment strategy for the U.S. plans is to allocate assets in a manner that seeks both to maximize the safety of promised benefits and to minimize the cost of funding those benefits. The Company directs the overall portfolio allocation and uses a third-party investment consultant that has discretion to structure portfolios and select the investment managers within those allocation parameters. Multiple investment managers are utilized, including both active and passive management approaches. The plan assets are diversified across different asset classes and investment styles, and those assets are periodically rebalanced toward asset allocation targets.

The target asset allocation for U.S. plans reflects a risk/return profile that the Company believes is appropriate relative to the liability structure and return goals for the plans. The Company periodically reviews the allocation of plan assets relative to alternative allocation models to evaluate the need for adjustments based on forecasted liabilities and plan liquidity needs. The current target allocations for the U.S. management and represented pension plan assets are 40% in public equity securities, 52.5% in fixed-income securities, and 7.5% in real estate securities. The equity investment target allocation is equally divided between U.S. and non-U.S. securities. The fixed-income allocation is primarily directed toward long-term core bond investments, with smaller allocations to Treasury Inflation-Protected Securities and high-yield bonds.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Our defined benefit pension plans’ weighted-average asset allocations by category were:

	Group
	Defined Benefit Pension Plans (%)
	November 2, 2014		November 3, 2013
	Actual	Target	Actual	Target
Equity investments	34	40	—	—
Fixed income	66	53	88	88
Real estate	—	7	—	—
Time deposits	—	—	2	2
Other	—	—	10	10

Total	100	100	100	100

Fair Value Measurement of Plan Assets

The following table presents the fair value of plan assets by major categories using the same three-level hierarchy described in Note 2. “Summary of Significant Accounting Policies” (in millions):

	Group
	Fair Value Measurements as of November 2, 2014
	Level 1		Level 2		Level 3
Cash and cash equivalents	27	(a)	—		—
Equity securities:
U.S. equity securities	142	(b)	—		—
Non-U.S. equity securities	97	(b)	—		—
Fixed-income securities:
U.S. treasuries	—		28	(c)	—
Corporate bonds	—		438	(c)	—
Asset-backed and mortgage-backed securities	—		6	(c)	—
Agency-backed bonds	—		2	(c)	—
Municipal bonds	—		26	(c)	—
Government bonds	—		29	(c)	—
Other types of investments:
Commingled funds—equities	—		145	(d)	—
Commingled funds—bonds	—		188	(e)	—

Total	266		862		—

(a)	Cash equivalents primarily include short-term investment funds which consisted of short-term money market instruments that are valued based on quoted prices in active markets.
(b)	These U.S. equity securities and non-U.S. equity securities are valued based on quoted prices in active markets.
(c)	These amount consists of investments that are traded less frequently than Level 1 securities and are valued using inputs that include quoted prices for similar assets in active markets and inputs other than quoted prices that are observable for the asset, such as interest rates, yield curves, prepayment speeds, collateral performance, broker/dealer quotes and indices that are observable at commonly quoted intervals.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

(d)	These amounts consist of investments in funds not registered with U.S. Securities and Exchange Commission, or SEC, with underlying investments primarily in publicly traded U.S. and non-U.S. equity securities, including securities with small and large market capitalization. The fair value was determined based on the net asset value per share of each investment at November 2, 2014. These funds are classified as Level 2 in the fair value hierarchy as the Company could redeem these investments with the sponsoring investment management organizations at November 2, 2014, and with at least monthly frequency on an ongoing basis.
(e)	These amounts consist of investments in funds not registered with the SEC with underlying investments primarily in Treasury Inflation-Protected Securities and high-yield bonds. The fair value was determined based on the net asset value per share of each investment at November 2, 2014. These funds are classified as Level 2 in the fair value hierarchy as the Company could redeem these investments with the sponsoring investment management organizations at November 2, 2014, and with at least monthly frequency on an ongoing basis.

Group
Fair Value Measurement as of November 3, 2013
Using Quoted Prices in Active Market for Identical Assets (Level 1)
Assets:
Fixed income	12

Total assets	12

Post-Retirement Benefit Plan Investment Policy

The Company’s overall investment strategy for the group life insurance plan is to allocate assets in a manner that seeks to both maximize the safety of promised benefits and minimize the cost of funding those benefits. The target asset allocation for plan assets reflects a risk/return profile that the Company believes is appropriate relative to the liability structure and return goals for the plan. The Company periodically reviews the allocation of plan assets relative to alternative allocation models to evaluate the need for adjustments based on forecasted liabilities and plan liquidity needs. The Company sets the overall portfolio allocation and uses an investment manager that directs the investment of funds consistent with that allocation. The investment manager invests the plan assets in index funds that it manages. The current target allocations for the plan assets are 40% in equity securities and 60% in fixed-income securities. The equity investment target allocation is equally divided between U.S. and non-U.S. equity securities.

The plan assets were classified as Level 2 and the fair values by asset category were as follows:

	November 2, 2014
	Actual	Target
	%	%
Commingled funds—U.S. equities	20	30
Commingled funds—Non-U.S. equities	20	10
Commingled funds—bonds	60	60

Total	100	100

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Assumptions

The assumptions used to determine the benefit obligations and expense for our defined benefit and post-retirement benefit plans are presented in the table below. The expected long-term return on assets shown in the table below represents an estimate of long-term returns on investment portfolios primarily consisting of combinations of debt, equity and other investments, depending on plan. We consider long-term rates of return, which are weighted based on the asset classes (both historical and forecasted) in which we expect the pension and post-retirement funds to be invested. Discount rates reflect the current rate at which defined benefit and post-retirement benefit obligations could be settled based on the measurement dates of the plans, which in each case is our financial year end. The range of assumptions that are used for defined benefit pension plans reflects the different economic environments within various countries.

	Group		Group
	Assumptions for Benefit Obligation		Assumptions for Expense
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
	%	%	%	%
Defined benefit pension plans:
Discount rate	1.00-4.10	1.00-4.75	1.00-4.75	1.25-4.25
Average increase in compensation levels	2.50-6.00	2.50-4.00	2.50-6.00	2.00-5.00
Expected long-term return on assets	N/A	N/A	1.50-7.30	2.00-3.00

Post-retirement benefits plan:
Discount rate	3.80-4.40	4.00	4.25-4.60	3.50
Average increase in compensation levels	3.50	N/A	3.50	N/A
Expected long-term return on assets	N/A	N/A	5.40	N/A
Current medical cost trend rate	8.00	8.33	8.33	8.67
Ultimate medical cost trend rate	3.50	3.50	3.50	3.50
Medical cost trend rate decreases to ultimate trend rate in year	2031	2031	2031	2031

Changes in the assumed health care cost trend rates could have a significant effect on the amounts reported for the U.S. post-retirement medical benefit plans. A one percentage point change in the assumed healthcare cost trend rates for the financial year ended November 2, 2014 would have the following effects:

	1% Increase	1% Decrease
Effect on U.S. post-retirement medical benefit obligation (in millions)	1	(1)
Percentage effect on U.S. post-retirement medical benefit obligation	2	(2)

A one percentage point increase or decrease in our healthcare cost trend rates would have increased or decreased the service and interest cost components of the net periodic benefit cost by an immaterial amount.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

7. Borrowings

Convertible Senior Notes

On May 6, 2014, we completed our private placement of $1 billion of 2% Convertible Senior Notes due 2021, to two entities affiliated with Silver Lake Partners, or the Purchasers, the proceeds of which were used to fund the LSI acquisition. The Convertible Notes are the Company’s unsecured senior obligations. The Convertible Notes will mature on August 15, 2021, unless repurchased, redeemed or converted in accordance with their terms prior to such date. The Convertible Notes pay interest semi-annually at a rate of 2% per year, payable in arrears on May 1 and November 1 of each year, beginning on November 1, 2014, up to and on the maturity date. Subject to any limitations set forth in the Indenture dated as of May 6, 2014 between the Company and U.S. Bank National Association relating to the Convertible Notes, or the Indenture, the Convertible Notes will be convertible at any time until the close of business on the scheduled trading day immediately preceding the maturity date. Upon conversion, the Convertible Notes may be settled in the Company’s ordinary shares, cash or a combination of cash and ordinary shares, at the Company’s option. The Convertible Notes were convertible at an initial conversion rate of 20.8160 ordinary shares per $1,000 principal amount of the Convertible Notes, which was equivalent to an initial conversion price of approximately $48.04 per ordinary share. The conversion rate is subject to adjustment under the terms of the Convertible Notes, including adjustments for quarterly cash dividends paid on the Company’s ordinary shares to the extent they exceed $0.27 per share. Holders of the Convertible Notes have the right to require the Company to repurchase all or some of their Convertible Notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change, as defined in the Indenture. In addition, upon the occurrence of a make-whole fundamental change, as defined in the Indenture, the Company may be required to increase the conversion rate for the Convertible Notes converted in connection with such a make-whole fundamental change. Prior to May 6, 2019, the Company may not redeem the Convertible Notes. Beginning May 6, 2019, the Company may, at its option, redeem the Convertible Notes, in whole or in part if the closing sale price, as defined in the Indenture, of the ordinary shares for 20 or more trading days, as defined in the Indenture, in the period of 30 consecutive trading days ending on the trading day immediately prior to the date on which the Company provides notice of such redemption exceeds 150% of the applicable conversion price in effect on each such trading day, at a redemption price equal to 100% of the principal amount of Convertible Notes being redeemed, together with accrued and unpaid interest to, but not including, the redemption date, as defined in the Indenture.

As a result of a quarterly dividends paid in excess of $0.27 per share on our ordinary shares after the date of issuance of the Convertible Notes, as of November 2, 2014, the conversion rate was adjusted to 20.8279 ordinary shares per $1,000 principal amount of the Convertible Notes, which is equivalent to a conversion price of approximately $48.01 per ordinary share.

In accordance with the authoritative accounting guidance, we classified $85 million, representing a portion of the proceeds from the Convertible Notes, as ordinary shares within shareholders’ equity. The $915 million carrying value of the long-term debt portion of the Convertible Notes as of May 6, 2014 was calculated as the present value of its contractual payment obligations using a discount rate of 3.32%. The $85 million difference between the principal amount of the Convertible Notes and the carrying value of the long-term debt, represents a debt discount on the issuance date. The debt discount is accreted as interest expense using the effective interest method through the contractual maturity date. During financial year 2014, the interest expense related to the Convertible Notes’ coupon interest rate of 2% and the accretion of the debt discount was $10 million and $5 million, respectively.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

The following table presents the components of the carrying value of the Convertible Senior Notes (in millions):

Group
November 2, 2014
Principal balance	1,000
Less: Debt discount(1)	80

Net carrying amount	920

(1)	The remaining debt discount as of November 2, 2014 will be accreted over a period of 6.8 years.

As of November 2, 2014, the outstanding principal amount of the Convertible Notes was $1,000 million. The estimated fair value of the Convertible Notes as of November 2, 2014 was $871 million, which was determined based on inputs that are observable in the market under Level 2 of the fair value hierarchy. At November 2, 2014, we were in compliance with the covenants relating to the Convertible Notes.

2014 Term Loan and Revolving Credit Facility

On May 6, 2014, Avago Technologies Finance Pte. Ltd., or AT Finance, and certain other subsidiaries of the Company entered into a credit agreement, referred to as the 2014 Credit Agreement. The 2014 Credit Agreement provides for a term loan facility of $4.6 billion, or the Term Loans, and a revolving credit facility, or the 2014 Revolving Credit Facility, which permits certain of our subsidiaries to borrow loan of up to $500 million for general corporate purposes, swingline loans of up to $75 million and for the issuance of letters of credit of up to $100 million, which, in the case of swingline loans and letters of credit reduce the available borrowing capacity under the 2014 Revolving Credit Facility on a dollar for dollar basis. The Term Loans have a term of seven years and the 2014 Revolving Credit Facility has a term of five years. The effective interest rate at November 2, 2014 for the Term Loans was 4.15%. As of November 2, 2014, $4.6 billion in Term Loans were outstanding. We had no borrowings outstanding under the 2014 Revolving Credit Facility. As of November 2, 2014, we were in compliance with the covenants described in the 2014 Credit Agreement.

Loans under the 2014 Credit Agreement will bear interest at a rate per annum equal to, at our option: (i) the greatest of, (a) the rate of interest per annum publicly announced from time-to-time by Deutsche Bank AG New York Branch as its prime rate in effect at its principal office in New York City, (b) the Federal Funds Effective Rate (as defined in the 2014 Credit Agreement) in effect on the relevant day plus 1/2 of 1% per annum, (c) the Adjusted LIBO Rate (as defined in the 2014 Credit Agreement) on the relevant day for a deposit in dollars with a maturity of one month plus 1% per annum and (d), with respect to term loans, 1.75%; or (ii) the interest rate per annum equal to the greater of (a) (x) the LIBO Rate for the Interest Period (as defined in the 2014 Credit Agreement) multiplied by (y) the Statutory Reserve Rate (as defined in the 2014 Credit Agreement) and (b) with respect to term loans, 0.75% per annum. The 2014 Credit Agreement includes (i) financial covenants requiring AT Finance to, at any time the 2014 Revolving Credit Facility is drawn by more than 30%, maintain a maximum first lien leverage ratio; (ii) customary restrictive covenants (subject, in each case, to certain exceptions and amounts) that limit AT Finance and its subsidiaries’ ability to, among other things, incur indebtedness, create liens, merge or consolidate with and into other persons, make acquisitions and sell assets; (iii) customary events of default, upon the occurrence of which, after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder and terminate the commitments; and (iv) customary representations and warranties. In addition, AT Finance has the ability, at any time, to increase the aggregate Term Loans and the

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

revolving credit commitments under the 2014 Credit Agreement from $5.1 billion to $6.7 billion, subject to the condition that no default or event of default shall have occurred and be continuing and other terms and conditions set forth in the 2014 Credit Agreement, and the receipt of sufficient commitments for such increase from the lenders.

The borrowers have agreed to pay the lenders a commitment fee at a rate per annum that varies based on total leverage ratio. The borrowers and certain other subsidiaries also entered into collateral and related agreements ancillary to the 2014 Credit Agreement.

Debt Issuance Costs

Unamortized debt issuance costs associated with our Term Loans and revolving credit facilities were $115 million at November 2, 2014 and are included in other current assets and other long-term assets on the consolidated balance sheets. For financial year 2014, amortization of debt issuance costs related to the Term Loans and 2014 Revolving Credit Facilities was $7 million and $2 million, respectively, and is reported as a component of interest expense in the consolidated statement of operations.

2013 Revolving Credit Facility

On May 6, 2014, in connection with entering into the 2014 Credit Agreement, we terminated our previous $575 million senior unsecured revolving credit facility and the related credit agreement, or the 2013 Credit Facility. There were no outstanding loan borrowings under this facility at the time of termination. The remaining balance of debt issuance costs for the 2013 Credit Facility is being amortized as a component of interest expense over the term of our new 2014 Revolving Credit Facility.

Future Principal Payments of Debt

At November 2, 2014, future principal payments for our outstanding term loan under the 2014 Credit Agreement and the Convertible Notes, including the current portion, are summarized as follows (in millions):

Financial year	Group
2015	46
2016	46
2017	46
2018	46
2019	46
Thereafter	5,359

5,589

Interest Expense

The Group’s interest expense of $110 million and $2 million for the financial years ended November 2, 2014 and November 3, 2013, respectively, consisted primarily of (i) cash interest expense for the Convertible Notes and Term Loans under the 2014 Credit Agreement, (ii) commitment fees related to 2014 Revolving Credit Facility under the 2014 Credit Agreement and the 2011 Credit Agreement, (iii) amortization of debt issuance costs related to Term Loans under the 2014 Credit Agreement and 2014 Revolving Credit Facility and (iv) accretion of debt discount related to the Convertible Notes.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

8. Shareholders’ Equity

On October 30, 2013, we filed a shelf registration statement on Form S-3 with the SEC, through which we or selling securityholders may sell from time to time any combination of ordinary shares, debt securities, warrants, rights, purchase contracts and units, in one or more offerings. On August 21, 2014, we filed a shelf registration statement on Form S-3 with the SEC, through which selling securityholders may sell from time to time the Convertible Notes and our ordinary shares issuable upon conversion of the Convertible Notes, if any.

Group and Company

All issued ordinary shares are fully paid. There is no par value for these ordinary shares.

Share Repurchase Program

On April 10, 2013, the Board authorized the Company to repurchase up to 20 million of its ordinary shares, or the 2013 share repurchase program. This program replaced the expired 2012 share repurchase program. The 2013 share repurchase program expired on April 8, 2014. Share repurchases under the program were made in the open market. All repurchased shares were immediately retired. Under the 2013 share repurchase program, the Company repurchased 1.9 million shares for $71 million at a weighted average purchase price per share of $38.35 during financial year 2013. Under our 2013 share repurchase program, the Company repurchased 0.3 million shares for $12 million at a weighted-average purchase price per share of $43.50 during financial year 2014.

At the Company’s 2014 annual general meeting of shareholders on April 9, 2014, shareholders approved the Company’s 2014 share purchase mandate pursuant to which the Company is authorized, upon the approval of the Board, to repurchase up to approximately 25 million of its ordinary shares in open market transactions or pursuant to equal access schemes, up to the date on which the Company’s 2015 annual general meeting of shareholders is held or required by law to be held. As of the date of this Annual Report on Form 10-K, the Board had not approved any repurchases of the Company’s ordinary shares pursuant to the 2014 share purchase mandate. No shares were repurchased during financial year 2014 under the 2014 share purchase mandate.

Dividends

During financial year 2014, aggregate cash dividends of $1.13 per share were declared and paid on the Company’s outstanding ordinary shares, resulting in payments to our shareholders of an aggregate of $284 million. During financial year 2013, aggregate cash dividends of $0.80 per share were declared and paid on the Company’s outstanding ordinary shares, resulting in payments to our shareholders of an aggregate of $198 million.

Equity Incentive Award Plans

Effective December 1, 2005, we adopted two equity-based compensation plans, the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, or the Executive Plan, and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, or the Senior Management Plan and, together with the Executive Plan, the Pre-IPO Equity Incentive Plans, which authorized the grant of options and share purchase rights covering up to 30 million ordinary shares. With effect from our IPO in August 2009, we are no longer permitted to make any further grants under the Pre-IPO Equity Incentive Plans.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Options issued under the Executive Plan generally vest at a rate of 20% per year based on the passage of time, and the passage of time and attaining certain performance criteria, in each case subject to continued employment. Those options subject to vesting based on the passage of time may accelerate by one year upon certain terminations of employment. Options issued under the Senior Management Plan, generally vest at a rate of 20% per year based on the passage of time and continued employment.

Options issued under the Pre-IPO Equity Incentive Plans, generally expire ten years following the date of grant unless granted to a non-employee, in which case the awards generally expire five years following the date of grant. All options awarded under these plans were granted with an exercise price equal to the fair market value on the date of grant.

In July 2009, our Board adopted, and our shareholders approved, the Avago Technologies Limited 2009 Equity Incentive Award Plan, or the 2009 Plan, to authorize the grant of options, share appreciation rights, restricted share units, dividend equivalents, performance awards, and other share-based awards. 20 million ordinary shares are initially reserved for issuance under the 2009 Plan, subject to annual increases starting in financial year 2012. The amount of the annual increase is equal to the least of (a) 6 million shares, (b) 3% of the ordinary shares outstanding on the last day of the immediately preceding financial year and (c) such smaller number of ordinary shares as determined by our Board. However, no more than 90 million ordinary shares may be issued upon the exercise of equity awards issued under the 2009 Plan.

The 2009 Plan became effective on July 27, 2009. Options issued to employees under the 2009 Plan prior to March 2011 generally expire ten years following the date of grant. With effect from March 2011, options issued to employees under the 2009 Plan generally expire seven years after the date of grant. Options awarded to non-employees under this plan generally expire after five years. Options issued to employees under the 2009 Plan generally vest over a four year period from the date of grant and are granted with an exercise price equal to the fair market value on the date of grant. Any share options cancelled or forfeited under the Pre-IPO Equity Incentive Plans after July 27, 2009 become available for issuance under the 2009 Plan. We also grant restricted share units, or RSUs, as part of our equity compensation programs under the 2009 Plan. An RSU is an equity award that is granted with an exercise price equal to zero and which represents the right to receive one of our ordinary shares immediately upon vesting. RSU awards granted to employees are generally time-based and vest over four years.

In connection with the LSI acquisition, we assumed the LSI 2003 Equity Incentive Plan, or the 2003 Plan, and outstanding unvested stock options and RSUs originally granted by LSI under the 2003 Plan that were held by continuing employees. At the time of the acquisition, these awards were converted to Avago stock options and RSUs, with adjustments made to the exercise price of stock options and the number of shares subject to stock options and RSU awards so that the intrinsic value of each award was approximately the same immediately before and immediately after the adjustment. These unvested stock options and RSUs will vest in accordance with their original terms, generally vesting in equal annual installments over a four-year period from the original grant date. Under the 2003 Plan, we may grant to former employees of LSI and other employees who were not employees of Avago at the time of the acquisition restricted stock awards, RSUs, stock options and stock appreciation rights with an exercise price that is no less than the fair market value of the stock on the date of grant. No participant may be granted stock options covering more than four million shares or more than an aggregate of one million shares of restricted stock and RSUs in any financial year.

Equity awards granted under the 2003 Plan following the LSI acquisition are expected to be on similar terms and consistent with similar grants made pursuant to the 2009 Plan.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

In connection with the LSI acquisition, we assumed unvested stock options and RSUs originally granted by LSI. These unvested stock options and RSUs will vest and become exercisable in accordance with their original terms. These awards generally vest in equal annual installments over a four-year period and expire seven years after the date.

A summary of option activity under our equity incentive award plans follows (in millions, except years and per share amounts):

	Group
	Awards Outstanding
	Number Outstanding	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Balance as of November 4, 2013	22	29.81
Assumed in LSI acquisition	1	40.26
Granted	13	65.79
Exercised	(5)	25.03
Cancelled	(2)	53.02

Balance as of November 2, 2014	29	44.97	4.85	1,209

Fully vested as of November 2, 2014	8	25.54	2.35	507
Fully vested and expected to vest as of November 2, 2014	28	44.34	4.78	1,171
Balance as of October 29,2012	20	22.45
Annual increase in shares available for issuance, per equity incentive plan terms	—
Granted	9	36.63
Exercised	(6)	16.02
Cancelled	(1)	27.57

Balance as of November 3, 2013	22	29.81	5.72	333

Fully vested as of November 3, 2013	7	20.44	5.14	164
Fully vested and expected to vest as of November 3, 2013	21	29.45	5.69	323

The total intrinsic value of options exercised during financial years 2014 and 2013 was $204 million and $130 million, respectively.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

The following table summarizes significant ranges of outstanding and exercisable option awards as of November 2, 2014 (in millions, except years and per share amounts):

	Group
	Awards Outstanding			Awards Exercisable
Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price per Share	Number Exercisable	Weighted- Average Exercise Price per Share
$1.25–20.00	3	0.06	11.93	3	11.99
$20.01–30.00	1	0.36	21.02	1	20.82
$30.01–40.00	13	4.81	35.57	4	34.53
$40.01–60.00	2	5.97	50.37	—	—
$60.01–70.00	5	6.34	62.13	—	—
$70.01–89.00	5	6.63	73.02	—	—

Total	29	4.85	44.97	8	25.54

A summary of RSU activity related to our equity incentive plans for the financial year ended November 2, 2014 is as follows (in millions, except years and per share amounts):

	Group
	RSU Awards Outstanding
	Number Outstanding	Weighted- Average Grant Date Fair Market Value	Weighted- Average Remaining Contractual Life (in years)
Balance as of November 3, 2013	2	34.38
Assumed in LSI acquisition	3	35.22
Granted	1	64.92
Vested	(1)	32.87
Forfeited	(1)	19.42

Balance as of November 2, 2014	4	48.82	2.72

Balance as of October 29, 2012	1	32.69
Granted	1	35.69
Vested	—	31.31
Forfeited	—	29.91

Balance as of November 3, 2013	2	34.38	2.84

Employee Share Purchase Plan

The ESPP provides eligible employees with the opportunity to acquire an ownership interest in Avago through periodic payroll deductions, based on a six-month look-back period, at a price equal to the lesser of 85% of the fair market value of the ordinary shares at either the beginning or ending of the relevant offering period. The ESPP is structured as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. However, the ESPP is not intended to be a qualified pension, profit sharing or stock bonus plan

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

under Section 401(a) of the Internal Revenue Code of 1986 and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The ESPP will terminate on July 27, 2019 unless sooner terminated. On the first day of Avago’s 2012 financial year, the number of available shares increased by 2 million shares in accordance with the terms set forth in the ESPP. Employees purchased 0.2 million shares in each of financial years 2014 and 2013 for $8 million in financial year 2014 and $7 million in financial year 2013.

Share-Based Compensation Expense

Share-based compensation expense consists of expense for time-based and market-based stock options and RSUs granted to both employees and non-employees as well as expense associated with ESPP.

We recognize compensation expense for time-based stock options based on the estimated grant date fair value method required under the authoritative guidance using Black-Scholes valuation model with a straight-line amortization method. Since the authoritative guidance requires that share-based compensation expense be based on awards that are ultimately expected to vest, estimated share-based compensation expense for such awards has been reduced for estimated forfeitures. Changes in the estimated forfeiture rates can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

Certain stock options granted during of financial year 2014 and 2013 included both service and market conditions. The fair value of these share price performance, or market-based, option awards is estimated on the date of grant using the Monte Carlo simulation technique. Assumptions utilized in the Monte Carlo simulation model follow the same methodology as our time-based option awards. Compensation expense for market-based option awards is amortized based upon a graded vesting method. We recorded $33 million and $5 million of expense related to market-based options during the financial year ended November 2, 2014 and November 3, 2013, respectively.

We recognize compensation expense for RSUs using the straight-line amortization method based on the fair value of RSUs on the date of grant. The fair value of RSUs is the closing market price of our ordinary shares on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. We recorded $43 million and $12 million of compensation expense related to RSUs for the financial year ended November 2, 2014 and November 3, 2013, respectively.

We recognized share-based compensation expense based on an estimate of the fair value of rights to purchase ordinary shares under the ESPP, and recognize this share-based compensation expense using the straight-line amortization method. We recorded $3 million of compensation expense related to the ESPP for each of the financial years ended November 2, 2014 and November 3, 2013. Share-based compensation expense in financial year 2014 included $22 million related to assumed LSI Stock options and RSUs.

The following table summarizes total share-based compensation expense for the financial years ended November 2, 2014 and November 3, 2013 (in millions):

	Group
	November 2, 2014	November 3, 2013
Cost of products sold	18	10
Research and development	57	30
Selling, general and administrative	78	37

Total share-based compensation expense	153	77

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

The weighted-average assumptions for our time-based options, ESPP rights and market-based stock options granted during the financial years ended November 2, 2014 and November 3, 2013 are as follows:

	Group
	Options
	November 2, 2014	November 3, 2013
Risk-free interest rate	0.5% -1.3%	1.0%
Dividend yield	1.7%	2.0%
Volatility	35.0%	48.0%
Expected term (in years)	1.9 - 4.3	5.0

	Group
	ESPP
	November 2, 2014	November 3, 2013
Risk-free interest rate	0.1%	0.1%
Dividend yield	1.8%	2.1%
Volatility	32.1%	44.0%
Expected term (in years)	0.5	0.5

	Group
	Market-Based Options
	November 2, 2014	November 3, 2013
Risk-free interest rate	2.3%	2.0%
Dividend yield	1.7%	2.2%
Volatility	45.0%	48.0%
Expected term (in years)	7.0	7.0

The dividend yields for financial years 2014 and 2013 were based on the historical and expected dividend payouts as of the respective option grant dates. For financial year 2014, expected volatility for time-based and market-based options was based on our own historical share price volatility or combining historical volatility of guideline publicly-traded companies and our own historical share price volatility over the period commensurate with the expected life of the awards and the implied volatility from our own traded ordinary shares with a term of 180 days measured at a specific date. For financial year 2013, expected volatility was based on the combination of historical volatility of guideline publicly-traded companies and our own historical share price volatility over the period commensurate with the expected life of the awards and the implied volatility from traded options in guideline publicly-traded companies and our own shares with a term of 720 days or greater measured over the last three months.

The risk-free interest rate is derived from the average U.S. Treasury Strips rate during the period, which approximates the rate in effect at the time of grant. Our computation of expected term was based on other data, such as the data of peer companies and company-specific attributes that we believe could affect employees’ exercise behavior.

For financial year 2014, the expected term for time-based options was based on a weighted-average combining the average life of options that have already been exercised or cancelled with the expected life of all

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

unexercised options. The expected life for unexercised options is calculated assuming that the options will be exercised at the midpoint of the vesting date (if unvested) or the valuation date (if vested) and the full contractual term. Our computations of expected term for time-based options prior to financial year 2014 were based on data, such as the data of peer companies and company-specific attributes, which we believe could affect employees’ exercise behavior.

The expected life of market-based stock options valued using Monte Carlo simulation techniques is based upon the vesting dates forecasted by the simulation and then assuming that options which vest, and for which the market condition has been satisfied, are exercised at the midpoint between the forecasted vesting date and their expiration.

Based on the above assumptions, and not including options assumed as a result of the LSI acquisition, the weighted-average fair values of the time based options granted under our equity incentive award plans for financial years 2014 and 2013 was $17.49 and $12.77, respectively. The weighted-average fair value of time-based options assumed on May 6, 2014 from the LSI acquisition was $17.46 per share.

The weighted-average fair values of the market-based options for financial years 2014 and 2013 were $22.89 and $14.02, respectively.

The weighted-average fair values of the rights to purchase shares in the ESPP for financial years 2014 and 2013 were $16.31 and $11.78 per ordinary share, respectively.

Excluding RSUs assumed in the LSI acquisition, the weighted-average fair value of RSUs granted for financial years 2014 and 2013 were $65.15 and $35.69, respectively. The weighted-average per share fair value of RSUs assumed on May 6, 2014 from the LSI acquisition was $35.22. 4 million and 2 million RSUs were unvested as of November 2, 2014 and November 3, 2013, respectively.

Based on our historical experience of pre-vesting option cancellations, we have assumed an annualized forfeiture rate for our options of 5% and 6% for financial years 2014 and 2013, respectively. We have assumed an annualized forfeiture rate for RSUs of 2% and 5% for financial years 2014 and 2013, respectively. No forfeiture rates were assumed for ESPP purchase rights for financial years 2014 or 2013 because the forfeiture impact was not material for these periods. We will recognize additional expense if actual forfeitures are lower than we estimated, and will recognize a benefit if actual forfeitures are higher than we estimated.

Total compensation cost of options granted but not yet vested as of November 2, 2014 was $252 million, which is expected to be recognized over the remaining weighted-average service period of three years. The total grant-date fair value of options vested during financial years 2014 and 2013 were $75 million and $53, respectively. Total unrecognized compensation cost related to the ESPP as of November 2, 2014 was $1 million, which is expected to be recognized over the remaining four months of the current offering period under the ESPP. Total compensation cost related to unvested RSUs as of November 2, 2014 was $150 million, which is expected to be recognized over the remaining weighted-average service period of three years. The total grant-date fair value of RSUs vested during financial years 2014 and 2013 were $22 million and $4 million, respectively. The income tax benefits for share-based compensation expense were $42 million and $25 million for financial years 2014 and 2013.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

9. Income Taxes

Components of Income from Continuing Operations Before Income Taxes

Since we are incorporated in Singapore, domestic income reflects the results of operations based in Singapore. For financial reporting purposes, Income from continuing operations before income taxes included the following components (in millions):

	Group
	November 2, 2014	November 3, 2013
Domestic income	662	465
Foreign income (loss)	(320)	103

Income from continuing operations before income taxes	342	568

Components of Provision for Income Taxes

We have obtained several tax incentives from the Singapore Economic Development Board, an agency of the Government of Singapore, which provide that certain classes of income we earn in Singapore are subject to tax holidays or reduced rates of Singapore income tax. Each such tax incentive is separate and distinct from the others, and may be granted, withheld, extended, modified, truncated, complied with or terminated independently without any effect on the other incentives. In order to retain these tax benefits in Singapore, we must meet certain operating conditions specific to each incentive relating to, among other things, maintenance of a treasury function, a corporate headquarters function, specified intellectual property activities and specified manufacturing activities in Singapore. Some of these operating conditions are subject to phase-in periods through 2015.

The Singapore tax incentives are presently scheduled to expire at various dates generally between financial years 2015 and 2025. Renewals and extensions of such tax incentives are at the discretion of the Singapore government, and we may not be able to extend these tax incentive arrangements after their expiration on similar terms or at all. We may elect not to seek to renew or extend certain tax incentive arrangements.

In February 2010, the Malaysian government granted us a tax holiday on our qualifying Malaysian income, which is effective for ten years beginning with our financial year 2009. The tax incentives that we have negotiated in Malaysia are also subject to our compliance with various operating and other conditions.

For the financial years ended November 2, 2014 and November 3, 2013, the effect of all these tax incentives, in the aggregate, was to reduce the overall provision for income taxes and increase net income from what it otherwise would have been in such year by $99 million and $77 million, respectively, and increase diluted net income per share by $0.37 and $0.31, respectively.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Significant components of the provision for income taxes are as follows (in millions):

	Group
	November 2, 2014	November 3, 2013
Current tax expense:
Domestic	14	6
Foreign	111	32

	125	38

Deferred tax (benefit) expense:
Domestic	1	(1)
Foreign	(93)	(21)

	(92)	(22)

Total provision for income taxes	33	16

The provision for income taxes in financial year 2014 increased from the prior financial year 2013 primarily due to a change in the jurisdictional mix of income.

Rate Reconciliation

A reconciliation of the expected statutory tax rate to the actual, effective tax rate on income before income taxes is as follows:

	Group
	November 2, 2014	November 3, 2013
	%	%
Expected statutory tax rate	17.0	17.0
Foreign income taxed at different rates	21.1	(0.1)
Tax holidays and concessions	(29.2)	(13.5)
Other, net	(0.1)	(0.6)
Valuation allowance	0.8	—

Actual tax rate on income before income taxes	9.6	2.8

Summary of Deferred Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their basis for income tax purposes and the tax effects of net operating losses and tax credit carryforwards.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

The significant components of deferred tax assets and deferred tax liabilities included on the consolidated balance sheets were as follows (in millions):

	Group
	November 2, 2014	November 3, 2013
Deferred income tax assets:
Depreciation and amortization	2	1
Inventory	13	5
Trade accounts	7	2
Employee benefits	204	29
Share options	45	23
Net operating loss carryovers and credit carryovers	404	70
Other deferred income tax assets	72	6

Gross deferred income tax assets	747	136
Less: Valuation allowance	(120)	(17)

Deferred income tax assets	627	119

Deferred income tax liabilities:
Depreciation and amortization	66	78
Notes receivable	549	—
Other deferred income tax liabilities	2	2
Foreign earnings not permanently reinvested	7	3

Deferred income tax liabilities	624	83

Net deferred income tax assets	3	36

The above net deferred income tax assets have been reflected in the accompanying consolidated balance sheets as follows (in millions):

	Group
	November 2, 2014	November 3, 2013
Other current assets	69	32
Other current liabilities	(1)	(1)

Net current income tax assets	68	31

Other long-term assets	9	10
Other long-term liabilities	(74)	(5)

Net long-term income tax assets (liabilities)	(65)	5

The increase in valuation allowance from $17 million in financial year 2013 to $120 million in financial year 2014 is primarily related to the acquisition of LSI.

As of November 2, 2014, we had Singapore net operating loss carryforwards of $8 million, U.S. net operating loss carryforwards of $693 million, of which $15 million are related to excess tax deductions related to stock options, U.S. state net operating loss carryforwards of $1.26 billion, of which $52 million are related to excess tax deductions related to stock options, and other foreign net operating loss carryforwards of $4 million.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

The Singapore net operating losses have no limitation on utilization. U.S. federal and state net operating loss carryforwards, if not utilized, will begin to expire in financial years 2017 and 2016, respectively. The other foreign net operating losses expire in various financial years beginning 2018. As of November 2, 2014, we had $359 million and $39 million of U.S. federal and state research and development tax credits, respectively, which if not utilized, will begin to expire in financial year 2017.

The U.S. Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in the case of an “ownership change” of a corporation or separate return loss year limitations. Any ownership changes, as defined, may restrict utilization of carryforwards. As of November 2, 2014, we had approximately $678 million and $346 million of federal net operating loss and tax credit carryforwards, respectively, in the U.S. subject to an annual limitation and $15 million subject to separate return loss carryforward limitation. We do not expect these limitations to result in any permanent loss of our tax benefits.

As of November 2, 2014, we had unrecognized deferred tax assets of approximately $7 million attributable to excess tax deductions related to stock options, the benefit of which will be credited to equity when realized.

We consider all operating income of foreign subsidiaries not to be indefinitely reinvested outside Singapore. We have provided $7 million for foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, the cumulative amount of which is estimated to be $198 million and $106 million as of November 2, 2014 and November 3, 2013, respectively.

Uncertain Tax Positions

Gross unrecognized tax benefits increased by $450 million during financial year 2014, resulting in gross unrecognized tax benefits of $487 million as of November 2, 2014. The increase in gross unrecognized tax benefits is primarily a result of our acquisition of LSI. Uncertain tax positions assumed in connection with our acquisitions are initially estimated as of the acquisition date. We continue to re-evaluate these items with any adjustments to our preliminary estimates being recognized as goodwill provided that we are within the measurement period and we continue to collect information in order to determine their estimated values.

During financial year 2014, we recognized $14 million of previously unrecognized tax benefits as a result of the expiration of the statute of limitations for certain audit periods.

We recognize interest and penalties related to unrecognized tax benefits within the provision for income taxes line in the accompanying consolidated statement of operations. We recognized approximately $4 million of expense related to interest and penalties in financial year 2014. Accrued interest and penalties are included within other long-term liabilities in the consolidated balance sheets. As of November 2, 2014 and November 3, 2013, the combined amount of cumulative accrued interest and penalties was approximately $23 million and $4 million, respectively. The increase in cumulative accrued interest and penalties is primarily a result of our acquisition of LSI.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

A reconciliation of the beginning and ending balance of gross unrecognized tax benefits is summarized as follows (in millions):

	Group
	November 2, 2014	November 3, 2013
Beginning of financial year	37	27
Lapse of statute of limitations	(14)	(2)
Increases in balances related to tax positions taken during prior financial years (including those related to acquisitions made during the year)	410	9
Decrease in balances related to tax positions taken during prior financial years	(2)	—
Increases in balances related to tax positions taken during current financial year	56	3

End of financial year	487	37

A portion of our unrecognized tax benefits will affect our effective tax rate if they are recognized upon favorable resolution of the uncertain tax positions. As of November 2, 2014, approximately $469 million of the unrecognized tax benefits including accrued interest and penalties would affect our effective tax rate. As of November 3, 2013, approximately $35 million of the unrecognized tax benefits including accrued interest and penalties would affect our effective tax rate.

We are subject to Singapore income tax examination for financial years 2009 and later and in major jurisdictions outside Singapore for financial years 2008 and later. However, we are not under Singapore income tax examination at this time. We believe it is possible that we may recognize up to $10 million of our existing unrecognized tax benefits within the next 12 months as a result of lapses of statute of limitations for certain audit periods.

10. Segment Information

Reportable Segments

During the financial year 2014, we changed our organizational structure resulting in four reportable segments: wireless communications, wired infrastructure, enterprise storage, and industrial & other. These segments align with our principal target markets. The segments represent components of the Company for which separate financial information is available that is utilized on a regular basis by the Chief Executive Officer, who has been identified as the Chief Operating Decision Maker, or CODM, as defined by authoritative guidance on segment reporting, in determining how to allocate resources and evaluate performance. The segments are determined based on several factors, including client base, homogeneity of products, technology, delivery channels and similar economic characteristics. Prior financial years’ amounts have been revised to conform to the current year’s presentation.

Wireless Communications

We support the wireless communications industry with a broad variety of RF semiconductor devices that amplify, as well as selectively filter, RF signals. In addition to RF devices, we provide a variety of optoelectronic sensors for mobile handset applications.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Wired Infrastructure

In the storage and Ethernet networking markets, we supply transceivers that receive and transmit information along optical fibers. We also supply optical laser and receiver components to the access, metro and long-haul telecommunication markets. For enterprise networking and server input/output, or I/O, applications, we supply high speed serializer/deserializer, or SerDes, products integrated into application specific integrated circuits, or ASICs.

Enterprise Storage

This segment consists of LSI’s storage products and PLX’s PCIe, or Peripheral Component Interconnect Express, switches and bridges. LSI’s storage products enable secure movement of digital data to and from host machines such as servers, personal computers and storage systems to the underlying storage devices such as hard disk drives, or HDDs, and solid state drives, or SSDs. We provide read channel-based system-on-a-chip, or SoCs, and preamplifiers to HDD OEMs. We also provide custom flash controllers to SSD OEMs, and SAS and RAID controller and adapter solutions to server and storage system OEMs. PLX’s PCIe devices are interconnect semiconductors supporting the PCIe communication standards and are the primary interconnection mechanism inside computing systems.

Industrial & Other

We provide a broad variety of products for the general industrial and automotive markets. We offer optical isolators, or optocouplers, which provide electrical insulation and signal isolation. For industrial motors and robotic motion control, we supply optical encoders, as well as integrated circuits, or ICs, for the controller and decoder functions. For electronic signs and signals, we supply LED assemblies that offer high brightness and stable light output over thousands of hours, enabling us to support traffic signals, large commercial signs and other displays. For industrial networking, we provide faster optical transceivers using plastic optical fiber that enable quick and interoperable networking and factory automation.

Our CODM assesses the performance of each segment and allocates resources to those segments based on net revenue and income (loss) from operations and does not evaluate operating segments using discrete asset information. Income (loss) from operations by segment includes items that are directly attributable to each segment. Income (loss) from operations by segment also includes shared expenses such as global operations, including manufacturing support, logistics and quality control, which are allocated primarily based on headcount, expenses associated with our globally integrated support organizations, such as sales and corporate marketing functions, as well as finance, information technology, human resources, legal and related corporate infrastructure costs, along with certain benefit related expenses, which are allocated primarily based on a percentage of revenue, and facilities allocated based on square footage.

Unallocated Expenses

Unallocated expenses include amortization of intangible assets, share-based compensation expense, restructuring charges and acquisition-related costs, including charges related to inventory step-up to fair value, which are not used in evaluating the results of, or in allocating resources to, our segments. Acquisition-related costs include transaction costs and any costs directly related to the acquisition and integration of acquired businesses.

Depreciation expense directly attributable to each reportable segment is included in income (loss) from operations for each segment. However, the CODM does not evaluate depreciation expense by operating segment

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

and, therefore, it is not separately presented. The CODM also does not evaluate operating segments using discrete asset information. There was no inter-segment revenue. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

The following tables present our net revenue and income (loss) from operations by reportable segment (in millions):

	Wireless Communications	Wired Infrastructure	Enterprise Storage	Industrial & Other	Unallocated Expenses
Financial Year
Net revenue:
2014	1,689	1,151	867	562	—
2013	1,219	744	—	557	—

Income (loss)from operations:
2014	658	287	292	246	(1,045)
2013	337	160	—	243	(188)

The following table presents net revenue and long-lived asset information based on geographic region (in millions). Net revenue is based on the geographic location of the distributors, original equipment manufacturers or contract manufacturers who purchased the Company’s products, which may differ from the geographic location of the end customers. Long-lived assets include property, plant and equipment and are based on the physical location of the assets.

	Group
	November 2, 2014	November 3, 2013
Net revenue:
China	2,106	1,169
United States	486	368
Singapore	161	143
Rest of the world	1,516	840

	4,269	2,520

Long-lived assets:
United States	865	445
Malaysia	91	60
Singapore	52	45
Rest of the world	150	111

	1,158	661

11. Related Party Transactions

2% Convertible Senior Notes due 2021

On December 15, 2013, in connection with our agreement to acquire LSI, the Company entered into a Note Purchase Agreement with Silver Lake Partners IV, L.P, or SLP IV, and Deutsche Bank, A.G., Singapore Branch, as Lead Manager, or the Note Purchase Agreement, in connection with the private placement of the Convertible Notes. SLP IV is an investment fund affiliated with Silver Lake Partners, of which Kenneth Hao, one of our

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

directors, is a Managing Partner and Managing Director. SLP IV’s rights and obligations under the Note Purchase Agreement were thereafter assigned to and assumed by the Purchasers. We completed the private placement of the Convertible Notes on May 6, 2014, in connection with the acquisition of LSI.

In connection with the issuance of the Convertible Notes, the Company and SLP IV also entered into a Registration Rights Agreement pursuant to which SLP IV has certain registration rights with respect to the Convertible Notes and the ordinary shares of the Company issuable upon conversion of the Convertible Notes.

Silicon Manufacturing Partners Pte. Ltd.

As a result of the acquisition of LSI, we acquired a 51% equity interest in SMP, a joint venture with GLOBALFOUNDRIES. We have a take-or-pay agreement with SMP under which we have agreed to purchase 51% of the managed wafer capacity from SMP’s integrated circuit manufacturing facility and GLOBALFOUNDRIES has agreed to purchase the remaining managed wafer capacity. SMP determines its managed wafer capacity each year based on forecasts provided by the Company and GLOBALFOUNDRIES. If we fail to purchase our required commitments, we will be required to pay SMP for the fixed costs associated with the unpurchased wafers. GLOBALFOUNDRIES is similarly obligated with respect to the wafers allotted to it. The agreement may be terminated by either party upon two years written notice. The agreement may also be terminated for material breach, bankruptcy or insolvency.

During financial years 2014 and 2013, in the ordinary course of business, we purchased from, or sold to, several entities, for which one of our directors also serves or served as a director, including KLA-Tencor Corporation, Qlogic Corporation, Smart Modular Technologies, Smart Storage Systems, Dell Inc., eSilicon Corporation, Wistron Corporation, and Kulicke & Soffa Industries, Inc. (of which one of our directors is also the Chief Executive Officer). The following tables summarize the transactions with these parties, including SMP, for the indicated periods (for the portion of such period that they were considered related).

Aggregate transactions and balances with our related parties were as follows (in millions):

	Group
	November 2, 2014	November 3, 2013
Total net revenue(1)(2)	78	21
Total costs and expenses(2)(3)	42	2

Total receivables(1)	14		*
Total payables(3)	8		*
Carrying value of Convertible Notes and accrued interest	930	—

*	Represents amounts less than $0.5 million.
(1)	Amounts include net revenue and accounts receivable balances for transactions with Wistron Corporation through the three financial quarters ended and as of August 4, 2013, after which Wistron Corporation ceased to be a related party.
(2)	Amounts include net revenue, cost and expenses for transactions with eSilicon Corporation through the two financial quarters ended May 5, 2013, after which eSilicon Corporation ceased to be a related party.
(3)	The Company purchased $30 million of inventory from SMP for financial year 2014. As of November 2, 2014, the amount payable to SMP was $8 million.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Compensation earned by Mr. Tan, our employee director, for the financial year ended November 2, 2014 consisted of $2.7 million of cash compensation and benefits and 0.75 million options and RSUs, granted by the Company. Compensation earned by Mr. Tan for the financial year ended November 3, 2013 consisted of $1.8 million of cash compensation and benefits and 1.9 million options and RSUs, granted by the Company

12. Commitments and Contingencies

Commitments

The following table summarizes contractual obligations and commitments as of November 2, 2014 (in millions):

	Group
	Total	2015	2016		2017		2018		2019		Thereafter
Debt Principal, Interest and Fees	6,853	238	231		239		237		234		5,674
Purchase commitments	638	616	15		5		2		—		—
Other contractual commitments	193	56	45		37		37		18		—
Operating leases Obligations	135	27	19		14		12		9		54
Pension Plan Contributions	62	62		*		*		*		*		*

*	We have pension plans covering certain U.S. and non-U.S. employees. Although additional future contributions will be required, the amount and timing of these contributions will be affected by actuarial assumptions, the actual rate of return on plan assets, the level of market interest rates, legislative changes and the amount of voluntary contributions to the plans. The amount shown in the table represents our planned contributions to our pension plans within a year. Because any contributions for financial year 2016 and later will depend on the value of the plan assets in the future and thus are uncertain, we have not included any amounts for financial year 2016 and beyond in the above table.

Debt Principal, Interest and Fees

Represents principal, interest and commitment fees payable on borrowings and credit facilities under the 2014 Credit Agreement and principal and interest payable on the Convertible Notes.

Purchase Commitments

Represents unconditional purchase obligations that include agreements to purchase goods or services, primarily inventory, that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

We also make capital expenditures from a variety of vendors in connection with the expansion of our Fort Collins, Colorado, internal fabrication facility. These purchases are typically conducted on a purchase order basis and the amount shown in the table includes $128 million in cancelable and non-cancelable outstanding purchase obligations under such purchase orders as of November 2, 2014.

Under our take-or-pay agreement with SMP, we have agreed to purchase 51% of the managed wafer capacity from SMP’s IC manufacturing facility. If we fail to purchase our required commitments, we will be required to pay SMP for the fixed costs associated with the unpurchased wafers.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Other Contractual Commitments

Represents amounts payable pursuant to agreements related to outsourced IT, human resources, financial infrastructure outsourcing services and other service agreements.

Operating Lease Obligations

Represents real property and equipment leased from third parties under non-cancelable operating leases. Rent expense was $42 million and $12 million for financial years 2014 and 2013, respectively.

Pension Plan Contributions

Represents our planned minimum contributions to pension plans assumed by us in connection with the LSI acquisition.

Standby Letters of Credit

As of November 2, 2014 and November 3, 2013, we had outstanding obligations relating to standby letters of credit of $10 million and $4 million, respectively. Standby letters of credit are financial guarantees provided by third parties for leases, customs, taxes and certain self-insured risks. If the guarantees are called, we must reimburse the provider of the guarantees. The fair values of the letters of credit approximate the contract amounts. The standby letters of credit generally renew annually.

Contingencies

From time to time, we are involved in litigation that we believe is of the type common to companies engaged in our line of business, including commercial disputes, employment issues and disputes involving claims by third parties that our activities infringe their patent, copyright, trademark or other intellectual property rights. Legal proceedings are often complex, may require the expenditure of significant funds and other resources, and the outcome of litigation is inherently uncertain, with material adverse outcomes possible. Intellectual property claims generally involve the demand by a third-party that we cease the manufacture, use or sale of the allegedly infringing products, processes or technologies and/or pay substantial damages or royalties for past, present and future use of the allegedly infringing intellectual property. Claims that our products or processes infringe or misappropriate any third-party intellectual property rights (including claims arising through our contractual indemnification of our customers) often involve highly complex, technical issues, the outcome of which is inherently uncertain. Moreover, from time to time we pursue litigation to assert our intellectual property rights. Regardless of the merit or resolution of any such litigation, complex intellectual property litigation is generally costly and diverts the efforts and attention of our management and technical personnel.

Lawsuits Relating to the Acquisition of PLX

In June and July 2014, four lawsuits were filed in the Superior Court for the State of California, County of Santa Clara challenging our acquisition of PLX. On July 22, 2014, the court consolidated these California actions under the caption In re PLX Technology, Inc. S’holder Litig., Lead Case No. 1-14-CV-267079 (Cal. Super. Ct., Santa Clara) and appointed lead counsel. That same day, the court also stayed the consolidated action, pending resolution of related actions filed in the Delaware Court of Chancery, described below.

Also in June and July 2014, five similar lawsuits were filed in the Delaware Court of Chancery. On July 21, 2014, the court consolidated these Delaware actions under the caption In re PLX Technology, Inc. Stockholders

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

Litigation, Consol. C.A. No. 9880-VCL (Del. Ch.), appointed lead plaintiffs and lead counsel, and designated an operative complaint for the consolidated action. On July 31, 2014, counsel for lead plaintiffs in Delaware informed the court that they would not seek a preliminary injunction, but intend to seek damages and pursue monetary remedies through post-closing litigation. Our acquisition of PLX closed on August 12, 2014.

On October 31, 2014, lead plaintiffs filed a consolidated amended complaint. This complaint alleges, among other things, that PLX’s directors breached their fiduciary duties to PLX’s stockholders by seeking to sell PLX for an inadequate price, pursuant to an unfair process, and by agreeing to preclusive deal protections in the merger agreement. Plaintiffs also allege that Potomac Capital Partners II, L.P., Deutsche Bank Securities, Avago Technologies Wireless (U.S.A.) Manufacturing, Inc. and the acquisition subsidiary aided and abetted the alleged fiduciary breaches. Plaintiffs also allege that PLX’s 14D-9 recommendation statement contained false and misleading statements and/or omitted material information necessary to inform the shareholder vote. The complaint seeks, among other things, monetary damages and attorneys’ fees and costs. On November 26, 2014, defendants filed motions to dismiss the complaint for failure to state a claim as a matter of law.

The Delaware class litigation is on-going.

Lawsuits Relating to the Acquisition of LSI

Fifteen purported class action complaints have been filed by alleged former stockholders of LSI against us. Eight of those lawsuits were filed in the Delaware Court of Chancery, and the other seven lawsuits were filed in the Superior Court of the State of California, County of Santa Clara on behalf of the same putative class as the Delaware actions, or the California Actions. On January 17, 2014, the Delaware Court of Chancery entered an order consolidating the Delaware actions into a single action, or the Delaware Action. These actions generally alleged that we aided and abetted breaches of fiduciary duty by the members of LSI’s board of directors in connection with the merger because the merger was not in the best interest of LSI, the merger consideration is unfair and certain other terms of the merger agreement were unfair. Among other remedies, the lawsuits sought to rescind the merger or obtain unspecified money damages, costs and attorneys’ fees.

On March 7, 2014, the parties to the Delaware Action reached an agreement in principle to settle the Delaware Action on a class wide basis, and negotiated a stipulation of settlement that was presented to the Delaware Court of Chancery on March 10, 2014. On March 12, 2014, the parties to the California Actions entered into a stipulation staying the California Actions pending resolution of the Delaware Action. On May 16, 2014, the plaintiffs in the Delaware Action filed a motion for final approval of the proposed settlement and award of attorneys’ fees and expenses with the Delaware Court of Chancery. On June 10, 2014, the Delaware court approved the settlement, including the payment of $2 million to counsel for the stockholders, entered final judgment and dismissed the case, or Order and Final Judgment. On July 10, 2014, a class member of the Delaware Action filed a notice of appeal from the Order and Final Judgment. We and our Board believe the appeal and underlying claims are entirely without merit and, in the event the settlement is overturned, we intend to vigorously defend these actions.

Other Matters

In addition to the matters discussed above, we are currently engaged in a number of legal actions in the ordinary course of our business.

We do not believe, based on currently available facts and circumstances, that the final outcome of any pending legal proceedings, taken individually or as a whole, will have a material adverse effect on our financial condition, results of operations or cash flows. However, lawsuits may involve complex questions of fact and law

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

and may require the expenditure of significant funds and other resources to defend. The results of litigation are inherently uncertain, and material adverse outcomes are possible. From time to time, we may enter into confidential discussions regarding the potential settlement of such lawsuits. Any settlement of pending litigation could require us to incur substantial costs and other ongoing expenses, such as future royalty payments in the case of an intellectual property dispute.

During the periods presented we have not recorded any accrual for loss contingencies associated with any legal proceedings, nor determined that an unfavorable outcome is probable. As a result, no amounts have been accrued or disclosed in the accompanying consolidated financial statements with respect to these legal proceedings, as potential losses for such matters are not considered probable and ranges of losses are not reasonably estimable. These matters are subject to many uncertainties and the ultimate outcomes are not predictable. There can be no assurances that the actual amounts required to satisfy any liabilities arising from the matters described above will not have a material adverse effect on our results of operations, financial position or cash flows.

Warranty

We accrue for the estimated costs of product warranties at the time revenue is recognized. Product warranty costs are estimated based upon our historical experience and specific identification of the products requirements, which may fluctuate based on product mix. Additionally, we accrue for warranty costs associated with occasional or unanticipated product quality issues if a loss is probable and can be reasonably estimated.

Other Indemnifications

As is customary in our industry and as provided for in local law in the United States and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, companies that purchase our businesses or assets and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material.

13. Restructuring Charges

We have initiated a series of restructuring activities intended to realign our operations to improve overall efficiency and effectiveness. The following is a summary of restructuring expenses recognized during financial year 2014:

•

In April 2014, we began the implementation of planned cost reduction and restructuring activities, primarily in our enterprise storage segment, in connection with the acquisition of LSI. We recognized $14 million and $106 million of employee termination costs related to this plan in cost of products sold and operating expenses, respectively. In addition, we recognized lease and other exit costs of $2 million and $15 million in cost of products sold and operating expenses, respectively.

•

In January 2014, we decided to close a fabrication facility in Italy as a result of the integration of CyOptics. This closure was substantially completed in the financial quarter ended August 3, 2014. We

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

recognized $5 million and $8 million of employee termination costs related to this plan in costs of products sold and operating expenses, respectively. In addition, we recognized $1 million and $2 million in cost of products sold and operating expenses, respectively, related to lease exit costs and asset impairment charges.

•	In August 2014, we recognized $4 million of employee termination costs in operating expenses in connection with the acquisition of PLX.

•

In addition, we incurred restructuring charges of $5 million in operating expenses primarily as a result of rationalizing research and development programs and continued alignment of our global manufacturing operations.

The following table sets forth significant restructuring activities during financial years 2014 and 2013 (in millions):

	Group
	Employee Termination Costs	Leases and Other Exit Costs		Total
Balance as of November 3, 2013	—	—
Liabilities assumed in LSI acquisition	5	4		9
Charges to cost of products sold	19	3	(b)	22
Charges to operating expenses(a)	131	19	(b)	150
Non-cash portion	—	(13	)(b)	(13)
Payments	(121)	(7)		(128)

Balance as of November 2, 2014(c)	34	6		40

Balance as of October 29, 2012	1	—		1
Charges to cost of products sold	1	—		1
Charges to operating expenses	2	—		2
Payments	(4)	—		(4)

Balance as of November 3, 2013	—	—		—

(a)	In connection with the sale of the Flash and Axxia Businesses, we recognized $10 million of employee termination costs, which are included in the table above and in loss from discontinued operations in the consolidated statement of operations.
(b)	Primarily includes losses and asset impairment charges related to restructured facilities.
(c)	The majority of the balance remaining for employee termination costs is expected to be paid by the third quarter of financial year 2015. The balance remaining for leases and other exit costs is expected to be paid during the remaining terms of the leases, which extend through financial year 2019.

14. Discontinued Operations

We continually evaluate our existing portfolio of businesses to maximize long-term shareholder value. Following our acquisition of LSI, on September 2, 2014, we sold the Flash Business to Seagate for $450 million. On November 18, 2014, we sold the Axxia Business to Intel for $650 million. We have presented the results of discontinued operations, including a gain on disposal, in loss from discontinued operations, net of income taxes in our consolidated statement of operations for financial year 2014. As of November 2, 2014, the assets of the Axxia Business were classified as assets held-for-sale on our consolidated balance sheet.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 2, 2014

As part of these transactions, we are providing transitional services to Seagate and Intel for a period of up to six months. The purpose of these services is to provide short-term assistance to the buyers in assuming the operations of the purchased businesses. We have determined that we do not have any material continuing involvement with the discontinued operations.

The following table summarizes the selected financial information of the Flash and Axxia Businesses included in discontinued operations in our consolidated statement of operations for financial year 2014 (in millions):

Group
For the period from May 6, 2014 to November 2, 2014
Net revenue	161

Loss from discontinued operations before gain on disposal and income taxes	(86)
Gain on disposal of discontinued operations	18
Benefit from income taxes	22

Loss from discontinued operations, net of income taxes	(46)

During financial year 2014, we recognized $10 million of restructuring expense as we terminated employees and $10 million of share-based compensation expense related to discontinued operations.

The gain on disposal of discontinued operations was calculated as the net sale price less the fair values of assets sold determined in the preliminary allocation of the recently completed LSI acquisition, adjusted for operating activity since May 6, 2014.

Assets classified as held-for-sale as of November 2, 2014 related to discontinued operations were as follows (in millions):

Inventory	14
Property, plant and equipment, net	22
Goodwill	91
Intangible assets, net	475

Total Axxia Business	602

The fair values were determined in the preliminary allocation of the LSI acquisition, adjusted for operating activity since May 6, 2014, and based on standard valuation techniques with inputs that are unobservable and significant to the overall fair value measurement. As such, assets held-for-sale were classified as Level 3 assets.

16. Subsequent Events

Sale of the Axxia Business

On November 18, 2014, we sold the Axxia Business to Intel for $650 million.

Cash Dividends Declared

On December 8, 2014, the Board declared an interim cash dividend of $0.35 per ordinary share payable on December 31, 2014 to shareholders of record on December 19, 2014.

APPENDIX B

DIRECTIONS TO AVAGO TECHNOLOGIES LIMITED

2015 ANNUAL GENERAL MEETING

Our subsidiary’s offices located at

1320 Ridder Park Drive, San Jose, CA

Coming North on US-880:

1.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

2.	Turn left onto Ridder Park Drive.

3.	Turn into the Avago Technologies campus, which is the second building on the right, at the main entrance sign.

Coming South on US-101:

1.	Exit onto US-880 North.

2.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

3.	Turn left onto Ridder Park Drive.

4.	Turn into the Avago Technologies campus, which is the second building on the right, at the main entrance sign.

Coming South on I-880:

1.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

2.	Turn left onto Ridder Park Drive.

3.	Turn into the Avago Technologies campus, which is the second building on the right, at the main entrance sign.

B-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

[REVERSE SIDE]

The board of directors of Avago Technologies Limited unanimously recommends a vote “FOR” the director nominees (Proposal Nos. 1(a) through 1(i)) and “FOR” Proposals No. 2, 3, 4 and 5.

1.	Election of Directors:	For	Against	Abstain

	(a) Mr. Hock E. Tan	☐	☐	☐

	(b) Mr. John T. Dickson	☐	☐	☐

	(c) Mr. James V. Diller	☐	☐	☐

	(d) Mr. Lewis C. Eggebrecht	☐	☐	☐

	(e) Mr. Bruno Guilmart	☐	☐	☐

	(f) Mr. Kenneth Y. Hao	☐	☐	☐

	(g) Ms. Justine F. Lien	☐	☐	☐

	(h) Mr. Donald Macleod	☐	☐	☐

	(i) Mr. Peter J. Marks	☐	☐	☐

		For	Against	Abstain

2.	To approve the re-appointment of PricewaterhouseCoopers LLP as Avago’s independent registered public accounting firm and independent Singapore auditor for the fiscal year ending November 1, 2015 and to authorize the Audit Committee to fix its remuneration.	☐	☐	☐

3.	To approve the general authorization for the directors of Avago to allot and issue ordinary shares, as set forth in Avago’s notice of, and proxy statement relating to, its 2015 Annual General Meeting.	☐	☐	☐

4.	To approve the Share Purchase Mandate authorizing the purchase or acquisition by Avago of its own issued ordinary shares, as set forth in Avago’s notice of, and proxy statement relating to, its 2015 Annual General Meeting.	☐	☐	☐

5.	To approve the cash compensation for Avago’s non-employee directors for services rendered by them through the date of Avago’s 2016 Annual General Meeting of Shareholders and for each approximately 12-month period thereafter, as set forth in Avago’s notice of, and proxy statement relating to, its 2015 Annual General Meeting.	☐	☐	☐

In their discretion, the Proxies, and each of them acting alone, are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Meeting Attendance	Yes	No
Please indicate if you plan to attend the meeting	☐	☐

Important Notice Regarding the Internet Availability of Proxy Materials for the 2015 Annual General Meeting of Shareholders: The notice, proxy statement and annual report to shareholders are available at http://investors.avagotech.com/phoenix.zhtml?c=203541&p=proxy.

Please note that if your shares are held in the name of a broker, trust, bank or other nominee, in order to be admitted to the 2015 Annual General Meeting you will also need to bring a letter or recent account statement from that broker, bank or other nominee that confirms that you are the beneficial owner of those shares, as well as a picture identification, such as a valid driver’s license or passport, for purposes of personal identification.

If you would like to reduce the costs incurred by Avago in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please contact Avago’s transfer agent, Computershare Investor Services at 1-800-431-7723 within the US, US Territories and Canada, or at +1-312-360-5193 outside the US, US Territories and Canada.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE

ENCLOSED ENVELOPE.

AVAGO TECHNOLOGIES LIMITED

(Incorporated in the Republic of Singapore)

(Company Registration Number 200510713C)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, being a member of Avago Technologies Limited (“Avago”), hereby appoints Hock E. Tan, Anthony E. Maslowski and Patricia H. McCall, or each of them acting alone, as proxies (the “Proxies”) of the undersigned, with full powers of substitution, and hereby authorizes the Proxies to represent and to vote, as designated on the reverse side, all of the ordinary shares of Avago owned by the undersigned entitled to vote at the 2015 Annual General Meeting of Shareholders of Avago to be held at 11:00 a.m. Pacific Time on April 8, 2015, at our subsidiary’s offices located at of 1320 Ridder Park Drive, San Jose, California 95131, U.S.A., and at any adjournment or postponement thereof.

This Proxy Card, when properly executed and returned in a timely manner, will be voted at the 2015 Annual General Meeting of Shareholders and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted “FOR” the Board nominees (Proposal Nos. 1(a) through 1(i)) and “FOR” Proposals No. 2, 3, 4 and 5, and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2015 Annual General Meeting of Shareholders.

The undersigned hereby acknowledges receipt of the Notice of the 2015 Annual General Meeting of Shareholders and the accompanying proxy statement.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, TO ARRIVE NOT LESS THAN 48 HOURS PRIOR TO THE TIME OF THE MEETING (OR WITHIN SUCH OTHER TIME AS MAY BE REQUIRED BY THE SINGAPORE COMPANIES ACT) OR SUCH LONGER PERIOD AS MAY BE SPECIFIED BY DTC PARTICIPANTS’ PROCEDURES.

This Proxy Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED